SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE BOEING COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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March 14, 2008

Dear Shareholder:

I am pleased to invite you to attend The Boeing Company’s 2008 Annual Meeting of Shareholders, which will be held on Monday, April 28, 2008, beginning at 10:00 a.m., Central time, in Chicago, Illinois. We will meet at The Field Museum, which is located at 1400 South Lake Shore Drive in Chicago.

Activities at the Annual Meeting will be limited to the items of business listed in the Notice of Annual Meeting of Shareholders. The following items of business will be presented:

(1)	election of eleven directors;

(2)	advisory vote on the appointment of the Company’s independent auditor; and

(3)	vote on seven shareholder proposals, if they are presented.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to complete the proxy card and return it promptly.

Very truly yours,

W. James McNerney, Jr.

Chairman of the Board, President and Chief Executive Officer

THE BOEING COMPANY

Boeing Corporate Offices

100 North Riverside Plaza, Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE/TIME	Monday, April 28, 2008, 10:00 a.m., Central time. Registration will begin at 8:30 a.m. The Annual Meeting will begin at 10:00 a.m. and conclude at 12:00 p.m.

PLACE	The Field Museum, 1400 South Lake Shore Drive, Chicago, Illinois 60605-2496.

AGENDA	1. Elect eleven persons to the Board of Directors for one-year terms expiring in 2009.
2. Cast an advisory vote on the appointment of Deloitte & Touche LLP as independent auditor.
3. Vote on shareholder proposal on disclosure of foreign military sales.
4. Vote on shareholder proposal on health care principles.
5. Vote on shareholder proposal on human rights policies.
6. Vote on shareholder proposal on independent lead director.
7. Vote on shareholder proposal on performance-based stock options.
8. Vote on shareholder proposal on advisory vote on named executive officer compensation.
9. Vote on shareholder proposal on future severance arrangements.
10. Transact any other business properly brought before the meeting.

RECORD DATE	You can vote if you were a shareholder at the close of business on February 28, 2008.

MEETING ADMISSION	Registered Shareholders. An admission ticket is attached to your proxy card. If you received proxy materials via the Internet, you may print an admission ticket from the Internet Voting Site. Please bring the admission ticket with you to the meeting.

Beneficial Shareholders. Shareholders whose stock is held by a broker or bank (often referred to as “holding in street name”) should come to the beneficial shareholders table. In order to be admitted, beneficial shareholders must bring account statements or letters from their brokers or banks showing that they owned Boeing stock as of February 28, 2008. In order to vote at the meeting, beneficial shareholders must bring legal proxies, which they can obtain only from their brokers or banks.

In all cases, shareholders must bring photo identification to the meeting for admission.

VOTING BY PROXY	Registered Shareholders and Participants in Savings Plans. Please vote:
1. By Toll-Free Telephone: Call l-800-652-VOTE (8683) to vote by phone;
2. By Internet: Go to the Internet Voting Site at www.investorvote.com/boeing to vote on the Internet; or
3. By Mail: Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked at any time prior to its exercise at the meeting.

Beneficial Shareholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors

Michael F. Lohr

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to Be Held on April 28, 2008.

This Proxy Statement and the 2007 Annual Report are available at:

www.edocumentview.com/boeing

i

THE BOEING COMPANY

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Monday, April 28, 2008

This Proxy Statement is issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of The Boeing Company for use at the Company’s 2008 Annual Meeting of Shareholders. We will begin distributing this Proxy Statement, a form of proxy and the 2007 Annual Report on or about March 14, 2008.

PROXIES AND VOTING AT THE MEETING

Holders of Boeing stock at the close of business on February 28, 2008 are entitled to receive Notice of the Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were approximately 761,284,274 shares of common stock outstanding and approximately 729,966,535 of those shares were eligible to vote. (The shares held in the ShareValue Trust for the Company’s ShareValue Plan are not entitled to vote, and shares issued in exchange for shares of Rockwell International Corporation or McDonnell Douglas Corporation that have not been exchanged are not eligible to vote.) There were 169,032 registered shareholders on the record date and approximately 708,368 beneficial shareholders whose shares were held in “street name” through a broker or bank.

Shares represented by a properly executed proxy will be voted at the Annual Meeting and, when instructions are given by the shareholder, will be voted in accordance with those instructions. If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board recommends a vote FOR Items 1 and 2 and AGAINST Items 3 through 9.

The Board of Directors is not aware of any business that may properly be brought before the Annual Meeting other than those matters described in this Proxy Statement. However, the enclosed proxy card gives discretionary authority to persons named on the proxy card to vote the shares in their best judgment if any matters other than those shown on the proxy card are properly brought before the Annual Meeting.

How to Vote

Your vote is important and we appreciate your prompt attention to it. Registered shareholders can vote by telephone, the Internet or mail, as described below. If you are a beneficial shareholder, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you.

Registered shareholders and savings plan participants may cast their vote by:

(1)	Signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope;

(2)	Accessing the Internet Voting Site at www.investorvote.com/boeing and voting by following the instructions provided on the website; or

(3)	Calling l-800-652-VOTE (8683) and voting by following the instructions provided on the phone line.

In order to vote via telephone or on the Internet, please have in front of you either your proxy card or, if you have consented to receive your materials electronically, your e-mail notification advising that materials are available online. A phone number and a website are contained on each of the documents. Upon entering either the phone number or the Internet address, you will be instructed on how to proceed.

Proxy cards will be sent to those persons having interests in Boeing stock through participation in the stock funds of the following Company benefit plans (“Plans”):

(1)	The Boeing Company Voluntary Investment Plan; and
(2)	BAO Voluntary Savings Plan.

The Plans listed above are sponsored by Boeing and its subsidiaries for their employees.

Shares of Boeing stock held in the Plans (“Plan Shares”) are registered in the name of the trustee. The participants do not have actual ownership of the Plan Shares and may not vote the Plan Shares directly at the Annual Meeting. However, Plan participants are allocated interests in the shares and may instruct the trustee how to vote such interests. The number of shares of Boeing stock shown on your proxy card includes all registered shares and Plan Shares. Plan Shares can be voted only by submitting proxy instructions, whether by telephone, the Internet or mailing in the printed proxy card; Plan Shares cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting. If you are a Plan participant, your proxy instructions must be received by the Plan trustee no later than midnight, Eastern time, on April 23, 2008.

The trustee will cast Plan Share votes according to the participants’ instructions. If no instructions are received, the trustee will vote the participants’ Plan Shares in accordance with the terms of the Plans, which means shares will be voted in the same manner and proportion as the shares with respect to which voting instructions have been received, unless contrary to applicable law.

Revocation of Proxies

A registered shareholder may revoke a properly executed proxy at any time before its exercise by:

•	Delivering timely written notice of revocation to the Corporate Secretary;

•	Timely delivery of another proxy that is dated later than the original proxy;

•	Attending the Annual Meeting and giving notice of revocation to an Inspector of Election; or

•	Attending the Annual Meeting and voting by ballot.

Beneficial shareholders cannot revoke their voting instructions in person at the Annual Meeting because the actual shareholders of record, brokers or banks, will not be present. Beneficial shareholders wishing to change their votes after returning voting instructions to their brokers or banks should contact the brokers or banks directly.

Vote Required

Vote Required for Quorum and Director Elections

The presence at the Annual Meeting, in person or by duly authorized proxy, of the holders of one-third of the outstanding shares of stock entitled to vote constitutes a quorum for the transaction of business. Each share of Boeing stock entitles the holder to one vote on each matter presented for shareholder action. The Board of Directors has adopted a majority vote standard in uncontested director elections. Because the Company did not receive advance notice under its By-Laws of any shareholder nominees for directors, the 2008 election of directors is an uncontested election. To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions will have no effect on the election of directors since only votes “For” or “Against” a nominee will be counted.

Effect of an Incumbent Director Not Receiving the Required Vote

Boeing is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s death, resignation or retirement. To address this potential outcome, the Board has also adopted a director resignation and recusal policy in the Company’s Corporate Governance Principles.

Under this policy, the Board of Directors will nominate for directors only those incumbent candidates who tender, in advance, irrevocable resignations, and the Board has obtained such conditional resignations from this year’s nominees. The irrevocable resignations will be effective upon the failure to receive the required vote at any annual meeting at which directors are nominated for re-election and Board acceptance of the resignations. The Governance, Organization and Nominating Committee will recommend to the Board whether to accept or reject a tendered resignation. The Board will publicly disclose its decision within 90 days following certification of the shareholder vote. In addition, the director whose resignation is under consideration will not participate in the recommendation of the Governance, Organization and Nominating Committee with respect to the resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

Vote Required for Other Proposals

With respect to each of the proposals other than the election of directors (i.e., Items 2-9), shareholders may vote in favor of the proposal or against the proposal, or abstain from voting. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required under Delaware law for approval of Items 2-9.

A shareholder who signs and submits a ballot or proxy is “present,” so an abstention will have the same effect as a vote against Items 2-9.

Under the rules of the New York Stock Exchange (“NYSE”), if your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and Item 2, even if it does not receive voting instructions from you. Items 3-9 are “non-discretionary,” meaning that brokers who hold shares for the accounts of their clients and who have not received instructions from their clients do not have discretion to vote on those items. When a broker votes a client’s shares on some but not all of the proposals at the Annual Meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the Annual Meeting but are not considered “present” for purposes of voting on the non-discretionary items.

Expenses of Solicitation

All expenses for soliciting proxies will be paid by the Company, which has retained Georgeson Inc. (“Georgeson”), 199 Water Street, 26th Floor, New York, New York 10038, to aid in the solicitation of proxies, for fees of approximately $15,000, plus additional expenses of approximately $110,000. Proxies may be solicited by personal interview, mail and telephone. Georgeson has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse such parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

Voting Results

The Company will announce preliminary voting results at the Annual Meeting. Final official results will be printed in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2008 (available at www.sec.gov and www.boeing.com).

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

ITEM 1.  ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR ALL NOMINEES.

The Board of Directors of the Company, pursuant to the By-Laws, has determined that the number of directors of the Company will be twelve, which number will be reduced to eleven upon the retirement of Rozanne L. Ridgway. Board policy requires each nonemployee director to retire at the annual meeting following that director’s 72nd birthday. Having reached the mandatory retirement age of 72, Ms. Ridgway will not stand for re-election in 2008.

Pursuant to the By-Laws, each director is elected annually to a one-year term. Directors in this uncontested election will be elected if the director receives more “For” votes than “Against” votes. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified or until his or her death, resignation or retirement. If any nominee is unable to serve, proxies will be voted for the election of such person as shall be designated by the Board of Directors unless the Board chooses to reduce the number of directors serving on the Board.

The Board of Directors has proposed the eleven nominees listed below for election as directors at the Annual Meeting with one-year terms expiring in 2009. Except as otherwise specified in a proxy, proxies will be voted for these nominees.

The Governance, Organization and Nominating Committee of the Board of Directors identifies and recommends to the Board the nominees to fill any vacancies on the Board and nominees to be proposed by the Board as candidates for election as directors. The Committee frequently works with a third-party search firm to identify potential candidates to sit on the Board. Retired Marine Corps General James L. Jones, one of the Company’s two new directors, was identified as a potential candidate by the Lead Director and the Chair of the Governance, Organization and Nominating Committee. Edward M. Liddy, the other new director, was identified as a potential candidate by the members of the Governance, Organization and Nominating Committee. Gen. Jones and Mr. Liddy met the Committee’s candidate criteria and were interviewed by representatives of the Company and the Board. Based on these interviews, Gen. Jones and Mr. Liddy were selected by the Committee and approved by the Board. Gen. Jones and Mr. Liddy were named directors by the Board effective June 21, 2007 and August 28, 2007, respectively, and they are standing for election for the first time. As discussed in further detail below on page 9, the Board has determined that each of the nominees for director meets the criteria for independence prescribed by the NYSE listing standards and has either no relationships with the Company (other than being a director and shareholder of the Company) or only immaterial relationships with the Company, except W. James McNerney Jr., who is not an independent director because he is President and Chief Executive Officer of the Company.

NOMINEES FOR DIRECTOR

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

John H. Biggs	Former Chairman and Chief Executive Officer, Teachers Insurance and Annuity Association-College Retirement Equities Fund (“TIAA-CREF”). Mr. Biggs served as Chairman and Chief Executive Officer of TIAA-CREF (national teachers’ pension fund) from January 1993 until November 2002. Mr. Biggs is not on the board of any public company in addition to The Boeing Company. He is also a director of the National Bureau of Economic Research, a trustee of Washington University in St. Louis and a member of the Advisory Council of the Public Company Accounting Oversight Board. Mr. Biggs is Chair of the Audit Committee and a member of the Finance Committee.	71	1997

John E. Bryson	Chairman of the Board, President and Chief Executive Officer, Edison International. Mr. Bryson has served as Chairman of the Board, President and Chief Executive Officer of Edison International (electric power generator and distributor), the parent company of Southern California Edison, since 1990. Mr. Bryson is on the board of the following public company in addition to The Boeing Company and Edison International: The Walt Disney Company. He is also a trustee of the California Institute of Technology and the W.M. Keck Foundation and a director of the California Endowment. Mr. Bryson is a member of the Compensation Committee and the Governance, Organization and Nominating Committee.	64	1995

Arthur D. Collins, Jr.	Chairman of the Board, Medtronic, Inc. Mr. Collins has served as Chairman of the Board of Medtronic, Inc. (medical device and technology company) since April 2002. At Medtronic, Mr. Collins was also Chairman and Chief Executive Officer from May 2002 to August 2007, President and Chief Executive Officer from April 2001 to May 2002, President and Chief Operating Officer from August 1996 to April 2001, Chief Operating Officer from January 1994 to August 1996, and Executive Vice President of Medtronic and President of Medtronic International from June 1992 to January 1994. He was Corporate Vice President of Abbott Laboratories (health care products) from October 1989 to May 1992 and Divisional Vice President of that company from May 1984 to October 1989. Mr. Collins is on the board of the following public company in addition to The Boeing Company and Medtronic: U.S. Bancorp. He is also on the board of Cargill, Inc., a private company, and a member of the Board of Overseers of The Wharton School at the University of Pennsylvania. Mr. Collins is a member of the Audit Committee and the Finance Committee.	60	2007

Linda Z. Cook	Executive Director Gas & Power, Royal Dutch Shell plc. Ms. Cook was appointed Executive Director of Royal Dutch Shell plc (oil, gas and petroleum) in 2005. Prior to that, she was Managing Director, Royal Dutch Petroleum Company, since August 2004. Previously, she served as President and Chief Executive Officer and a member of the Board of Directors of Shell Canada Limited from August 2003 until August 2004. She served as Chief Executive Officer for Shell Gas & Power from January 2000 through July 2003. Ms. Cook is a member of the Society of Petroleum Engineers and the China Development Forum. Ms. Cook is not on the board of any public company in addition to The Boeing Company and Royal Dutch Shell plc. Ms. Cook is a member of the Audit Committee and the Finance Committee.	49	2003

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

William M. Daley	Head of the Office of Corporate Social Responsibility and Chairman of the Midwest Region for JPMorgan Chase & Co. Mr. Daley has served as Head of Corporate Social Responsibility for JPMorgan Chase & Co. (banking and financial services) and on its Operating Committee since June 2007. He has also served as Chairman of the Midwest Region for JPMorgan Chase & Co. and on its Executive Committee and International Committee since May 2004. He served as the U.S. Secretary of Commerce from January 1997 to June 2000. Mr. Daley served as President, SBC Communications, Inc. (diversified telecommunications) from December 2001 to May 2004. He was Vice Chairman of Evercore Capital Partners L.P. from January to November 2001. From June to December 2000, Mr. Daley served as Chairman of Vice President Albert Gore’s 2000 presidential election campaign. Mr. Daley is on the board of the following public company in addition to The Boeing Company: Abbott Laboratories. Mr. Daley is a member of the Finance Committee and the Special Programs Committee.	59	2006

Kenneth M. Duberstein	Chairman and Chief Executive Officer, The Duberstein Group. Mr. Duberstein has served as Chairman and Chief Executive Officer of The Duberstein Group (consulting firm) since 1989. He was White House Chief of Staff in 1988 and 1989. Mr. Duberstein is on the boards of the following public companies in addition to The Boeing Company: ConocoPhillips, Mack-Cali Realty Corporation and The Travelers Companies, Inc. Mr. Duberstein is the Lead Director, Chair of the Compensation Committee and a member of the Governance, Organization and Nominating Committee.	63	1997

James L. Jones	Retired Marine Corps General, former Supreme Allied Commander Europe, and Commander of the United States European Command. General Jones served as the Supreme Allied Commander Europe, and Commander of the United States European Command from January 2003 to February 2007. Previously, Gen. Jones served as the 32nd Commandant of the United States Marine Corps from July 1999 to January 2003. Gen. Jones has served as President and Chief Executive Officer of the Institute for 21st Century Energy, an affiliate of the U.S. Chamber of Commerce, since March 2007 and Special Envoy for Middle East Security since November 2007. Gen. Jones is on the board of the following public company in addition to The Boeing Company: Invacare Corporation. Gen. Jones is a member of the Audit Committee, the Finance Committee and the Special Programs Committee.	64	2007

Edward M. Liddy	Chairman of the Board of The Allstate Corporation. Mr. Liddy has served as Chairman of the Board of The Allstate Corporation (insurance) since January 1999. He served as chief executive officer of Allstate from January 1999 to December 2006, president from January 1995 to May 2005, and chief operating officer from August 1994 to January 1999. Mr. Liddy will retire as Chairman of Allstate on April 30, 2008 and subsequently will become a partner in the private equity investment firm of Clayton, Dubilier & Rice, Inc. Mr. Liddy is on the boards of the following public companies in addition to The Boeing Company and Allstate: 3M Company and The Goldman Sachs Group Inc. He also is chairman emeritus of Northwestern Memorial Hospital and serves on the boards of Northwestern University and the Museum of Science and Industry. Mr. Liddy is a member of the Compensation Committee and the Governance, Organization and Nominating Committee.	62	2007

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

John F. McDonnell	Retired Chairman, McDonnell Douglas Corporation. Mr. McDonnell served as Chairman of McDonnell Douglas Corporation (aerospace) from 1988 until its merger with Boeing in 1997, and as its Chief Executive Officer from 1988 to 1994. Mr. McDonnell is not on the board of any public company in addition to The Boeing Company. He is also a director of BJC Healthcare and of Barnes-Jewish Hospital and Vice Chairman of the board of Washington University and of the Donald Danforth Plant Sciences Center. Mr. McDonnell is a member of the Compensation Committee and the Governance, Organization and Nominating Committee.	70	1997

W. James McNerney, Jr.	Chairman, President and Chief Executive Officer, The Boeing Company. Mr. McNerney has served as Chairman and Chief Executive Officer of The Boeing Company since July 1, 2005. Previously, he served four and a half years as Chairman and Chief Executive Officer of 3M Company (diversified technology). Beginning in 1982, he served in management positions at General Electric Company, his most recent being President and Chief Executive Officer of GE Aircraft Engines from 1997 to 2000. Mr. McNerney is on the board of the following public company in addition to The Boeing Company: The Procter & Gamble Company. He is also a member of various business and educational organizations. Mr. McNerney is Chair of the Special Programs Committee.	58	2001

Mike S. Zafirovski	Director, President and Chief Executive Officer, Nortel Networks Corporation. Mr. Zafirovski has served as Director, President and Chief Executive Officer of Nortel Networks Corporation (telecommunications) since November 2005. Previously, Mr. Zafirovski was Director, President and Chief Operating Officer of Motorola, Inc. (global communications) from July 2002 to January 2005, and remained a consultant to and a director of Motorola until May 2005. He served as Executive Vice President and President of the Personal Communications Sector of Motorola from June 2000 to July 2002. Prior to joining Motorola, Mr. Zafirovski spent 24 years with General Electric Company, where he served in management positions, his most recent being President and CEO of GE Lighting from July 1999 to May 2000. Mr. Zafirovski is not on the board of any public company in addition to The Boeing Company and Nortel Networks Corporation. Mr. Zafirovski is Chair of the Finance Committee and a member of the Audit Committee.	54	2004

BOARD MEMBERSHIP AND DIRECTOR INDEPENDENCE

The Company’s business affairs are managed under the direction of the Board of Directors. Directors meet their responsibilities by participating in meetings of the Board and Board committees on which they sit, through communications with our Chief Executive Officer and other officers, by reviewing materials provided to them, and by visiting our offices and plants.

During 2007, the Board of Directors met seven times, having six regular meetings and one special meeting. The committees of the Board held a total of 35 meetings. Each director attended at least 80% of the meetings of the Board and the committees on which he or she served. Each director is expected to attend the Company’s annual meeting of shareholders. Last year, all but two of the directors attended the annual meeting of shareholders.

The Board of Directors has adopted the Director Independence Standards set forth below to assist in determining whether a director does not have material relationships with the Company and thereby qualifies as independent. Shareholders may also access a copy of these standards on the Company’s website at www.boeing.com/corp_gov/. The Director Independence Standards are based on the NYSE “independent director” listing standards. The Company’s Corporate Governance Principles require that at least 75% of the Board be independent under the NYSE listing standards or be nonemployee directors.

To be considered “independent” the Board of Directors must make an affirmative determination, by a resolution of the Board as a whole, that the director being reviewed has no material relationship with the Company other than as a director, either directly or indirectly (such as a partner, shareholder or executive officer of another entity that has a relationship with the Company). In each case, the Board broadly considers all relevant facts and circumstances.

A director will not be deemed to be “independent” if:

(a) the director is, or in the last three years was, employed by the Company or any of its direct or indirect subsidiaries;

(b) an immediate family member of the director is, or in the last three years was, employed by the Company as an executive officer;

(c) the director, or an immediate family member of the director, is a current partner of a firm that is the Company’s internal or external auditor or within the last three years (but no longer) was a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(d) the director is a current employee of the Company’s internal or external auditor;

(e) an immediate family member of the director is a current employee of the Company’s internal or external auditor and that person participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

(f) the director, or an immediate family member of the director, received more than $100,000 over a twelve-month period in direct compensation from the Company within the last three years, other than director and committee fees and pensions or other forms of deferred compensation, so long as such compensation is not contingent on continued service;

(g) the director is, or within the last three years was, employed as an executive officer of another company where any of the Company’s current executives serve or served on that company’s compensation committee;

(h) an immediate family member of the director is, or within the last three years was, employed as an executive officer of another company where any of the Company’s current executives serve or served on that company’s compensation committee;

(i) the director is an executive officer or an employee of a company that makes payments to or receives payments from the Company for property or services in an amount that exceeds in any of the last three fiscal years $1 million or 2% of that company’s consolidated gross revenues, whichever is greater; or

(j) an immediate family member of the director is an executive officer of a company that makes payments to or receives payments from the Company for property or services in an amount that exceeds in any of the last three fiscal years $1 million or 2% of that company’s consolidated gross revenues, whichever is greater.

An “immediate family member” includes a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such director’s home; however, it does not include stepchildren who do not share a stepparent’s home or the in-laws of such stepchildren.

The Board of Directors has determined that the following relationships are not considered to be material and would not impair a director’s independence:

(a) the director’s service as an employee of an organization that has purchased property or services from the Company, or provided property or services for the Company, if (i) payments for such property or services have not exceeded the greater of $1 million or 1% of that organization’s, or the Company’s, consolidated gross revenues in each of the past three fiscal years and are not expected to exceed this threshold in 2008 and (ii) the director is not compensated directly or indirectly as a result of this relationship other than that the payments add to the revenue of either the organization or the Company, or

(b) the director’s service as an executive officer of a not-for-profit organization if, within the preceding three years, the Company’s charitable contributions to the organization in any single fiscal year, in the aggregate, have not exceeded the greater of $1 million or 2% of that organization’s consolidated gross revenues.

Whether directors meet these categorical independence standards will be reviewed and will be made public annually prior to their standing for re-election to the Board of Directors. The mere ownership of a significant amount of stock is not in and of itself a bar to an independence determination but rather one factor to consider.

The Board of Directors has reviewed the relationships between the Company and each of its directors and has determined that John H. Biggs, John E. Bryson, Arthur D. Collins, Jr., Linda Z. Cook, William M. Daley, Kenneth M. Duberstein, James L. Jones, Edward M. Liddy, John F. McDonnell, Rozanne L. Ridgway and Mike S. Zafirovski are independent under the NYSE “independent director” listing standards and the Company’s Director Independence Standards and have either no relationships with the Company (other than being a director and shareholder of the Company) or only immaterial relationships with the Company. W. James McNerney, Jr. is not an independent director because he is President and Chief Executive Officer of the Company. The Company makes payments to or receives payments from the companies that employ Mr. Bryson, Ms. Cook, Mr. Daley, Gen. Jones and Mr. Zafirovski in amounts that fall below the categorical independence standards described above.

COMMITTEE MEMBERSHIP

Pursuant to the By-Laws, the Board of Directors has established the following standing committees: Audit, Compensation, Governance, Organization and Nominating, Finance, and Special Programs. All the members of each of these standing committees other than the Special Programs Committee meet the criteria for independence prescribed by the NYSE. Membership of the standing committees is determined at the organizational meeting of the Board held in conjunction with the Annual Meeting. Adjustments to committee assignments may be made as of that date or such other date as the Board deems appropriate.

Membership of each committee is as follows, with committee chairpersons listed first.

Audit	Compensation	Governance, Organization and Nominating
John H. Biggs	Kenneth M. Duberstein	Rozanne L. Ridgway*
Arthur D. Collins, Jr.	John E. Bryson	John E. Bryson
Linda Z. Cook	Edward M. Liddy	Kenneth M. Duberstein
James L. Jones	John F. McDonnell	Edward M. Liddy
Mike S. Zafirovski	Rozanne L. Ridgway*	John F. McDonnell

Finance	Special Programs
Mike S. Zafirovski	W. James McNerney, Jr.
John H. Biggs	William M. Daley
Arthur D. Collins, Jr.	James L. Jones
Linda Z. Cook
William M. Daley
James L. Jones

*	Having reached the mandatory retirement age of 72, Ms. Ridgway will not stand for re-election in 2008.

The Board of Directors has adopted a written charter for each committee. Shareholders may access a copy of each committee’s charter on the Company’s website at www.boeing.com/corp_gov/. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee	11 meetings in 2007

The primary purposes of the Audit Committee are to assist the Board of Directors in oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and the independent auditor. The Committee has the authority to make inquiries and obtain information from the Senior Vice President, Office of Internal Governance; the Senior Vice President, General Counsel; and the Vice President, Corporate Audit to support the Board’s oversight of the Company’s ethics and compliance program and to obtain advice and assistance from outside legal, accounting or other advisors as deemed necessary to perform its duties and responsibilities.

The charter of the Audit Committee requires that the Committee be comprised of at least three directors, all of whom are not employed by the Company and meet the applicable independence and financial literacy requirements of the NYSE. At least one member must be an “audit committee financial expert” and have accounting or related financial management expertise as required by the Securities and Exchange Commission (“SEC”). The Board of Directors has determined that all of the Committee members—Mr. Biggs (Chair), Mr. Collins, Ms. Cook, Gen. Jones and Mr. Zafirovski—are audit committee financial experts and have accounting or related financial management expertise and, furthermore, are independent and financially literate. The Committee meets regularly in executive session. The Company’s Senior Vice President, Office of Internal Governance and Vice President, Corporate Audit attend all meetings of the Committee. The Committee may invite to its meetings any other member of management, including the Chief Executive Officer, and such other persons as it deems appropriate in order to carry out its duties and responsibilities. In addition, all members of the Committee must be available to meet with the Company’s Senior Vice President, Office of Internal Governance, Senior Vice President, General Counsel, and Vice President, Corporate Audit outside regularly scheduled meetings, as needed.

The Audit Committee:

Appoints, retains, compensates, evaluates and terminates, if necessary, the independent auditor;

Reviews and pre-approves both audit and non-audit services provided by the independent auditor;

Reviews and advises on the selection and removal of the Vice President, Corporate Audit;

Reviews and recommends changes to and approves the internal audit charter;

Reviews, on an annual basis, a formal written report prepared by the independent auditor describing internal quality control procedures and any material issues raised by the most recent review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the firm, and any steps taken to deal with such issues, and delineating all relationships relevant to audit independence between the independent auditor and the Company;

Discusses with management or the independent auditor, as appropriate, the matters required to be discussed by the Statement on Auditing Standards No. 61 and the Sarbanes-Oxley Act of 2002 relating to the conduct of the audit or quarterly review;

Reviews with the independent auditor, internal auditors and members of senior management the adequacy and effectiveness of the Company’s financial controls and financial reporting processes;

Meets periodically or at least annually with management, the Vice President, Corporate Audit and the independent auditor in separate executive sessions;

Meets to review and discusses with management and the independent auditor, prior to filing, the Company’s quarterly and annual reports filed with the SEC and certifications required by the Sarbanes-Oxley Act of 2002 and relevant reports rendered by the independent auditor;

Reviews earnings press releases with management and financial information and earnings guidance provided to analysts and ratings agencies;

Prepares a report and other additional information required for inclusion in the annual proxy statement;

Reviews the charter of the Audit Committee on an annual basis and recommends to the Board of Directors changes to the charter as appropriate;

Receives reports on the Company’s compliance risk management processes, audit activities and trends, and pending internal investigations of alleged or potentially significant violations of laws, regulations or Company policies;

Reviews management’s assessment of compliance with laws, regulations and Company policies relative to payments to individuals or organizations retained as foreign sales consultants;

Meets with the Senior Vice President, Office of Internal Governance to review the Company’s ethics and business conduct programs and the Company’s compliance with the principles of the Defense Industry Initiative on Business Ethics and Conduct;

Reviews significant pending and threatened litigation, the status of advancement of expenses to employees involved in Company-related legal proceedings, and related indemnification;

Sets clear hiring policies compliant with laws and regulations for employees and former employees of the independent auditor;

Establishes and maintains procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters;

Establishes and maintains procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

Conducts an annual self-assessment relative to the purpose, duties and responsibilities of the Committee outlined in its charter;

Reports at least annually to the Board regarding the implementation and effectiveness of the Company’s ethics and compliance program;

Reports annually to the Board regarding execution of the Committee’s duties and responsibilities as well as any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, or the performance of the internal audit function; and

Presents to the Board such comments and recommendations as the Committee deems appropriate and performs such other duties as may be assigned by the Board or deemed appropriate by the Committee within the context of the Committee’s charter.

Compensation Committee	7 meetings in 2007

The charter of the Compensation Committee requires that the Committee be comprised of at least three directors, all of whom meet the independence requirements of the NYSE. In addition, the Company’s Corporate Governance Principles require that members of the Committee not be employed by the Company. The Committee is currently comprised of five directors, all of whom are nonemployees and independent directors. After Ms. Ridgway’s retirement at the Annual Meeting, the Committee will be comprised of four directors.

The Compensation Committee of the Board of Directors acts on behalf of the Board to establish and oversee the Company’s executive and equity compensation programs in a manner that serves the interests of the Company and its shareholders. Specifically, the Compensation Committee:

As a Committee or together with other independent directors, annually reviews and approves the individual elements of total compensation for the CEO and other corporate officers. The elements subject to this annual review are salary, incentive awards, equity-based awards and any other long-term incentive awards.

Annually and as appropriate reviews employment and severance agreements, change in control provisions affecting compensation, and special or supplemental arrangements such as supplemental retirement benefits and perquisites for the CEO and other corporate officers.

Periodically reviews all incentive compensation plans and other equity-based plans. The Committee makes changes to each such plan, as permitted by the terms of the plans, and reports these changes to the Board. Where it does not have amendment authority, the Committee recommends plan amendments or new plans to the Board.

Administers the Company’s incentive compensation and other equity-based plans.

Reviews and approves corporate goals and objectives relevant to the CEO’s compensation and approves the compensation based on achievement of the goals.

Reviews and discusses with management the Compensation Discussion and Analysis (which is prepared by management), recommends to the Board its incorporation in the proxy statement and prepares a Compensation Committee Report.

Conducts an annual performance evaluation of the Committee.

The Compensation Committee has a charter that details the scope of authority, composition and procedures of the Committee. The Committee’s charter allows it to delegate its authority to subcommittees of the Committee. The Committee may also delegate to the Company’s CEO or any other executive officer the authority to grant equity awards to employees of the Company who are not directors or officers of the Company.

Role of Executive Officers and the Compensation Consultant

The following summarizes the role of executive officers and the compensation consultant in determining and recommending the executive compensation program.

Executive Officers

The CEO, with assistance from the Senior Vice President, Human Resources and Administration, and the Vice President, Compensation and Benefits, provides compensation recommendations to the Compensation Committee for the Named Executive Officers (excluding the CEO) and other executives based on a review of the current business environment, critical skills desired by the Company, internal pay comparisons and external market data (provided by the Committee’s compensation consultant at the Committee’s direction). The Committee reviews these recommendations, along with external market data and pay tally sheets, and then develops pay recommendations for the Named Executive Officers and, without seeking input from management, for the CEO.

The Compensation Committee may invite to its meetings any member of management and such other persons as it deems appropriate in order to carry out its duties and responsibilities. Participants may include the

CEO, who typically attends all meetings (excluding executive sessions, which are attended only by independent members of the Board and their advisors);

CFO, who provides the Company’s financial information used by the Committee to make decisions with respect to incentive compensation goals and related payouts;

Senior Vice President, Human Resources and Administration, who participates in many of the discussions and provides background on the Company’s pay programs;

Vice President, Compensation and Benefits, who participates in many of the discussions and provides background on the Company’s pay programs, as needed; and

Corporate Secretary, who is responsible for recording the minutes at the meetings and attends all meetings (excluding executive sessions).

Compensation Consultant

The Compensation Committee has engaged Towers Perrin to serve as its outside compensation consultant by assisting the Committee, as requested, to fulfill various aspects of its charter. Specifically, at the request and direction of the Committee, Towers Perrin assists with the following:

Benchmarks pay practices among the peer group and provides a broader market perspective;

Assesses the design of individual pay elements and the total pay program relative to the Company’s objectives, market practices and other factors;

Assists the Committee in reviewing recommendations prepared by management; and

Provides the Committee with an outside perspective and, as appropriate, specific recommendations on program design.

The consultant does not determine compensation. Instead, the consultant presents market practices and, as appropriate, recommendations for consideration by the Compensation Committee. As established by its charter, the Committee makes all pay decisions for officers. The Committee has directed the Towers Perrin consultants who work directly with the Committee to interact with management, only as needed, on behalf of the Committee. Towers Perrin also assists the Governance, Nomination and Organization Committee with respect to nonemployee director compensation. Pursuant to the Company’s written policy governing the other services that the consultant can perform for the Company, the Committee may authorize Towers Perrin to do new work for the Company provided:

There are no other capabilities reasonably available; and

The work would not compromise the consultant’s independence with respect to compensation recommendations to the Committee.

The Compensation Committee Chair must approve in advance any proposed new work to be done by Towers Perrin for the Company. The Committee is provided with an all inclusive summary of the services provided by Towers Perrin to the Company semi-annually.

During 2007, Towers Perrin provided the following services to the Company unrelated to executive or nonemployee director compensation: actuarial consulting, retirement design and strategy and risk management services for aviation products and property exposures. The Committee does not believe that Towers Perrin’s role in providing these services to the Company compromises Towers Perrin’s ability to provide the Committee with an objective perspective.

Process and Meetings

The Committee has an annual meeting calendar to guide its review, analysis and administration of the executive compensation program. The Committee follows key process steps that include:

Directing the compensation consultant regarding its role, scope and process in assisting the Committee for a particular meeting;

Discussing and confirming the meeting agenda prior to each meeting;

Receiving meeting materials generally one week prior to the meeting; and

Discussing and analyzing any recommended changes, as proposed by management or, if directed by the Committee, the compensation consultant.

The Compensation Committee meets in executive session without any members of management. Executive sessions may or may not include participation by the outside compensation consultant, as deemed necessary or appropriate by the Compensation Committee.

Governance, Organization and Nominating Committee	6 meetings in 2007

The charter of the Governance, Organization and Nominating Committee requires that the Committee be comprised of at least three members, all of whom meet the independence requirements of the NYSE. The Committee may invite to its meetings any member of management, including the CEO, and such other persons as it deems appropriate in order to carry out its duties and responsibilities. The Committee meets in executive session as it deems necessary or appropriate. The Committee is currently comprised of five directors, all of whom are nonemployees and independent directors. After Ms. Ridgway’s retirement at the Annual Meeting, the Committee will be comprised of four directors. The Governance, Organization and Nominating Committee:

Reviews and makes recommendations to the Board of Directors with respect to the responsibilities and functions of the Board and Board committees;

Makes recommendations to the Board concerning the organization, structure, size and composition of the Board;

Makes recommendations concerning the compensation and benefits of directors;

Considers the names and qualifications of any candidates for the Board submitted by shareholders in accordance with the procedures set forth in the Company’s By-Laws;

Develops and recommends to the Board an annual performance evaluation process for the Board;

Formulates corporate governance guidelines for approval by the Board and reviews the guidelines on a regular basis;

Makes recommendations to the Board concerning candidates for election as CEO and other corporate officers;

Conducts an annual performance evaluation of the Committee;

Monitors and reviews at least annually the performance of the CEO and the Company’s plans for senior management succession;

Reviews and monitors the orientation and continuing education of Board members in light of the policy set forth in the Company’s Corporate Governance Principles; and

Considers possible conflicts of interest of Board members and corporate officers, including review and approval of transactions of the Company in excess of $120,000 in which a director, executive officer or immediate family member of a director or executive officer has an interest.

In addition to the above, the Governance, Organization and Nominating Committee is responsible for making recommendations to the Board of Directors concerning nominees for election as directors and nominees for Board vacancies. To fulfill this role, the Committee reviews the organization, structure, size and composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. When assessing a director candidate’s qualifications, the Committee will consider issues of expertise (including international experience and industry background), independence, integrity, diversity and age, as well as skills relating to operations, manufacturing, finance, marketing, technology and public policy. This is further described in the Company’s Corporate Governance Principles and the Committee’s charter. The Committee has not established specific minimum eligibility requirements for candidates other than integrity, the commitment to act in the best interests of all shareholders, requirements relating to age and ensuring that a substantial majority of the Board remains independent.

The Governance, Organization and Nominating Committee utilizes the services of search firms to help identify candidates for director who meet the qualifications outlined above. The search firm screens the candidates, conducts reference checks, prepares a biography of each candidate for the Committee to review and helps set up interviews.

The Governance, Organization and Nominating Committee will consider qualified candidates for director properly submitted by the Company’s shareholders. The Committee evaluates the qualifications of candidates properly submitted by shareholders on the same basis as those of other director candidates. Shareholders can suggest qualified candidates for director by writing to the Office of the Corporate Secretary, Boeing Corporate Offices, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596. Submissions should follow the procedures, including timing, set forth in the Company’s By-Laws and as described under Submission of Shareholder Proposals for 2009 on page 79.

Role of the Compensation Consultant

The Governance, Organization and Nominating Committee has engaged Towers Perrin to serve as its outside compensation consultant with respect to the compensation and benefits of directors. At the request and direction of the Committee, Towers Perrin assists with the following:

Benchmarks director pay practices among the peer group and provides a broader market perspective;

Assesses the design of individual director pay elements and the total director pay program relative to the Company’s objectives, market practices and other factors; and

Provides the Committee with an outside perspective and, as appropriate, specific recommendations on director compensation program design.

Towers Perrin does not set director pay; rather it provides guidance, based on market practices and its experience and understanding of the Company’s needs and objectives. The CEO and Senior Vice President, Human Resources and Administration may attend Governance, Organization and Nominating Committee meetings at which director compensation is discussed.

Finance Committee	6 meetings in 2007

The charter of the Finance Committee requires that the Committee be comprised of at least three members who are not members of management. The Finance Committee:

Reviews and makes recommendations concerning proposed dividend actions, stock splits and repurchases, and issuance of debt or equity securities;

Reviews strategic plans and transactions, including mergers, acquisitions, divestitures, joint ventures and other equity investments;

Reviews customer financing activities, business and related customer finance business and funding plans of the Company and its subsidiaries;

Reviews the Company’s significant financial exposures and contingent liabilities;

Reviews the overall Company risk management program and major insurance programs;

Reviews the Company’s credit agreements and short-term investment policies; and

Reviews the investment policies, administration and performance of the trust investments of the Company’s employee benefit plans.

Special Programs Committee	5 meetings in 2007

The charter of the Special Programs Committee requires that the Committee be comprised of three or more directors. The Committee reviews on a periodic basis those Company programs that the U.S. government has designated as classified for purposes of national security. Due to the amount of time necessary to obtain required government clearances, the Committee may operate with fewer than three members.

CORPORATE GOVERNANCE PRINCIPLES

In order to help shareholders understand the roles and responsibilities of the Board of Directors and the Company’s governance practices, the following is a description of the Company’s Corporate Governance Principles and current practices. The Governance, Organization and Nominating Committee reviews these practices regularly.

Responsibilities of the Board

Role of the Board

The Company’s business is conducted by its employees, managers and corporate officers led by the Chief Executive Officer (“CEO”), with oversight from the Board. The Board selects the CEO and works with the CEO to elect/appoint other corporate officers who are charged with managing the business of the Company. The Board has the responsibility of overseeing, counseling and directing the corporate officers to ensure that the long-term interests of the Company and its shareholders are being served. The Board and the corporate officers recognize that the long-term interests of the Company and its shareholders are advanced when they take into account the concerns of employees, customers, suppliers and communities.

Board Responsibilities

The basic responsibility of the directors is to exercise their reasonable business judgment on behalf of the Company. In discharging this obligation, directors rely on, among other things, the Company’s corporate officers, outside advisors and auditors.

The Board’s general oversight responsibilities include, but are not limited to, the following: (1) evaluate the CEO’s performance and review the Company’s succession plan for the CEO and other elected officers; (2) review the long-range business plans of the Company and monitor performance relative to achievement of those plans; (3) consider long-range strategic issues and risks to the Company; and (4) approve policies of corporate conduct that continue to promote and maintain the integrity of the Company. In addition, the Board shall be knowledgeable about the content and operation of Boeing’s ethics and compliance program, and shall exercise reasonable oversight with respect to its implementation and effectiveness.

CEO Performance Evaluation

At the end of each year, the CEO presents his performance objectives for the upcoming year to the nonemployee directors for their approval. The nonemployee directors then meet privately to discuss the CEO’s performance for the current year against his current performance objectives; they review that evaluation with the CEO. The Compensation Committee uses this performance evaluation in the course of its deliberations when considering the CEO’s compensation in accordance with the policies and procedures in that Committee’s charter.

CEO and Management Succession

The Board views CEO selection and management succession as one of its most important responsibilities. The CEO reports annually to the Governance, Organization and Nominating Committee on planning for CEO succession. The Board also reviews and monitors the plan of succession for elected officers. When succession of the CEO occurs, this Committee manages the process of identifying and selecting the new CEO with the full participation of each of the nonemployee directors.

It has been the policy of the Company that the Board should determine whether the positions of CEO and Chairman should be held by the same person. The Board believes that it is in the best interests of the Company to make such a determination when it elects a new CEO. Because the CEO currently holds the position of Chairman, the Board has appointed a lead director.

Ethics and Conflicts of Interest

The Board expects the directors, officers and employees to act ethically at all times and acknowledge their adherence to the policies comprising the Company’s codes of ethical conduct. Shareholders may access a copy of each code of ethical conduct on the Company’s website at www.boeing.com/corp_gov/. The Board will promptly disclose any waivers from the Company’s Code of Ethical Business Conduct, which applies to the Board. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chairman of the Board or the Chairperson of the Governance, Organization and Nominating Committee. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. If the Board exercises its right to grant a waiver from the Company’s Code of Ethical Conduct for any officer or other employee, such waiver shall also be promptly disclosed. The Company shall not, directly or indirectly, extend or maintain credit, arrange for or renew an extension of credit in the form of a personal loan to or for any director or executive officer.

Board’s Interaction With Stakeholders

The CEO and other corporate officers are responsible for establishing effective communications with the Company’s stakeholders, including shareholders, customers, communities, employees, suppliers, creditors, governments and corporate partners. It is the policy of the Board that management speaks for the Company. This policy, however, does not preclude independent directors from meeting with stakeholders, but it is the norm that, where appropriate, directors notify and consult with management before any such meetings.

The Board of Directors has established a process whereby shareholders and other interested parties can send communications to the Lead Director or to the nonmanagement directors as a group. This process is described in detail on the Company’s website at www.boeing.com/corp_gov/email_the_board.html.

Board Composition

Board Size and Composition

At least 75% of the Board shall meet the NYSE criteria for independence or be nonemployee directors. Shareholders may access a copy of the Company’s Director Independence Standards on the Company’s website at www.boeing.com/corp_gov/. The Governance, Organization and Nominating Committee reviews annually the appropriate skills and characteristics required of Board members in light of the current make-up of the Board. This assessment includes issues of expertise (including international experience and industry background), independence, integrity, diversity and age, as well as skills relating to operations, manufacturing, finance, marketing, technology and public policy. The Committee has not established specific minimum eligibility requirements for Board members other than integrity, the commitment to act in the best interests of all shareholders, requirements relating to age and ensuring that a substantial majority of the Board remains independent.

Selection of Directors

The shareholders of the Company vote on the nominees, as proposed by the Board, for election as directors at the annual meeting of shareholders. Shareholders may propose director nominees in accordance with the procedures set forth in the Company’s By-Laws and the charter of the Governance, Organization and Nominating Committee. The screening process for nominees is handled by the Governance, Organization and Nominating Committee in accordance with the policies and principles in its charter with direct input from the other directors. Between the annual meetings of shareholders, the Board has authority under the By-Laws to fill vacant positions and to determine in which class that director should be placed.

Effect of a Failure to Receive a Majority of the Votes in Director Elections

In accordance with the Company’s By-Laws, if none of the Company’s shareholders provides the Company notice of an intention to nominate one or more candidates to compete with the Board’s nominees in a director election, or if the Company’s shareholders have withdrawn all such nominations on or prior to the tenth day preceding the date the Company mails its notice of meeting to shareholders, a nominee must receive more votes cast for than against his or her election or re-election in order to be elected or re-elected to the Board. The Board shall nominate for re-election as directors only incumbent candidates who tender, prior to the mailing of the proxy statement for the annual meeting at which they are to be re-elected as directors, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at any annual meeting at which they are nominated for re-election and (ii) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who tender, at or prior to the time of their appointment to the Board, the same form of resignation tendered by other directors in accordance with this Guideline.

The Governance, Organization and Nominating Committee (or such other committee as the Board may appoint) shall make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board shall act on the tendered resignation, taking into account the recommendation of such committee, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation within 90 days from the date of the certification of the election results. The committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant, including whether the acceptance of any resignation would cause the Company to fail to comply with any requirement of the New York Stock Exchange or any rule or regulation promulgated under the Securities Exchange Act of 1934. The director whose resignation is under consideration shall not participate in the recommendation of the committee with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board, the director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

Lead Director

The Board has selected an independent director to serve as Lead Director. The Lead Director is elected annually by a majority of the independent directors upon a recommendation from the Governance, Organization and Nominating Committee.

The Board has determined that the Lead Director should have the following specific duties and responsibilities:

•	In consultation with the nonemployee directors:

•	advise the Chairman as to an appropriate schedule of board meetings;

•	review and provide the Chairman with input regarding the agendas for the Board meetings;

•	preside at all meetings at which the Chairman is not present including executive sessions of the nonemployee directors and apprise the Chairman of the issues considered;

•	be available for consultation and direct communication with the Company’s shareholders;

•	call meetings of the nonemployee directors when necessary and appropriate; and

•	perform such other duties as the Board may from time to time delegate.

Outside Board Memberships

The CEO and other elected officers must seek the approval of the Governance, Organization and Nominating Committee before accepting outside board memberships with for-profit entities. While the Company acknowledges the value in having directors and officers with significant experience in other businesses and activities, each director is expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as a member of the Company’s Board. Directors should notify the Governance, Organization and Nominating Committee before accepting an invitation to serve on another board to enable the Company to consider whether (1) any regulatory issues or potential conflicts are raised by the director accepting such an invitation and (2) the director will have the time required for preparation, participation and attendance at Board meetings. Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Company’s Board and other directors should not serve on more than four other boards of public companies in addition to the Board.

Director Retirement

Each nonemployee director must retire at the annual meeting following his or her 72nd birthday. Directors who change the occupation they held when initially elected are expected to offer to resign from the Board. At that time, the Governance, Organization and Nominating Committee reviews the continued appropriateness of Board membership under the new circumstances. Unless waived by the Board, the Board has adopted a policy calling for employee directors, including the CEO, to retire from the Board at the time of a change in his or her status as an officer of the Company.

Director Compensation and Stock Ownership

It is the general policy of the Board that nonemployee directors’ compensation should be a mix of cash and equity-based compensation with a significant portion of such compensation in the form of the Company’s stock or stock-equivalent units. Nonemployee directors receive a substantial portion of their compensation in deferred stock units, which must be held until retirement or other termination of Board service. Each nonemployee director should hold by the end of his or her third year as a director stock or stock-equivalent units (including deferred stock units) with a value equal to three times the annual cash retainer fee and by the end of his or her sixth year as a director stock or stock-equivalent units (including deferred stock units) with a value equal to five times the annual cash retainer fee. The components of director compensation are disclosed in the Company’s Proxy Statement, a copy of which may be accessed on the Company’s website at www.boeing.com/companyoffices/financial/.

The form and amount of director compensation will be determined by the Governance, Organization and Nominating Committee. The Committee regularly reviews and compares the Company’s Board compensation to director compensation at peer companies that are also benchmarks for the Company’s executive compensation program. Independent directors may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from the Company. Directors who are employees of the Company do not receive any compensation for their service as directors.

Board and Committee Meetings

Board Agenda and Meetings

The CEO and the committee chairpersons establish the agendas for Board and committee meetings. The Lead Director shall review the Board and committee agendas, as appropriate. Each director is free to suggest items for the agenda, and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. Information and data that are important to the Board’s understanding of the matters to be covered at a Board meeting will be distributed to the directors before the meeting. Directors should review in advance any materials sent to them in order to take part in a meaningful deliberation at the meeting. Directors are expected to attend all Board meetings, as well as the annual meeting of shareholders.

Executive Sessions

The nonemployee directors have the opportunity to meet in executive session to consider such matters as they deem appropriate, without management being present, as a regularly scheduled agenda item for every Board meeting. Among the items that the nonemployee directors meet privately in executive sessions to review is the performance of the CEO and recommendations of the Compensation Committee concerning compensation for employee directors and other elected officers. The Lead Director acts as the chair of the executive sessions of the nonemployee directors.

Director Access to Officers and Employees

Directors have full and free access to officers and employees of the Company.

Committees of the Board

The Board has the following five committees: Audit, Compensation, Finance, Special Programs, and Governance, Organization and Nominating. All members of the Audit, Compensation, and Governance, Organization and Nominating Committees of the Board shall be nonemployees and meet the criteria for independence of the NYSE. Chairpersons and members of these five committees are rotated regularly, as appropriate. Members of the Audit Committee regularly meet privately with representatives of Deloitte & Touche LLP, the Company’s independent auditors, and with the Company vice president responsible for carrying out the internal audit function. The Audit Committee shall report to the Board, no less than annually, with respect to the implementation and effectiveness of Boeing’s ethics and compliance program to support the Board’s oversight responsibility.

Each committee has a written charter, approved by the Board, which describes the committee’s general authority and responsibilities. Shareholders may access a copy of each committee charter on the Company’s website at www.boeing.com/corp_gov/. The committee chair reports on the items discussed and actions taken at their meetings to the Board following each committee meeting. Committee materials are provided to the committee members in advance of the meeting so as to allow members time to prepare for a discussion of the items at the meeting. Each committee undertakes an annual review of its charter and works with the Board to make appropriate revisions. The Board may, from time to time, establish and maintain additional committees. Members of the Board’s committees are expected to attend all meetings.

Independent Advice

The Board and its committees may seek legal, financial or other expert advice from a source independent of management.

Confidential Voting

It is the Company’s policy that all proxy, ballot and voting materials that identify the vote of a specific shareholder on any matter submitted for a vote of shareholders will be kept secret from directors and officers of the Company, except (1) when disclosure is required by applicable law or regulation, (2) when a shareholder expressly requests such disclosure, or (3) in a contested proxy solicitation if the shareholder is an employee of the Company or a participant in the Company’s stock fund or one of its retirement, savings or employee stock ownership plans, the information will not be disclosed to management unless clause (1) or (2) above applies.

Board and Committee Performance Evaluation

With the goal of increasing the effectiveness of the Board and its relationship to management, the Governance, Organization and Nominating Committee evaluates the Board’s performance as a whole. The evaluation process, which occurs annually, includes a survey of the individual views of all directors, which are then shared with the full Board. In addition, each of the committees performs a similar annual self-evaluation.

Director Orientation and Continuing Education

All new directors must participate in the Company’s Orientation Program, which should be conducted within six months of election. This orientation will include presentations by senior management to familiarize new directors with the Company’s strategic plans, significant financial, accounting and risk management issues, compliance programs, the Code of Ethical Business Conduct, its principal officers, and internal and independent auditors. In addition, the Orientation Program will include visits to Company headquarters and, to the extent practical, the Company’s significant facilities. A third-party continuing education program will be scheduled in conjunction with Board or committee meetings, as appropriate. In addition, Board members shall receive training on at least an annual basis in conjunction with regularly scheduled Board meetings, on topics relating to corporate governance policies and roles and responsibilities of Board members. Board members shall have at least one annual on-site visit to a Boeing operating unit, familiarizing Board members on operations of that unit and facilitating direct interaction between Board members and operating personnel as appropriate. All directors are also encouraged to attend, at the Company’s expense, director continuing education programs offered by various organizations. The Corporate Secretary will inform the directors of such educational opportunities.

Shareholder Rights Plan

Boeing does not have a shareholder rights plan and has no present intention to adopt one. Subject to its continuing fiduciary duties, which may dictate otherwise depending on the circumstances, the Board shall submit the adoption of any future rights plan to a vote of the shareholders. Any shareholder rights plan adopted without shareholder approval shall be approved by a majority of the independent members of the Board. If the Board adopts a rights plan without prior shareholder approval, the Board shall, within one year, either submit the plan to a vote of the shareholders or redeem the plan or cause it to expire. If the rights plan is not approved by a majority of the votes cast on this issue, the plan will immediately terminate.

Clawback Policy

The Board shall, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.

GOVERNANCE MATERIALS AVAILABLE ON THE BOEING WEBSITE

Our Corporate Governance Principles are reviewed regularly and revised in response to changing regulatory requirements, evolving best practices and the concerns of our shareholders. Our Corporate Governance Principles are posted on the Corporate Governance section of our website at www.boeing.com/corp_gov/ and are included in this Proxy Statement beginning on page 17.

In addition to our Corporate Governance Principles, other information relating to corporate governance at Boeing is available on the Corporate Governance section of our website, including:

Biographies for each member of our Board of Directors;

A description of the Lead Director’s duties and responsibilities;

The Company’s Director Independence Standards;

The charters of each of the Board committees;

The Company’s codes of conduct for directors, for all employees and for finance employees;

The Company’s Certificate of Incorporation and By-Laws;

Information about how shareholders can communicate with the Board of Directors and the Chair of the Audit Committee; and

Information regarding securities transactions by directors and officers.

In addition, a copy of our Corporate Philanthropy Report, detailing the Company’s philanthropic activities and contributions in 2007, is available on the Global Corporate Citizenship section of our website at www.boeing.com/companyoffices/aboutus/community/. A copy of our Ethical Business Conduct Guidelines, which includes a description of our policy regarding political contributions, is available on the Ethics section of our website at www.boeing.com/companyoffices/aboutus/ethics/ethics_booklet.pdf.

We will provide any of the foregoing information in print without charge upon written request to the Office of the Corporate Secretary, Boeing Corporate Offices, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are named in the Committee Membership section on page 10. No members of the Compensation Committee were officers or employees of Boeing or any of its subsidiaries during the year, were formerly Boeing officers or had any relationship otherwise requiring disclosure.

DIRECTOR COMPENSATION

2007 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding compensation for each of the Company’s nonemployee directors for 2007. The Company’s nonemployee director compensation program is comprised of cash (board and committee annual retainer fees) and equity (deferred stock unit awards). Directors who are employees of the Company do not participate in the Company’s compensation program for nonemployee directors.

Name	Fees Earned or Paid in Cash ($)(9)	Stock Awards ($)(10)	Option Awards ($)(11)	All Other Compensation ($)(12)	Total ($)
John H. Biggs(1)	$85,000	$130,000	$0	$30,000	$245,000
John E. Bryson	75,000	130,000	0	31,000	236,000
Arthur D. Collins, Jr.(2)	62,825	108,897	0	17,000	188,722
Linda Z. Cook	75,000	130,000	5,068	6,000	216,068
William M. Daley	75,000	130,000	0	0	205,000
Kenneth M. Duberstein(3)	100,000	130,000	0	31,000	261,000
James L. Jones(4)	39,555	68,561	0	0	108,116
Edward M. Liddy(5)	25,736	44,609	0	0	70,345
John F. McDonnell	75,000	130,000	0	31,000	236,000
Rozanne L. Ridgway(6)	80,000	130,000	0	0	210,000
Mike S. Zafirovski(7)	80,000	130,000	0	25,000	235,000
Richard D. Nanula(8)	37,500	65,000	0	30,000	132,500

(1)	Audit Committee Chair.

(2)	Mr. Collins joined the Board on February 27, 2007.

(3)	Lead Director and Compensation Committee Chair.

(4)	Gen. Jones joined the Board on June 21, 2007.

(5)	Mr. Liddy joined the Board on August 28, 2007.

(6)	Governance, Organization and Nominating Committee Chair until the Company’s 2008 Annual Meeting.

(7)	Finance Committee Chair.

(8)	Mr. Nanula resigned from the Board on May 4, 2007.

(9)	The amount reported in the “Fees Earned or Paid in Cash” column reflects total cash compensation paid to each director in 2007 and includes amounts deferred at the director’s election.

(10)	The amount reported in the “Stock Awards” column for each director reflects the compensation costs for financial reporting purposes for the year under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“FAS 123R”) for the retainer stock units awarded to each director in 2007. The FAS 123R fair value for these awards is equal to the Fair Market Value of the underlying Boeing stock on the date of grant. The “Fair Market Value” for a single trading day is the mean of the high and low per share trading prices for Boeing stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. As of December 31, 2007, the following directors had the following aggregate number of deferred stock units accumulated in their deferral accounts for all years of service as a director, from deferrals of cash compensation and awards of retainer stock units, including additional deferred stock units credited as a result of dividend equivalents earned with respect to the deferred stock units: Mr. Biggs, 26,879 units; Mr. Bryson, 26,649 units; Mr. Collins, 1,734 units; Ms. Cook, 11,178 units; Mr. Daley, 4,170 units; Mr. Duberstein, 28,697 units; Gen. Jones 861 units; Mr. Liddy, 599 units; Mr. McDonnell, 15,743 units; Ms. Ridgway, 34,620 units; Mr. Zafirovski, 8,351 units; and Mr. Nanula, 5,944 units. As a result of his resignation from the Board, Mr. Nanula’s deferred stock units were distributed on January 2, 2008.

(11)	The amount reported in the “Option Awards” column reflects the compensation costs for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the director, for outstanding stock options held by the director that were granted in prior years. The award of stock options as an element of nonemployee director compensation was discontinued after 2004. The compensation costs for outstanding options held by directors other than Ms. Cook were reflected in prior year financial statements in accordance with FAS 123R because those directors were retirement-eligible (they were at least 62 years old and had at least one year of service with the Company). Assumptions used in the calculation of the compensation costs are included in Note 16 of the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 15, 2008. As of December 31, 2007, the following directors had the following aggregate number of outstanding stock options: Mr. Biggs, 17,400; Mr. Bryson, 16,800; Ms. Cook, 3,000; Mr. Duberstein, 17,400; Mr. McDonnell, 17,400; and Ms. Ridgway, 16,800.

(12)	The amount reported in the “All Other Compensation” column for each director reflects amounts in gift matching for the year under the Board Member Leadership Gift Match Program, which matches dollar-for-dollar certain charitable contributions made by directors, with a maximum match of $31,000 per director on an annual basis. To be eligible for gift matching under the Board Member Leadership Gift Match Program, a contribution must be to a non-profit organization or educational institution in whose function and affairs the director has a substantial involvement.

Cash Compensation

In 2007, nonemployee directors received a cash Annual Board Retainer Fee of $75,000 per year. The Lead Director received an additional annual retainer fee of $15,000. Nonemployee directors who served as chairs of the Audit Committee and the Compensation Committee received an additional annual retainer fee of $10,000, and nonemployee directors who served as chairs of the Governance, Organization and Nominating Committee, the Finance Committee and the Special Programs Committee received an additional retainer fee of $5,000. The Company does not pay additional fees for attending Board or committee meetings. All retainer fees are payable quarterly, as of the first day of January, April, July and October. The Company reimburses nonemployee directors for actual travel and out-of-pocket expenses incurred in connection with their services.

Deferred Compensation

Nonemployee directors may defer all or part of their cash compensation into an interest-bearing cash-based account or as deferred stock units (an unfunded stock unit account) under the Company’s Deferred Compensation Plan for Directors. The number of units is calculated by dividing the amount of the deferred fees by the Fair Market Value of Boeing stock on each of the four quarterly dates on which the Annual Board Retainer Fee is paid. Directors do not have the right to vote or transfer deferred stock units. Deferred stock units earn the equivalent of dividends, which are credited as additional deferred stock units and will be distributed as shares of Boeing stock after retirement or other termination of Board service. For the 2007 deferrals, the Fair Market Value on each of January 3, April 2, July 2 and October 1, 2007 was $89.38, $88.55, $96.66 and $106.11, respectively, and directors deferred cash compensation into deferred stock units as follows: Mr. Bryson, $75,000 for 792 units; Mr. Collins, Jr., $56,250 for 582 units; Ms. Cook, $75,000 for 792 units; Mr. Daley, $75,000 for 792 units; Mr. Duberstein, $100,000 for 1,056 units; Gen. Jones, $18,750 for 177 units; Mr. Liddy, $18,750 for 177 units; Ms. Ridgway, $80,000 for 845 units; Mr. Zafirovski, $80,000 for 845 units; and Mr. Nanula, $37,500 for 422 units.

Stock-Based Compensation

Each nonemployee director who continues to serve as a director following each annual meeting is granted a retainer stock unit award, with the number of units equal to the number of shares of Boeing stock that could be purchased with an aggregate of $130,000. The number of retainer stock units awarded is based on the Fair Market Value of Boeing stock on each of the four quarterly dates on which the Annual Board Retainer Fee is paid. For 2007, a total of 1,373 retainer stock units were awarded to each director, except Mr. Collins, who received 1,138 units after joining the Board of Directors on February 27, 2007; Gen. Jones, who received 679 units after joining the Board on June 21, 2007; Mr. Liddy, who received 420 units after joining the Board on August 28, 2007; and Mr. Nanula, who received 731 units prior to his resignation from the Board on May 4, 2007. The retainer stock units are credited to the director’s account (an unfunded stock unit account) in the Company’s Deferred Compensation Plan for Directors and are immediately vested. Directors do not have the right to vote or transfer retainer stock units. Retainer stock units earn the equivalent of dividends, which are credited as additional retainer stock units. Retainer stock units will be distributed as shares of Boeing stock after retirement or other termination of Board service.

Before 2005, nonemployee directors received annual option grants, with an exercise price equal to the average of the Fair Market Values for the fifth through ninth business days following the date of grant, which was the date of the Annual Meeting. The options have a term of ten years and generally become exercisable in installments of one, three and five years after the date of grant. If a director’s service is terminated due to retirement, disability or death, exercisability of the options will be accelerated.

As noted in the Company’s Corporate Governance Principles, the Board of Directors has approved stock ownership guidelines that provide that each nonemployee director should attain during his or her first three years as a director an investment position in the Company’s stock (including deferred stock units) equal to three times the Annual Board Retainer Fee and by the end of his or her sixth year as a director an investment equal to five times the Annual Board Retainer Fee. All directors who have served three years or six years meet these guidelines.

2007 AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit Committee. Management of the Company has responsibility for preparing financial statements of the Company as well as for the Company’s financial reporting process. Deloitte & Touche LLP, acting as independent auditor, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States.

In this context, the Audit Committee hereby reports as follows:

(1)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2007 with the Company’s management.

(2)	The Audit Committee has discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees.

(3)	The Audit Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditor, the independent auditor’s independence.

(4)	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE, is an audit committee financial expert under SEC rules and has accounting or related financial management expertise.

Audit Committee

John H. Biggs, Chair

Arthur D. Collins, Jr.

Linda Z. Cook

James L. Jones

Mike S. Zafirovski

INDEPENDENT AUDITOR FEES REPORT

The aggregate fees billed by Deloitte & Touche LLP, our independent auditor, in fiscal years 2007 and 2006 were as follows:

Services Rendered	Fees
	2007	2006
Audit Fees(1)	$30.7 million	$31.5 million
Audit-Related Fees(2)	$0.3 million	$0.7 million
Total Audit and Audit-Related Fees	$31.0 million	$32.2 million
Tax Fees(3)	$2.2 million	$2.0 million

(1)	For professional services rendered for the audits of our 2007 and 2006 annual financial statements, and the reviews of the financial statements included in our Forms 10-Q for fiscal years 2007 and 2006. Includes fees for issuance of consents related to SEC filings and other statutory audits of $2.6 million for 2007 and $2.2 million for 2006.

(2)	For audits of employee benefit plans that file financial statements on Form 11-K with the SEC, accounting consultations and audit procedures related to an asset divestiture.

(3)	For 2007 and 2006 tax services for non-U.S. tax compliance and planning, expatriate tax software and tax compliance, and other tax planning and preparation fees.

All the above services (audit, audit-related and tax) are pre-approved by the Audit Committee (the “Committee”).

In addition, in each of 2007 and 2006, fees totaling $1.3 million have been paid to Deloitte & Touche LLP for employee benefit plan fees charged directly to the plan. Employee benefit plan fees charged directly to the plan do not require pre-approval of the Committee but were pre-approved in 2007.

The Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent auditor.

The Committee has adopted a policy governing its pre-approval of audit and non-audit services to be provided by the Company’s independent auditor, Deloitte & Touche LLP, in order to facilitate compliance with the requirements of the Sarbanes-Oxley Act of 2002. Permitted audit services may include, among other things, audit, review or attest services required under the securities laws, opinions on the Company’s financial statements and internal control systems and processes, comfort letters and other services performed to fulfill the independent auditor’s responsibility under generally accepted auditing standards. Permitted non-audit services may include, among other things, consultations and tax services.

Pursuant to this policy, the Office of the Corporate Controller will obtain the Committee’s pre-approval of audit and non-audit services to be provided by the independent auditor on an annual basis. Committee pre-approval is also required for additional audit and/or non-audit services outside the scope of previously approved services in the event the fees for such additional services are equal to or greater than $250,000. On a quarterly basis, the Office of the Corporate Controller will provide written updates to the Committee showing audit and non-audit services, the amount of audit and non-audit service fees incurred to date, and the estimated cost to complete such services.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding beneficial ownership of Boeing stock, as of February 29, 2008, of each director, the Company’s Named Executive Officers, and directors and executive officers as a group, and also sets forth stock units and interests held pursuant to the Company’s compensation and benefit plans or pursuant to a contract or arrangement. While these interests may not be transferred, some are vested.

All numbers are rounded to the nearest whole share. No family relationship existed among any of the directors or executive officers of the Company.

Directors and Nominees	Shares Beneficially Owned(1)		Stock Units and Interests(2)		Total(3)
John H. Biggs	48,290	(4)(5)	27,253	(6)	75,543
John E. Bryson	21,141	(4)(7)	27,238	(6)	48,379
Arthur D. Collins, Jr.	0		2,324	(6)	2,324
Linda Z. Cook	2,600	(4)	11,552	(6)	14,152
William M. Daley	1,250		4,760	(6)	6,010
Kenneth M. Duberstein	19,940	(4)	29,071	(6)	49,011
James L. Jones	0		1,450	(6)	1,450
Edward M. Liddy	0		1,189	(6)	1,189
John F. McDonnell	2,321,310	(4)(8)	16,117	(6)	2,337,427
Rozanne L. Ridgway	25,201	(4)	34,994	(6)	60,195
Mike S. Zafirovski	0		8,955	(6)	8,955
Named Executive Officers	Shares Beneficially Owned(1)		Stock Units and Interests(2)		Total(3)
W. James McNerney, Jr.*	571,226	(4)	12,056	(6)	583,282
James A. Bell	142,388	(4)	45,287		187,675
James F. Albaugh	209,580	(4)	128,910		338,490
Scott E. Carson	41,954	(4)	317,556		359,510
James M. Jamieson**	52,182	(4)	61,213		113,395
All directors and all executive officers as a group (24 persons)	3,705,148	(4)	888,113		4,593,261

*	Also serves as a director.

**	Mr. Jamieson retired from the Company effective March 7, 2008.

(1)	Consists of the aggregate total of shares of common stock held by the named individual either directly or indirectly, including 401(k) plan holdings and options exercisable within 60 days.

(2)	Consists of the aggregate total of any restricted stock units, Boeing Stock Units (“BSUs”), Career Shares, Matching Deferred Stock Units (“MDSUs”), retainer stock units or deferred stock units.

(3)	All persons listed as directors and nominees or Named Executive Officers, and all directors and officers as a group (24 persons), own less than 1% of the Company’s outstanding common shares as of February 29, 2008.

(4)	This includes the following shares with respect to which the following persons have the right to acquire beneficial ownership within 60 days of the date of this table by exercise of stock options:

Number of Shares Issuable
James F. Albaugh	65,252
James A. Bell	71,900
John H. Biggs	13,680
John E. Bryson	13,680
Scott E. Carson	31,080
Linda Z. Cook	2,100
Kenneth M. Duberstein	13,680
James M. Jamieson	26,580
John F. McDonnell	13,680
W. James McNerney, Jr.	255,050
Rozanne L. Ridgway	13,680
All directors and officers as a group (24 persons)	659,279

(5)	This includes 30,000 shares held in the J. H. Biggs Revocable Trust, 2,710 shares held in the Biggs Family Charitable Foundation and 340 shares held in two trusts established for family members.

(6)	These numbers represent deferred stock units held under the Deferred Compensation Plan for Directors. All nonemployee directors receive part of their Board compensation in retainer stock units. In addition, they may choose to defer all or part of their cash compensation in the form of deferred stock units. See Director Compensation beginning on page 24.

(7)	This includes 1,600 shares held in trust for a member of Mr. Bryson’s family.

(8)	Of the total shares shown, 2,304,651 shares are held in trusts of which Mr. McDonnell or his wife is a trustee for the benefit of members of the McDonnell family.

SECURITY OWNERSHIP OF MORE THAN 5% SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of the owner of more than 5% of the outstanding Boeing stock as of December 31, 2007.

Name/Address	Shares Beneficially Owned		Percent of Stock Outstanding
State Street Bank and Trust Company (“State Street”) 225 Franklin Street Boston, Massachusetts 02110	85,652,072	(1)	11.0%
(1)	Information is based on a Schedule 13G filed by State Street on February 12, 2008. State Street reports that on December 31, 2007, it had sole power to vote or direct the vote of 31,672,308 shares and sole power to dispose of or direct the disposition of no shares. It also reports that it shared voting power over 53,979,764 shares and shared dispositive power over 85,652,072 shares. State Street is the Trustee of the Company’s Voluntary Investment Plan, a 401(k) retirement savings plan (“VIP”), and the Company’s BAO Voluntary Savings Plan (“BAO VSP”). It has informed the Company that the shared voting and dispositive amounts reported include 53,784,847 shares held in the VIP trust and 194,917 shares held in the BAO VSP trust, on December 31, 2007. The Trustee has dispositive power for the shares in the VIP trust and the BAO VSP trust to the extent necessary to follow valid instructions from participants regarding withdrawals, transfers or loans from such plans. Participants in the VIP and the BAO VSP may direct the Trustee how to vote their proportionate interest in those shares. Unallocated shares and allocated shares for which written instructions are not timely received by the Trustee are voted by the Trustee in the same manner and proportion as the allocated shares in the VIP stock fund and the BAO VSP stock fund for which voting instructions are timely received, unless contrary to applicable law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and certain of its officers to send reports of their ownership of Boeing stock and of changes in such ownership to the SEC and the NYSE. SEC regulations also require the Company to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis. Based on the Company’s review of the reports it has received, the Company believes that all of its directors and officers complied with all the reporting requirements applicable to them with respect to transactions during 2007, except that one report of deferred compensation was inadvertently filed late for Shephard W. Hill.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis presents information about the compensation of our senior executives, including the officers named in the Summary Compensation Table beginning on page 42 (the “Named Executive Officers” or “NEOs”).

Our executive compensation program is designed to promote a strong culture of leadership development, aligned with performance improvement (focused on both growth and productivity) and integrity, which in turn drives financial performance that provides value to our stakeholders. The main components of our executive compensation program include base salary and annual and long-term incentives (total direct compensation). Our incentive program is designed to emphasize a pay-for-performance relationship since any payouts are based on Company and individual performance.

•

Annual incentive awards are tied to financial (economic profit) results and individual performance. Awards are paid in cash and provide a strong link between pay and performance by providing for immediate awards after the completion of the performance period. In 2007, we enhanced the annual incentive to incorporate leadership attributes into the final award calculation to formalize the link between leadership and compensation.

•

The long-term incentive program, which includes a combination of Performance Awards and stock options, provides a balanced focus on driving both internal and external performance. Performance Awards link payouts to achieving internal financial (economic profit) goals tied to our long-range business plan. Stock option payouts are contingent on growth in the Company’s stock price.

Executive Compensation Philosophy

Highly Qualified Employees

The Company’s long-term success will be shaped by our people. We strive to ensure our employees’ contributions and performance are recognized and rewarded through a competitive compensation program. Our executive compensation program is designed to enhance shareholder value, while attracting and retaining world-class talent at all organizational levels, and rewarding executives for strong leadership and performance.

Pay for Performance

We target an executive compensation package that is competitive against the market in which we compete for talent. A majority of an executive’s annual target total compensation package is variable at-risk compensation tied to performance (i.e., internal financial, stock price and individual performance). This principle means if performance is at or above targeted levels, the executive’s total compensation will be at or above targeted levels. Conversely, if performance is below targeted levels, total compensation will be below targeted levels.

Objectives and Guiding Principles

The following objectives and guiding principles shape the design and administration of our executive compensation program:

•

Shareholder Alignment—Align with shareholder interests by focusing on key measures of value creation and requiring a significant ownership of Boeing stock through ownership requirements for NEOs, other officers and senior executives.

•	Sustainable Results—Link pay to Company and individual performance by targeting a significant portion of an executive’s compensation to the achievement of annual and long-term performance goals.

•	Objective Performance Metrics—Drive performance to our business plan by communicating and reinforcing the importance of achieving the Company’s growth and productivity initiatives.

•	Market Competitiveness—Attract and retain talent by paying competitively with other major corporations that operate complex businesses in global markets.

•

Sound Corporate Governance—Serve the long-term interests of the Company, communities, customers, shareholders and suppliers by establishing and administering programs in accordance with sound corporate governance principles.

Executive Compensation Design

Base Salary

Base salaries provide for competitive pay based on the market value of the position and meet the objective of attracting and retaining the talent needed to run the business. Salaries are reviewed annually. Salary increases may be given based on individual factors, such as competencies, skills, experience, performance, and market practices. There are no specific weightings assigned to these individual factors. Annual salary increases are generally effective in March. Promotional increases may also be given when executives assume new roles.

Incentive Plan Performance Metric

We use economic profit as the financial metric for executive annual incentives and Performance Awards. Specifically, the economic profit performance metric utilized throughout our incentive compensation programs for employees at all organizational levels equals:

•

Net operating profit after tax (operating earnings, adjusted to exclude share-based plans expense and Boeing Capital Corporation interest expense, and reduced for taxes using an effective tax rate), less

•

Capital charge (average net assets multiplied by a targeted cost of capital, where average net assets exclude cash, marketable securities, debt and certain pension and other post-retirement benefit obligations).

After the end of the performance period, the Compensation Committee (the “Committee”) may choose to exclude certain items to ensure that award payments represent underlying growth and performance of the core business. Economic profit measures our ability to generate earnings after covering the capital expenses associated with our net assets. Economic profit represents a challenging performance metric because it reflects not only how much a business earns, but also how well it uses its net assets to support its operations to generate revenue. Economic profit grows not merely by increasing revenues, but also by reducing costs and optimizing net assets. Economic profit growth is accomplished through more efficient processes, cost containment and minimized inventory, and other actions taken by management.

Economic profit is aligned with the enterprise financial performance targets established by our Company and is also the sole financial metric for our broad-based, annual non-executive employee incentive plan. This alignment between the executive and non-executive populations ensures that all employees in the Company are connected and working toward the same financial goals.

Annual Incentive Plan

The Annual Incentive Plan is designed to motivate and reward NEOs and all other executives based on the achievement of Company and individual goals for the performance year. Executives are assigned a target incentive award based on their pay grade. Actual incentive awards are determined by Company and individual performance scores (with targets of 1.0) and paid 100% in cash. The mechanics of the 2007 Annual Incentive Plan were as follows:

Target Annual Incentive Award	X	Company Performance Score	X	Individual Performance Score	=	Actual Annual Incentive Award

• % of base salary (based on pay grade) • CEO annual incentive target of 170% of salary • Other NEO targets range from 80% to 100% of salary

•     Measured by Corporate economic profit

•     Score can range from 0.0 to 2.0 (target of 1.0)

•     Score approved by the Compensation Committee

•     No executive payout for Company performance score less than 0.5

				• Measures business performance and leadership attributes • Scores can range from 0.0 to 2.0 (target of 1.0) • Scores recommended by management (CEO score determined by the Compensation Committee)		• Maximum award of 200% of target (CEO maximum of 230% of base salary per employment agreement, equal to approximately 135% of target)

The Committee approves all individual performance scores for the NEOs and other officers and has the discretion to make any adjustments. The expectation is that individual performance scores for all executives will average to 1.0 by each pay grade. Most scores for executives generally fall within the 0.80 to 1.20 range. There are two components that make up the individual performance score:

•

Business Performance Score (weighted 70%)—A qualitative and quantitative assessment of an executive’s individual performance goals and contributions, value of contributions relative to peers and overall organization performance throughout the performance period.

•

Leadership Attribute Score (weighted 30%)—A qualitative assessment of an executive’s performance with respect to six leadership attribute elements applicable to all executives and managers: charts the course, finds a way, lives Boeing values, inspires others, delivers results and sets high expectations. Strong leadership plays a significant role in driving the Company’s growth and productivity targets.

Individual NEO performance scores are determined based on the CEO’s assessment of the achievement of those goals; the CEO’s performance is assessed by the Committee.

Long-Term Incentive Program

Our long-term performance-based incentive program is comprised of a mix of Performance Awards and stock options. The grant guidelines for each pay grade are designed to be approximately equal in targeted expected value to place a similar weighting on driving internal financial and stock price performance. The Committee has limited discretion within the officer pay grades in determining long-term incentive grants. Discretion in grant size may be based on scope of job and impact to the Company. Long-term incentive award payouts are based on Company performance. There is not an individual performance element associated with long-term incentive payouts.

Performance Awards

Performance Awards reward executives based on the achievement of three-year economic profit goals tied to the Company’s long-range business plan.

•	Individual target awards are based on a multiple of base salary.

•	Final awards may range from 0% to 200% of an individual’s target.

•	Payment, if earned, will be made in cash or stock (at the Committee’s discretion).

Performance Awards are designed to pay 100% of target at the end of the three-year performance cycle if the economic profit goal is achieved at the end of the performance period. To provide greater incentive for greater performance, the Performance Awards have a sliding scale that provides for payouts up to 200% of target for maximum performance. For below target performance, below target awards can be earned. The threshold level of performance provides for payouts of 25% of target. If the threshold level of performance is not achieved, no awards will be paid. There is a linear relationship for levels of performance between threshold and target, and target and maximum.

Historical payouts are not available for long-term Performance Awards because 2006 was the first year for this program and no cycles have been completed. Performance Award goals are set so that target payout is achievable if the Company executes according to the long-range business plan. It is expected that maximum performance and less than threshold performance would each be infrequent (i.e., less than 10% of the time). The general expectation of the Company is that over the length of a business/economic cycle Performance Awards will average close to 100% of target.

Stock Options

Stock options align executives’ interests with those of shareholders since the Company’s options only have realizable value if the price of Boeing stock increases after the options are granted. Stock option grant levels are set annually based on the targeted expected value and recent stock price performance. The size of future awards is re-evaluated annually based on changes in the Company’s stock price year over year. NEOs and other executives receive nonqualified option grants with the following characteristics:

•	Have an exercise price equal to the Fair Market Value (average of high and low) of Boeing stock on the grant date.

•	Vest annually in approximately equal installments over a three-year period.

•	Expire ten years after the date of grant.

Prior Awards

Prior to 2006, Boeing granted Performance Shares and Career Shares (restricted stock units) to executives. Performance Shares vest subject to the achievement of specified stock price goals within five years after the date of grant. Career Shares vest upon an executive’s retirement. In addition, the Company granted Boeing Stock Units in partial payment of annual incentive awards, restricted stock and restricted stock units for new hire and promotional grants, and Matching Deferred Stock Units for deferrals of certain compensation.

Performance-Based Compensation

The Committee determines the portion of each executive’s compensation that will be variable at-risk performance-based compensation, with the at-risk portion increasing as an executive assumes greater levels of responsibility and impact to the Company. The percentage of the NEOs’ 2007 target total direct compensation that was at-risk as of the time it was initially approved is set forth in the table below. We define 2007 at-risk compensation to include the 2007 target annual incentive and the target expected value of Performance Awards and stock options granted in 2007. The percentages below are calculated by dividing (i) the at-risk compensation amount by (ii) target total direct compensation, which includes the at-risk compensation plus base salary.

	Base Salary	Target Annual Incentive (at-risk compensation)	Target Long-Term Incentive (at-risk compensation)	Target Total Direct Compensation
CEO	11%	18%	71%	100%
Other NEOs’ Average	20%	18%	62%	100%

Executive Stock Ownership

In order to ensure continual alignment with our shareholders, we have stock ownership requirements for NEOs, other officers and senior executives. The ownership requirements have been in place since 1998 and are based on a multiple of base salary tied to pay grade. The stock ownership guidelines require that, within a three-year period from entry into a new pay grade, executives should attain and maintain the following investment position in Boeing stock and stock units:

•	CEO: 6x base salary.

•	Executive Vice Presidents and Senior Vice Presidents: 4x base salary.

•	Vice Presidents: 1x or 2x base salary based on pay grade.

In addition to directly owned stock and stock units, restricted stock and restricted stock units, deferred stock units and shares held in our savings plans are included in calculating ownership levels. Unvested Performance Shares, unvested Performance Awards and unexercised stock options do not count toward the ownership guidelines. As of February 25, 2008, all NEOs were in compliance with the guidelines.

Other Design Elements

As part of a comprehensive and competitive executive compensation package, executives (including NEOs) receive additional benefits as summarized below (more details are provided in the tabular disclosures beginning on page 42). These benefits are non-performance related and designed to provide a market competitive package in order to attract and retain the executive talent needed to achieve our business objectives.

Perquisites and Other Executive Benefits

Boeing provides limited perquisites and other benefits to the NEOs and selected other executives to achieve our objectives. In 2007, these perquisites (by primary objective achieved) included:

•

Security—Certain senior executives are encouraged (the CEO is required) to use Company aircraft for business and personal travel for security reasons. The Company provides the CEO a car service so that business may be conducted during his commute and for security purposes. In addition, home security is provided to the CEO and other NEOs.

•	Productivity—Financial planning services; relocation assistance services; back-up electric generator installed at the CEO’s home for business continuity purposes.

•	Health—Executive annual physical exam; supplemental life insurance.

•	Market Driven—Company-provided leased vehicles; charitable gift matching program; personal use of club memberships established for business purposes.

During 2007, the Committee conducted a comprehensive review of perquisites and other executive benefits relative to our objectives (e.g., security, productivity, health) and market practices. As a result of this review, the Committee confirmed the continuation of certain perquisites and made a few program changes for 2008. The 2008 changes include financial counseling services limited to cover tax preparation only, increased annual physical exam allowance for senior executives and the elimination of personal use of club memberships.

Retirement Benefits

Executives are eligible to participate in a competitive retirement benefit package, which is based on age, service and compensation, comprised of the following defined benefit plans (no employee contributions are required in order to participate in these plans):

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The Boeing Pension Value Plan, a tax-qualified defined benefit plan provided to all salaried Boeing U.S. employees not represented by a collective bargaining agent (unless the collective bargaining agreement provides for coverage).

•

Supplemental Executive Retirement Plan for Employees of The Boeing Company (“SERP”), a nonqualified defined benefit plan that provides a makeup for benefits not accrued under the Boeing Pension Value Plan due to Internal Revenue Code limits. The SERP also provides a supplemental target benefit that may enhance the benefits received under the Pension Value Plan.

In connection with its review of executive perquisites and other benefits against the Company’s objectives and market practices, the Committee amended the SERP to eliminate supplemental target benefits to executives who are hired or rehired on or after January 1, 2008. Under the amended SERP, executives hired or rehired on or after January 1, 2008 will be eligible to receive the same retirement benefits payable to non-executives without Internal Revenue Code limits, which does not include the supplemental target benefit.

We also provide a supplemental retirement benefit to Mr. McNerney to compensate him for benefits provided by his prior employer that he forfeited when he moved to Boeing.

Deferred Compensation

Executives are eligible to participate in the following voluntary deferral programs (known as defined contribution plans):

•	401(k) plan in which participating employees receive a Company match. The plan is generally available to all Boeing U.S. employees.

•	Nonqualified Supplemental Benefit Plan that allows eligible employees to save and receive Company matches on amounts above those permitted under the 401(k) plan due to Internal Revenue Code limits.

•	Deferred Compensation Plan for Employees that allows executives to voluntarily defer the receipt of salary and earned incentive awards.

Severance Benefits

Executive Layoff Benefits

The Company maintains an executive layoff benefit plan to provide a fair separation package to an executive in the event his or her job is eliminated. The plan covers all executives (including NEOs other than Mr. McNerney, who is covered by his employment agreement) and provides severance benefits equal to one year’s base salary plus target annual incentive compensation, adjusted by Company performance. The layoff benefit plan does not provide benefits upon a change in control. The Committee believes, based on comparison to peer group practices, the current level of benefits provided under the plan (which has been in place since 1997) is appropriate and provides a fair separation package to all executives in the event their jobs are eliminated. In addition, executives may continue to participate in some outstanding incentive award programs after a separation based on service and the terms and conditions of the award.

CEO Severance Benefits

Pursuant to his employment agreement with the Company, Mr. McNerney is entitled to certain severance and change in control benefits if his employment is terminated. The level and nature of these benefits were reviewed against market data and set by a negotiated employment agreement to attract Mr. McNerney, who had similar arrangements with his prior employer, to join the Company. The severance benefits are payable upon his involuntary termination by the Company without cause or voluntary termination by Mr. McNerney for good reason (e.g., adverse change in responsibilities, pay, reporting relationships or the Company’s/successor’s failure to abide by the agreement). These benefits include a cash severance payment, additional supplemental retirement benefits, health and welfare benefits continuation and vesting of certain long-term incentive awards. The cash severance payment is two times base salary plus target annual incentive. If termination is following a change in control, the payment is three times base salary plus target annual incentive. In the event of a change in control, Mr. McNerney would receive these severance benefits if his employment were subsequently terminated (by the Company without cause or by the executive for good reason) within two years of the change in control.

Governance of Pay Setting Process

In setting total direct compensation, a consistent approach is applied for all executives:

•	All executives are assigned to pay grades by comparing position-specific duties and responsibilities with market data and our internal management structure.

•	Each pay grade has a salary range with corresponding target annual and long-term incentive award opportunities, executive benefits and perquisites.

•	Salary ranges and incentive opportunities by pay grade are targeted to be at the middle of our peer group.

•

Individual executive pay positioning will vary based on the requirements of the job (competencies and skills), the executive’s experience and performance, and the organizational structure (internal alignment and pay relationships).

•

The compensation policies applied to the CEO position are the same as those applied to other executive officer positions. However, the pay levels for the CEO position, which sets the Company’s strategy and leads the Company in enhancing shareholder value, are higher than other executive officer positions due to the significantly higher level of responsibility.

•	Exceptions to normal practice may be made based on critical business and people needs.

Role of Committee, Management and Consultant

The Committee establishes, reviews and approves all elements of the executive compensation program. The Committee works with an outside executive compensation consultant (engaged by the Committee) for advice and perspective regarding market trends that may impact decisions the Company makes about its executive compensation program and practices. Management has the responsibility for effectively implementing the executive compensation program. Additional responsibilities of the Committee, management and the consultant include:

Compensation Committee

•

The Committee reviews and approves business goals and objectives relevant to executive compensation, evaluates the performance of the CEO in light of those goals and objectives, and determines and recommends the CEO’s compensation level to independent members of the Board of Directors based on this evaluation.

•

Based on a review of market data, pay tally sheets (as described below), individual performance and internal pay comparisons, the Committee sets the pay for the CEO and reviews and approves all NEO and other officer pay arrangements, with the exception of base salaries.

•	The Board of Directors reviews all components for compensation and approves all executive officer base salaries.

Management

•

The CEO, Senior Vice President, Human Resources and Administration, and Vice President, Compensation and Benefits make recommendations on program design and pay levels, where appropriate (CEO pay is set by the Committee), and implement the program approved by the Committee.

•	The CEO develops pay recommendations for other officers, including the other NEOs, and is assisted in pay administration by the Senior Vice President, Human Resources and Administration.

•	The CFO provides the Company’s financial information used by the Committee to make decisions with respect to incentive compensation goals and related payouts.

Consultant

•	The consultant presents peer group pay practices and other relevant benchmarks to the Committee and management but the consultant does not determine pay.

•

The consultant prepares comprehensive pay tally sheets for Committee review. The pay tally sheets provide total annual compensation (for the current year and for the following year, based on expected pay adjustments), accumulated wealth (value of equity holdings, outstanding long-term incentives, deferred compensation and pension) and estimated compensation under various termination scenarios.

Benchmarking Against Our Peer Group

Boeing benchmarks executive compensation against a peer group of leading aerospace and manufacturing companies that have a technology focus, global operations, a diversified business and annual sales and market capitalizations comparable to Boeing. Each year the Compensation Committee reviews the peer group and determines whether any changes should be made. In 2007, this review resulted in some changes to our peer group to better represent a cross-section of companies in similar industries with comparable financial, operational and organizational measures. Three companies were removed from the peer group (ConocoPhillips, Marathon Oil and Pfizer) and three companies were added (Johnson & Johnson, Johnson Controls and Procter & Gamble). The 2007 peer group was comprised of the following 24 companies:

3M AT&T Caterpillar Chevron Dell DuPont	Exxon Mobil Ford General Dynamics General Electric General Motors Hewlett-Packard	Honeywell IBM Intel Johnson & Johnson Johnson Controls Lockheed Martin	Motorola Northrop Grumman Procter & Gamble Raytheon United Technologies Verizon Communications

Peer group compensation benchmarking is one of several factors considered in the pay setting process. Peer group practices are analyzed annually for target total direct compensation, and periodically for other pay elements (such as executive benefits and perquisites). For 2007, each element of the executive compensation structure (salary range, target incentive award opportunities, and executive benefits and perquisites) was set to be within a competitive range to the middle of the peer group companies. The pay positioning of individual executives will vary based on their competencies, skills, experience and performance, as well as internal alignment and pay relationships. In 2007, each NEO’s salary and target annual and long-term incentive award opportunities were within the competitive range of compensation opportunities offered at the peer group companies. Actual total compensation earned may be more or less than target based on Company and individual performance results during the performance period.

Determination of Performance Goals (Economic Profit) and Awards

Economic profit goals are set taking into account business conditions, expectations regarding the probability of achievement and the desire to incorporate a degree of “stretch” to push the Company to achieve a higher level of performance. Specific probabilities of achievement are not assigned to the economic profit goals. Consistent with our philosophy and approach to setting goals, incentive payouts that are above target will be for superior performance (results that exceed our business plan). Goals are set at the beginning of the performance period (one year for annual incentive awards and three years for Performance Awards). This process is summarized below.

Beginning of the Performance Period	During the Performance Period	End of the Performance Period
• Economic profit goals and corresponding award opportunities are developed by management (CEO, CFO) and approved by the Committee	• Economic profit performance is monitored relative to goals • Economic profit goals cannot be changed during the performance period	• Management presents actual economic profit results relative to goals, and the Committee determines any payouts
• The Committee may exclude certain items that are outside the normal course of business, unusual and/or infrequent, and not reflective of the Company’s core operating performance for that period

Any adjustments at the end of the performance period will be based on the Committee’s judgment. The same adjustments considered for the annual awards in a given year will be applied to the long-term Performance Awards. The Committee has discretion over the adjustments but not the discretion to increase or decrease the Company performance score outside of these adjustments irrespective of the economic profit performance.

Results

Company Performance Highlights

A key objective of the Company is strong financial performance that provides sustained, long-term increases in shareholder value. Our focus is on growth and productivity. In 2007, the Company had record financial results in the following areas:

•	Revenues of $66.4 billion.

•	Net income of $4.1 billion, or $5.28 per share.

•	Operating cash flow of $9.6 billion.

•	Backlog of $327 billion.

Impact on Pay

As mentioned earlier, Company performance has a direct impact on both annual and long-term incentive compensation. For our long-term incentive Performance Awards (measured by economic profit), 2006 was the first year of the program and the performance period is three years; therefore, we have not yet paid out any awards under that program. Under the annual incentive, the final award paid to an executive includes a measure of both Company and individual performance. We calculate annual incentive awards based on the following formula:

Target Annual Incentive Award	X	Company Performance Score	X	Individual Performance Score	=	Actual Annual Incentive Award

Results for the 2007 annual incentive are discussed below.

Company Performance Score

The Compensation Committee determined that the Company’s 2007 economic profit after adjustments was $3.2 billion versus a target of $2.8 billion. This resulted in a Company performance score of 1.5, which is 50% greater than the target of 1.0. The above target performance was the result of record revenues, earnings, cash flow and backlog in 2007, which was driven by strong growth, continued productivity improvements and solid asset management. Consistent with past practices, adjustments were made to ensure that award payments under the Company’s executive and employee incentive plans represent the underlying growth and performance of the core business. For 2007, the Committee reduced economic profit performance to eliminate the benefit of a lower tax rate and tax payments versus plan.

Individual Performance Scores

Individual performance scores reflect the CEO’s qualitative and quantitative assessment (Committee assessment for the CEO) of an NEO’s individual performance goals and contributions, value of contributions relative to peers, and overall organization performance throughout the performance period. In addition, a leadership assessment of the six leadership attributes (charts the course, finds a way, lives Boeing values, inspires others, delivers results and sets high expectations) is included in the score. In 2007, NEO individual performance scores ranged from 0.916 to 1.143, averaging 1.031. Messrs. McNerney, Albaugh and Bell received scores above 1.0. Their above target performance was a reflection of financial, operational and business achievements, progress on key initiatives, leadership strength, and overall impact to the Company during 2007.

Based on 2007 performance results (as detailed above), the Committee believes the compensation awarded to the NEOs in 2007 was appropriate and achieved the executive compensation program’s objectives.

Additional Considerations

Granting Practices

The Company makes its annual long-term incentive Performance Award and stock option grants in February of each year at the regular meeting of the Compensation Committee, which typically is within a month after the Company has publicly released a report of its prior year annual earnings. The Committee meeting date, or the next business day if the meeting falls on a Sunday, is the effective grant date for the annual executive stock option grants. The exercise price is the Fair Market Value of Boeing stock on that date.

We also may grant equity-based awards (e.g., options, restricted stock units) to recognize increased responsibilities or special contributions, attract new hires, retain executives or recognize certain other special circumstances that occur throughout the year. The effective date of these grants is determined based on the timing of the recognition or recruitment event and approved on or in advance of the effective date of the grant according to the Company’s approval authority requirements. The exercise/grant price is the Fair Market Value of Boeing stock on the effective date. The Compensation Committee approves all equity grants to executive officers.

Accounting and Tax Implications

The Compensation Committee considers the accounting and tax impact reflected in the Company’s financial statements when establishing the amount and forms of long-term and equity compensation to be granted. The forms of long-term compensation selected are intended to be cost-efficient.

•

Stock Options—Since 1998, stock options have been accounted as equity compensation under FAS 123 (now FAS 123R). Under this accounting standard, stock options result in “equity” accounting, which means that the grant date fair value is a fixed charge at the date of grant and is generally expensed over the service/vesting period based on the number of options that vest.

•

Performance Awards—The estimated payout amount of the Performance Awards, along with any changes in that estimate, is recognized over the performance period under “liability” accounting. The Company’s ultimate expense will equal the value earned by/paid to the executives. As such, the ultimate expense is not determinable until the end of the three-year performance period.

•

Restricted Stock and Restricted Stock Units—These grants result in FAS 123R equity accounting, under which the fair value of the award is recognized over the service/vesting period based on the number of shares or units that vest.

Securities Trading Policy

We have a policy that executive officers and directors may not purchase or sell options to sell or buy Boeing stock (“puts” and “calls”) or engage in short sales with respect to Boeing stock.

Clawback Policy

The Company will seek reimbursement of annual or long-term incentive payments to an executive officer if the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial restatement of financial results and a lower payment would have been made to the executive based on the restated financial results. This policy is contained in our Corporate Governance Principles beginning on page 17 and may be viewed on our website at www.boeing.com/corp_gov.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

We consider the impact of this rule when developing and implementing our executive compensation program. Annual incentive awards, Performance Awards and stock options are designed to meet the deductibility requirements. We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of our compensation programs, including salaries and grants of restricted stock and restricted stock units, may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors acts on behalf of the Board to establish and oversee the Company’s executive compensation program in a manner that serves the interests of Boeing and its shareholders. For a discussion of the Compensation Committee’s policies and procedures, see Committee Membership—Compensation Committee beginning on page 12.

Management of the Company has prepared the Compensation Discussion and Analysis of the compensation program for Named Executive Officers (beginning on page 32). The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2007 (included in this Proxy Statement) with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement, for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Compensation Committee

Kenneth M. Duberstein, Chair

John E. Bryson

Edward M. Liddy

John F. McDonnell

Rozanne L. Ridgway

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding 2007 compensation for each of the Company’s 2007 Named Executive Officers; 2006 compensation is presented for executives who were also Named Executive Officers in 2006 (Messrs. McNerney, Bell and Albaugh). In accordance with SEC rules, 2006 compensation is not presented for Messrs. Carson and Jamieson because they were not Named Executive Officers in 2006. Salary includes amounts deferred at the officer’s election. Consistent with the Company’s executive compensation program objectives, performance-based pay, particularly target long-term incentive compensation, is emphasized in determining pay packages. The Summary Compensation Table and the 2007 Grants of Plan-Based Awards table should be viewed together for a more complete representation of both the annual and long-term incentive compensation elements of our program.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)		All Other Compensation ($)(6)	Total ($)
W. James McNerney, Jr.(7) Chairman, President and Chief Executive Officer	2007	$1,800,077	$4,845,489	$3,661,663	$4,266,500	$3,457,119		$966,251	$18,997,099
	2006	1,750,000	8,712,295	1,714,210	4,025,000	2,290,690	(8)	2,063,539	20,555,734
James A. Bell Executive V.P. and Chief Financial Officer	2007	760,865	865,788	905,837	1,291,900	1,664,871		218,250	5,707,511
	2006	690,769	2,619,489	430,100	846,900	1,122,880		198,348	5,908,486
James F. Albaugh Executive V.P., President and Chief Executive Officer, Integrated Defense Systems	2007	896,303	233,964	905,837	1,537,900	622,817		269,178	4,465,999
	2006	865,769	3,918,257	430,100	729,500	663,174		197,889	6,804,689

Scott E. Carson Executive V.P., President and Chief Executive Officer, Commercial Airplanes	2007	702,389	1,129,890	554,934	966,300	1,124,086		78,926	4,556,525
James M. Jamieson(9) Former Senior V.P., Chief Operating Officer, Commercial Airplanes	2007	619,477	1,441,211	391,564	681,600	692,380		260,971	4,087,203

(1)	The amounts reported in this column for each officer reflect the dollar amount of base salary paid in the year, before deferrals and including salary increases effective during the year.

(2)	The amounts reported in this column for each officer reflect the compensation costs for financial reporting purposes for the year under FAS 123R for outstanding stock-based awards (other than stock options) granted in and prior to the year. These are not amounts paid to or realized by the officer. The compensation costs for each type of award for 2007 are set forth in the table below. Assumptions used in the calculation of these compensation costs are included in Note 16 to the Company’s audited financial statements included in the Company’s Form 10-K for the year. A description of MDSUs appears in the narrative text on page 46 following the 2007 Grants of Plan-Based Awards table, and a description of all other types of awards appears in the narrative text following the Outstanding Equity Awards at 2007 Fiscal Year-End table beginning on page 47.

Name	Restricted Stock/ Restricted Stock Units/Deferred Stock Units	Boeing Stock Units	Performance Shares	Total
W. James McNerney, Jr.	$4,845,489	$0	$0	$4,845,489
James A. Bell	400,000	(13,518)	479,306	865,788
James F. Albaugh	0	(16,838)	250,802	233,964
Scott E. Carson	1,032,847	0	97,043	1,129,890
James M. Jamieson	887,940	0	553,271	1,441,211

(3)	The amounts reported in this column for each officer reflect the compensation costs for financial reporting purposes for the year under FAS 123R for stock options granted in and prior to the year. These are not amounts paid to or realized by the officer. Assumptions used in the calculation of these compensation costs are included in Note 16 to the Company’s audited financial statements included in the Company’s Form 10-K for the year. A description of the stock options appears in the narrative text on page 46 following the 2007 Grants of Plan-Based Awards table.

(4)

The amounts reported in this column for each officer reflect annual cash incentive compensation, which is based on performance in the respective year, and were determined by the Compensation Committee in February of the following year and paid shortly thereafter. This annual incentive compensation is discussed in further detail under Compensation Discussion and Analysis beginning on page 33. The estimated possible threshold, target and maximum amounts for these awards for 2007 are reflected in the 2007 Grants of Plan-Based Awards table on page 45. Beginning with 2008 compensation that will appear in the Company’s 2009 Proxy Statement, the amounts reported in this column for each officer will also reflect any payout of Performance Awards that were granted beginning in 2006 for the 2006-2008 performance period. Performance Awards are discussed in further detail under Compensation Discussion and Analysis on page 34. The estimated possible threshold, target and maximum amounts for Performance Awards granted each year are reflected in the Grants of Plan-Based Awards table for that year.

(5)	The amounts reported in this column for each officer reflect the aggregate increase in the actuarial present value of the officer’s accumulated benefits under all pension plans during the year. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts that the officer may not currently be entitled to receive because such amounts are not vested. Information regarding these pension plans is set forth in further detail under 2007 Pension Benefits beginning on page 50.

(6)	The amounts reported in this column for each officer and set forth by category in the table below represent (a) perquisites and other personal benefits, (b) premiums paid by the Company for life insurance for the benefit of the insured, (c) tax reimbursements, and (d) Company contributions to retirement and 401(k) plans of the Company and its subsidiaries.

2007 All Other Compensation

Name	Perquisites and Other Personal Benefits(a)	Life Insurance Premiums(b)	Tax Reimbursements(c)	Company Contributions to Retirement Plans(d)	Total All Other Compensation
W. James McNerney, Jr.	$555,915	$267,935	$34,396	$108,005	$966,251
James A. Bell	169,358	3,240	0	45,652	218,250
James F. Albaugh	211,567	3,833	0	53,778	269,178
Scott E. Carson	33,782	3,001	0	42,143	78,926
James M. Jamieson	219,898	2,648	1,256	37,169	260,971

(a)	The Company provided certain perquisites to the Named Executive Officers in 2007 as follows. Certain Named Executive Officers are encouraged (except for Mr. McNerney, who is required) to use Company-owned aircraft for business and personal travel for security reasons. For purposes of the Summary Compensation Table, we value the aggregate incremental cost to the Company for personal use of Company aircraft using a method that takes into account the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs. Since our aircraft are used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of the Company-owned or leased aircraft, and the cost of maintenance not related to trips.

The Company also provided to Named Executive Officers vehicles, and to Mr. McNerney a car and driver; financial counseling services; club memberships that may be used for personal as well as business purposes; and relocation benefits in accordance with our relocation policy. Named Executive Officers were also able to participate in the Company’s Executive Board Match Program, which matches dollar-for-dollar (up to $25,000 per executive per year) charitable contributions made by an executive to a non-profit organization or educational institution on whose governing board or fundraising committee the executive has been formally asked to serve on behalf of the Company. The Company also provided security services, including home security systems and monitoring, to certain Named Executive Officers. We value the incremental cost to the Company for these benefits based on the actual costs or charges incurred by the Company for the benefits.

The amount for Mr. McNerney includes $294,997 for personal use of Company aircraft (including $18,394 for use associated with attendance at outside board meetings), $100,190 in financial counseling services (including $37,490 for services received in 2006 that were billed and paid in 2007) and $89,990 for the cost of a backup generator installed at Mr. McNerney’s home for business continuity purposes.

The amount for Mr. Bell includes $94,277 for personal use of Company aircraft (including $6,198 for use associated with attendance at outside board meetings), $38,953 for personal use of a Company vehicle and $33,391 in financial counseling services (including $5,990 for services received in 2006 that were billed and paid in 2007).

The amount for Mr. Albaugh includes $129,818 for personal use of Company aircraft (including $79,544 for use associated with attendance at outside board meetings).

The amount for Mr. Jamieson includes $28,710 for personal use of a Company vehicle and $168,725 for relocation expenses paid by the Company.

(b)	The amounts represent premiums paid by the Company for term life insurance for the benefit of the insured executive. The amount for Mr. McNerney includes supplemental life insurance premiums paid pursuant to the terms of his employment agreement.

(c)	The amounts represent tax reimbursement associated with relocation.

(d)	The amounts represent matching contributions allocated by the Company to each officer under the Company’s qualified and nonqualified retirement plans.

(7)

Mr. McNerney served as a nonemployee director of the Company from 2001 through July 1, 2005. During that period, he received compensation under the Company’s nonemployee director compensation program. As of December 31, 2007, he held 7,800 stock options and 12,056 deferred stock units attributable to compensation for his services as a nonemployee director. The amount in the “Option Awards” column of the Summary Compensation Table includes compensation costs for outstanding stock options that Mr. McNerney received for his service as a nonemployee director. The compensation costs for financial reporting purposes under FAS 123R were $7,034 for 2007 and $13,360 for 2006; these are not amounts paid to or realized by Mr. McNerney. For assumptions used in the calculation of these compensation costs for 2007, see footnote 11 to the 2007 Director Compensation Table on page 25.

(8)	The Company’s 2007 Proxy Statement reported Mr. McNerney’s change in pension value for 2006 as $1,149,931. It has since been determined that the assumptions used in calculating this change in pension value were not consistent with the assumptions used in the Company’s financial statements. When these figures are calculated using the corrected assumptions, Mr. McNerney’s pension value is reduced by $774,449 to $14,495,755 for 2006 and reduced by $1,915,208 to $12,205,065 for 2005. These decreases in pension value, however, resulted in an increase in the reported change in pension value for 2006 by $1,140,759, to the corrected number of $2,290,690 shown above. Because the change in pension value is a component of the Total column, this change also affects the amount that was reported in the 2007 Proxy Statement for Mr. McNerney’s 2006 Total column, which increased to the corrected number of $20,555,734 shown above.

(9)	Mr. Jamieson retired from the Company effective March 7, 2008.

2007 GRANTS OF PLAN-BASED AWARDS

The following table provides information for each of the Company’s Named Executive Officers regarding 2007 annual and long-term incentive award opportunities, including the range of potential payouts under non-equity incentive plans. Specifically, the table presents the 2007 grants of Annual Incentive Awards, Performance Awards, stock options and Matching Deferred Stock Units (“MDSUs”). In setting and benchmarking pay levels, we focus on target total direct compensation, which is the sum of base salary, annual incentive compensation at target, Performance Awards at target and a targeted value for stock options, as described under Compensation Discussion and Analysis beginning on page 32.

Name	Type of Award	Grant Date	Number of Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
				Threshold	Target	Maximum
W. James McNerney, Jr.	Annual Incentive Award		—	$1,576,750	$3,153,500	$4,266,500	—	—	$—	$—
	Performance Award		60,000	1,500,000	6,000,000	12,000,000	—	—	—	—
	Stock Options	2/26/2007	—	—	—	—	—	215,000	89.65	5,871,650
James A. Bell	Annual Incentive Award		—	381,439	762,877	1,525,754	—	—	—	—
	Performance Award		13,650	341,250	1,365,000	2,730,000	—	—	—	—
	Stock Options	2/26/2007	—	—	—	—	—	52,000	89.65	1,420,120
James F. Albaugh	Annual Incentive Award		—	448,504	897,007	1,794,014	—	—	—	—
	Performance Award		17,063	426,575	1,706,300	3,412,600	—	—	—	—
	Stock Options	2/26/2007	—	—	—	—	—	52,000	89.65	1,420,120
Scott E. Carson	Annual Incentive Award		—	351,648	703,295	1,406,590	—	—	—	—
	Performance Award		13,163	329,075	1,316,300	2,632,600	—	—	—	—
	Stock Options	2/26/2007	—	—	—		—	52,000	89.65	1,420,120
	MDSUs(1)						7,982	—	—	782,072
James M. Jamieson	Annual Incentive Award		—	248,048	496,096	992,192	—	—	—	—
	Performance Award(2)		7,800	195,000	780,000	1,560,000	—	—	—	—
	Stock Options(3)	2/26/2007	—	—	—	—	—	23,000	89.65	628,130

(1)	See MDSUs discussion below.

(2)	Due to Mr. Jamieson’s retirement, effective March 7, 2008, his Performance Award payout will be prorated based on four out of twelve quarters employed during the performance period and paid out to the extent earned at the end of the performance period. His Performance Award is accordingly reduced to a pro rated grant of 2,600 units with estimated threshold, target and maximum payouts reduced to $65,000, $260,000 and $520,000, respectively.

(3)	Due to Mr. Jamieson’s retirement, effective March 7, 2008, 15,180 of his stock options expired unvested.

Annual Incentive Awards. The amounts shown for Annual Incentive Awards represent the threshold, target and maximum amounts of annual cash incentive compensation that, depending on performance results, might have been paid to each officer for 2007 performance. The actual amount paid for 2007 is shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. If employment is terminated due to death, disability, retirement or layoff during the year, the executive remains eligible under the award and, if the award is earned, will receive a prorated payout, based on the number of days employed during the year, at the same time payment is made to other participants. These awards are described in further detail under Compensation Discussion and Analysis beginning on page 33.

Performance Awards. The amounts shown for Performance Awards represent the threshold, target and maximum amounts that, depending on performance results, might be paid to each officer pursuant to Performance Awards granted in the year. Performance Awards are cash units that pay out based on the achievement of cumulative financial goals at the end of a three-year period. Individual target awards are based on a multiple of base salary, which is then converted into a number of units. Each unit has an initial value of $100. The amount payable at the end of the three-year performance period may be anywhere from $0 below threshold to $25 at threshold, $100 at target and $200 at maximum per unit, depending on the Company’s performance against plan for the three-year period. If employment is terminated due to death, disability, retirement or layoff during the performance period, the executive remains eligible under the award and, if the award is earned, will receive a prorated payout, based on the number of full calendar quarters employed during the period, at the same time payment is made to other participants. The Compensation Committee has the discretion to pay these awards in cash, stock or a combination of both after the three-year performance period. These awards may be deferred at the election of the executive. The Performance Awards are described in further detail under Compensation Discussion and Analysis on page 34.

Stock Options. The amounts shown for Stock Options represent the number of nonqualified stock options granted to each officer in 2007, the option exercise price and the grant date fair value of the options determined in accordance with FAS 123R. The stock options vest over a period of three years, with 34% vesting on the first anniversary of the date of grant and 33% vesting on the second and third anniversaries of the date of grant. The exercise price per share is the Fair Market Value of Boeing stock on the date of grant. The options expire ten years after the date of grant. If an executive terminates for any reason, the non-vested portion of the stock option will not vest and all rights to the non-vested portion will terminate completely. Vested options are generally exercisable for 90 days after termination of employment, except that for terminations due to death, disability, retirement or layoff, vested options remain exercisable for the earlier of five years or the end of the ten-year term of the option. The stock options are described in further detail under Compensation Discussion and Analysis beginning on page 34.

Matching Deferred Stock Units (MDSUs). The amounts shown for MDSUs represent the number of MDSUs granted to the officer in the year and the grant date fair value of the MDSUs determined in accordance with FAS 123R. Under the MDSU program, which was discontinued in 2005, if an executive elected to defer certain compensation, including vested BSU or Performance Share awards, into Boeing deferred stock units (an unfunded stock unit account), the Company provides a 25% matching contribution when the awards vest that is paid out in stock, contingent on the executive’s staying with the Company until retirement. MDSUs earn dividend equivalents, which accrue in the form of additional MDSUs. Although the Company no longer grants BSUs and Performance Shares, and executives may make no new elections for MDSUs, executives who have previously elected to participate in the matching program will continue to receive MDSUs as and to the extent outstanding BSUs and Performance Shares vest. MDSUs are paid under the Company’s Deferred Compensation Plan for Employees, which is described in further detail under 2007 Nonqualified Deferred Compensation beginning on page 53. MDSUs were awarded to Mr. Carson in 2007 on the following dates: 615 on March 5, 2007; 1,436 on April 19, 2007; 1,248 on April 27, 2007; 2,654 on May 31, 2007; 622 on June 14, 2007 and 1,407 on July 27, 2007.

Employment Agreement With Mr. McNerney. The Company entered into an employment agreement with Mr. McNerney effective July 1, 2005 (which was amended and restated effective January 1, 2008 to conform with Section 409A of the Internal Revenue Code) providing for his employment as President and Chief Executive Officer of the Company and for his election as Chairman of the Board of Directors of the Company. The initial term of the agreement ends on July 1, 2008, but, beginning on July 1, 2006, the term automatically extends so that the remaining term is always two years. Either the Board of Directors or Mr. McNerney may give notice that the term will not be automatically extended. The agreement provides for an initial annual base salary of $1,750,000 and that Mr. McNerney will be eligible to participate in the Company’s annual incentive plan and other incentive compensation plans. Mr. McNerney received a base salary increase in July 2007 to $1,855,000. He is eligible to earn an annual target incentive award measured against objective financial criteria of at least 170% of base salary, with a maximum annual incentive award of 230% of base salary and a potential reduced annual incentive award for achievements below target in accordance with the applicable annual incentive award plan. He participates in all Company long-term incentive programs extended to other senior executives at levels commensurate with his position.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The following table provides information for each of the Company’s Named Executive Officers regarding outstanding stock options and unvested stock awards held by the officers as of December 31, 2007. Market values are presented as of the end of 2007 (based on the closing price of Boeing stock on December 31, 2007 of $87.46) for outstanding stock awards, which include 2007 grants and prior-year grants. Market values are not presented for stock options. The accumulated equity holdings reflect our long-term incentive structure, Company performance and an executive’s length of service. Performance Awards, which are cash-based, are not presented in this table.

		Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#)						Service-Based Equity Awards			Equity Incentive Plan Awards
Name	Grant Year	Exercisable		Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
W. James McNerney, Jr.
Equity Awards	—	—		—		—	—	226,733	(3)	$19,830,068	—	$—
Stock Options	2007	—		215,000	(4)	89.65	2/26/2017
	2006	88,740		172,260	(5)	74.45	2/27/2016
	2004	1,680		720	(6)	43.12	5/03/2014
	2003	1,680		720	(7)	28.22	4/28/2013
	2002	3,000	(8)	—		44.13	4/29/2012
James A. Bell
Equity Awards	—	—		—		—	—	45,287	(9)	$3,960,801	6,498	$568,315
Stock Options	2007	—		52,000	(10)	89.65	2/26/2017
	2006	22,440		43,560	(11)	74.45	2/27/2016
	2003	7,000		3,000	(12)	26.88	4/21/2013
James F. Albaugh
Equity Awards	—	—		—		—	—	55,330	(13)	$4,839,162	7,852	$686,736
Stock Options	2007	—		52,000	(10)	89.65	2/26/2017
	2006	22,440		43,560	(11)	74.45	2/27/2016
	2003	352		3,000	(12)	26.88	4/21/2013
Scott E. Carson
Equity Awards	—	—		—		—		106,319	(14)	$9,298,660	3,801	$332,435
Stock Options	2007	—		52,000	(10)	89.65	2/26/2017
	2006	6,800		13,200	(15)	74.45	2/27/2016
James M. Jamieson
Equity Awards	—	—		—		—	—	61,213	(16)	$5,353,690	3,899	$341,007
Stock Options	2007	—		23,000	(17)	89.65	2/26/2017
	2006	9,520		18,480	(18)	74.45	2/27/2016
(1)	The following table shows the aggregate number and value of unvested BSUs, Career Shares, restricted stock, Restricted Stock Units (RSUs) and MDSUs held by each of the officers as of December 31, 2007:

	Number of Shares or Units of Stock That Have Not Vested						Market Value of Shares or Units of Stock That Have Not Vested
Name	BSUs	Career Shares	Restricted Stock	RSUs	MDSUs	Total	BSUs	Career Shares	Restricted Stock	RSUs	MDSUs	Total
W. James McNerney, Jr.	0	0	226,733	0	0	226,733	$0	$0	$19,830,068	$0	$0	$19,830,068
James A. Bell	11,275	10,816	0	23,196	0	45,287	986,112	945,967	0	2,028,722	0	3,960,801
James F. Albaugh	14,559	22,376	0	0	18,395	55,330	1,273,330	1,957,005	0	0	1,608,827	4,839,162
Scott E. Carson	6,958	12,435	0	34,117	52,809	106,319	608,547	1,087,565	0	2,983,873	4,618,675	9,298,660
James M. Jamieson	6,919	12,819	0	29,330	12,145	61,213	605,136	1,121,150	0	2,565,202	1,062,202	5,353,690

Awards Granted in Prior Years

Boeing Stock Units (BSUs). BSUs, which were awarded for years prior to 2006 in payment of a portion of the annual incentive award, are stock units that earn dividend equivalents, which are accrued in the form of additional BSUs each quarter. BSUs vest and are payable three years after the award or upon earlier retirement, or may be deferred, and are payable in either cash or stock at the election of the executive. Vesting of the BSUs will be fully accelerated if employment is terminated due to death, disability or layoff.

Career Shares. Career Shares, which were granted prior to 2006, are stock units that earn dividend equivalents, which accrue in the form of additional Career Shares. Career Shares vest upon termination of employment due to death, disability, retirement or layoff and are paid out in stock upon vesting.

Restricted Stock. Pursuant to his employment agreement, Mr. McNerney was granted 391,000 shares of restricted stock designed to compensate him for unvested equity awards he forfeited upon leaving 3M: (a) for forfeited stock options, restricted stock with vesting and restrictions lapsing in five equal annual installments beginning on May 10, 2006; (b) for forfeited restricted stock awards, restricted stock with vesting and restrictions lapsing in six equal annual installments beginning on January 1, 2006; and (c) for forfeited restricted stock awards, restricted stock with vesting and restrictions lapsing in three equal annual installments beginning on July 1, 2006. Vesting of the restricted stock will be fully accelerated if Mr. McNerney’s employment is terminated due to death, by the Company without cause or by Mr. McNerney with good reason before or after a change in control. Mr. McNerney will receive dividends in cash as and when declared and paid.

Restricted Stock Units (RSUs). RSUs granted to Mr. Bell in 2005 vest 50% three years after the grant date and the remaining 50% five years after the grant date. RSUs granted to Messrs. Carson and Jamieson in 2006 vest 50% two years after the grant date and the remaining 50% three years after the grant date. Vesting of the RSUs will be fully accelerated if employment is terminated due to death, disability or layoff. The RSUs earn dividend equivalents, which are accrued in the form of additional RSUs each quarter, and are payable in stock.

Matching Deferred Stock Units (MDSUs). MDSUs were granted in 2007 and in prior years. They are described on page 46 in the narrative text following the 2007 Grants of Plan-Based Awards table.

(2)	The amount reported in this column for each officer represents unvested 2005 Performance Shares at the target payout number. Performance Shares, which were last granted in 2005, are contingent awards that vest in increments if the Company achieves specified stock price hurdles, with threshold, target and maximum levels, within five years from the date of grant. The size of the grant was determined by a multiple of salary depending on the executive’s pay grade. Performance Shares may vest at any time during the five-year period if the average daily closing price of Boeing stock on the NYSE over a 20-consecutive-day period achieves one of the specified hurdles. The total number of shares delivered by the end of the five-year cycle will range from 0% to 125% of the contingent grant, depending on the level of stock price performance achieved. Performance Shares are distributed in Boeing stock on the date the specified performance hurdle is met or may be deferred and earn dividend equivalents, which are accrued in the form of additional Performance Shares and distributed in Boeing stock, or may be deferred when and to the extent that the related Performance Shares are distributed. If employment is terminated due to death, disability, retirement or layoff during the performance period, the executive remains eligible under the award and will receive payout in the same amount and at the same time payment would have been made had the executive not had a termination of employment.

The only remaining Performance Shares outstanding at December 31, 2007 are 2005 Performance Shares that were granted on February 28, 2005 and expire on February 28, 2010. 90% of the 2005 Performance Shares have vested so far. The remaining stock price hurdles for 2005 Performance Shares are $106.42 (an additional 10% will vest), $111.74 (an additional 10% will vest), $117.06 (an additional 10% will vest) and $119.72 (an additional 5% will vest).

(3)	Reflects (a) 159,000 shares of restricted stock that vest in five equal annual installments beginning on May 10, 2006, of which 95,400 shares were unvested as of December 31, 2007; (b) 162,000 shares of restricted stock that vest in six equal annual installments beginning on January 1, 2006, of which 108,000 shares were unvested as of December 31, 2007; and (c) 70,000 shares of restricted stock that vest in three equal annual installments beginning on July 1, 2006, of which 23,333 shares were unvested as of December 31, 2007.

(4)	Unexercisable options vest in three annual installments: 73,100 options vested on February 26, 2008; 70,950 options to vest on each of February 26, 2009 and 2010.

(5)	Unexercisable options vest in two annual installments: 86,130 options vested on February 27, 2008; 86,130 options to vest on February 27, 2009.

(6)	2004 options received for service as a nonemployee director; 720 options vest on May 3, 2009.

(7)	2003 options received for service as a nonemployee director; 720 options vest on April 28, 2008.

(8)	2002 options received for service as a nonemployee director.

(9)	Reflects (a) 23,196 RSUs, 50% of which vest on each of August 29, 2008 and 2010; (b) 11,275 BSUs, which vest as follows: 6,220 vested on March 11, 2008 and 5,055 to vest on March 10, 2009; and (c) 10,816 Career Shares, which vest upon retirement. These numbers include additional stock units credited as a result of dividend equivalents earned with respect to the stock units.

(10)	Unexercisable options vest in three annual installments: 17,680 options vested on February 26, 2008; 17,160 options to vest on each of February 26, 2009 and 2010.

(11)	Unexercisable options vest in two annual installments: 21,780 options vested on February 27, 2008; 21,780 options to vest on February 27, 2009.

(12)	3,000 options vest on April 21, 2008.

(13)	Reflects (a) 14,559 BSUs, which vest as follows: 8,191 vested on March 11, 2008 and 6,368 to vest on March 10, 2009; (b) 22,376 Career Shares, which vest upon retirement; and (c) 18,395 MDSUs, which vest upon retirement. These numbers include additional stock units credited as a result of dividend equivalents earned with respect to the stock units.

(14)	Reflects (a) 34,117 RSUs, 50% of which vest on each of September 12, 2008 and 2009; (b) 6,958 BSUs, which vest as follows: 3,944 vested on March 11, 2008 and 3,014 to vest on March 10, 2009; (c) 12,435 Career Shares, which vest upon retirement; and (d) 52,809 MDSUs, which vest upon retirement. These numbers include additional stock units credited as a result of dividend equivalents earned with respect to the stock units.

(15)	Unexercisable options vest in two annual installments: 6,600 options vested on February 27, 2008; 6,600 options to vest on February 27, 2009.

(16)	Reflects (a) 29,330 RSUs, which were forfeited upon Mr. Jamieson’s retirement; (b) 6,919 BSUs, which vested upon Mr. Jamieson’s retirement; (c) 12,819 Career Shares, which vested upon Mr. Jamieson’s retirement; and (d) 12,145 MDSUs, which vested upon Mr. Jamieson’s retirement. These numbers include additional stock units credited as a result of dividend equivalents earned with respect to the stock units.

(17)	Unexercisable options vested and expired as follows: 7,820 options vested on February 26, 2008; 15,180 options expired unvested upon Mr. Jamieson’s retirement.

(18)	Unexercisable options vested and expired as follows: 9,240 options vested on February 27, 2008; 9,240 options expired unvested upon Mr. Jamieson’s retirement.

2007 OPTION EXERCISES AND STOCK VESTED

The following table provides information for each of the Company’s Named Executive Officers regarding stock option exercises and vesting of stock awards during 2007. As a result of Boeing stock price performance in 2007 relative to the price hurdles set for the awards, several portions of the Performance Shares granted in 2004 and 2005 vested in 2007.

		Option Awards		Stock Awards
Name	Type of Award	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
W. James McNerney, Jr.	Restricted Stock	—	$—	82,134	$7,616,661
James A. Bell	BSUs	—	—	1,918	167,467
	Performance Shares	—	—	39,827	3,930,257
James F. Albaugh	Options	3,000	204,300	—	—
	BSUs	—	—	3,514	306,779
	Performance Shares	—	—	62,656	6,167,954
Scott E. Carson	BSUs	—	—	2,461	214,808
	Performance Shares	—	—	29,590	2,913,478
James M. Jamieson	BSUs	—	—	2,224	194,161
	Performance Shares	—	—	29,421	2,897,579
(1)	For stock options, the value realized is the difference between the Fair Market Value of the underlying stock at the time of exercise and the exercise price.

(2)	Stock awards that vested in 2007 include BSUs granted in 2004 for 2003 performance, as well as Performance Shares granted in 2004 and 2005. BSU amounts shown for Messrs. Albaugh and Carson were deferred at each officer’s election and the Performance Share amount shown for Mr. Carson includes amounts deferred at his election. Restricted stock amounts shown for Mr. McNerney as well as Performance Share amounts shown for Messrs. Bell, Albaugh and Jamieson include shares surrendered by the executive to the Company for payment of income tax withholding associated with the vesting.

(3)	For restricted stock and Performance Shares, the value realized is based on the closing price of the underlying stock on the vesting date. For BSUs, the value realized is based on the Fair Market Value of the underlying stock on the vesting date.

2007 PENSION BENEFITS

The following table provides information as of September 30, 2007 (the pension measurement date for purposes of the Company’s 2007 financial statements) for each of the Company’s Named Executive Officers regarding the actuarial present value of the officer’s total accumulated benefit under each of the Company’s defined benefit plans, the Pension Value Plan and the Supplemental Executive Retirement Plan. This benefit is payable only in the form of a monthly annuity. For Mr. McNerney, the table also includes the actuarial present value of his retirement benefit under his employment agreement in the form of an annual annuity. The actuarial values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s 2007 financial statements.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
W. James McNerney, Jr.	Pension Value Plan	2.25	$66,822	$0
	SERP	2.25	1,094,833	0
	Employment Agreement	1.75	16,791,219	0
James A. Bell	Pension Value Plan	36.50	918,941	0
	SERP	36.50	5,471,015	0
James F. Albaugh	Pension Value Plan	23.40	529,829	0
	SERP	23.40	4,465,453	0
Scott E. Carson	Pension Value Plan	35.61	852,000	0
	SERP	35.61	4,496,612	0
James M. Jamieson(3)	Pension Value Plan	31.85	632,018	0
	SERP	31.85	3,687,141	0
(1)	Credited service for purposes of calculating benefits under the Pension Value Plan and the SERP (called “benefit service” under the plans) is counted in the same manner and determined pursuant to such plans uniformly for all plan participants. The years of Company service for each officer for the Pension Value Plan and SERP are as follows: Mr. McNerney, two years; Mr. Bell, 35 years; Mr. Albaugh, 32 years; Mr. Carson, 35 years; and Mr. Jamieson, 31 years. The credited service is slightly higher than years of Company service for each officer (except Mr. Albaugh) for reasons such as service counting methods and the transition of benefits from the Company’s Employee Retirement Plan to the Pension Value Plan, which provided up to one year of additional credited service. Mr. Albaugh’s credited service is less than his years of Company service because for part of his Company service he, in connection with a government contract, participated in a pension plan that is not currently sponsored by the Company. Under the terms of Mr. McNerney’s employment agreement, described below, his years of credited service for the purposes of supplemental retirement benefits under such employment agreement are counted from January 1, 2006. Granting extra years of credited service under the SERP requires the approval of the Compensation Committee of the Board of Directors.

(2)	The amounts reported in this column for each officer were calculated assuming no future service or pay increases. Present values were calculated assuming no pre-retirement mortality or termination. The values under the Pension Value Plan and the SERP are the actuarial present values as of September 30, 2007 of the benefits earned as of that date and payable at age 65 for the Pension Value Plan and age 62 (or current age, if older) for the SERP. The discount assumption is 6.3% for the Pension Value Plan and 6.2% for the SERP. The post-retirement mortality assumption of the Pension Value Plan is RP 2000 sex-specific mixed-collar, projected to 2015 using scale AA, and for the SERP is RP 2000 sex-specific white-collar, projected to 2015 using scale AA. The value set forth for Mr. McNerney’s employment agreement retirement benefit is the lump sum payable at age 62 discounted with the same interest used for the SERP. In order to determine the change in pension values for the Summary Compensation Table on page 42, the values of the Pension Value Plan, the SERP and Mr. McNerney’s employment agreement retirement benefit were also calculated as of September 30, 2006 for the benefits earned as of that date. The discount assumption used for the Pension Value Plan, the SERP and Mr. McNerney’s employment agreement retirement benefit was 6.00%, which was the assumption used for financial reporting purposes for 2006. Other assumptions used to determine the value as of September 30, 2006 were the same as those used for September 30, 2007. The assumptions reflected in this footnote are the same as the ones used for the Pension Value Plan and the SERP for financial reporting purposes.

(3)

In connection with his retirement effective March 7, 2008, Mr. Jamieson’s retirement benefit from the Pension Value Plan will begin on April 1, 2008. His pension benefit under the SERP will be calculated as of April 1, 2008, but payments will be delayed for six months in accordance with Section 409A of the Internal Revenue Code. The amounts that would have been paid during the six-month period after his retirement will be paid in a lump sum on October 1, 2008.

For participants other than Mr. McNerney, the benefits shown in the table are based on straight-life annuity amounts. For the Pension Value Plan and the SERP, the life annuity is the normal form of payment for unmarried participants, and a 50% joint and survivor benefit is the normal form of payment for those who are married at the time of benefit commencement; alternative annuity forms may also be available. For Mr. McNerney, the benefits shown in the table are discounted lump sum amounts. In December 2007, Mr. McNerney elected, pursuant to the terms of his employment agreement, to change the form of payment for the retirement benefit under his employment agreement from lump sum to payment in 15 annual installments (a “15-year certain annuity”). The benefits shown in the table are not subject to any deduction for Social Security benefits.

Pension Value Plan

Under the Pension Value Plan, each year a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s annual salary and annual incentive compensation depending on the participant’s age, ranging from 3% for those younger than age 30 to 11% for those age 50 and older. Each Named Executive Officer is older than age 50. Each participant’s account also receives interest credits based on the yield of the 30-year U.S. Treasury bond in effect during November of the previous year, except that the rate may be no lower than 5.25% or higher than 10%. Benefits are earned after one year of service, which is retroactively credited upon completion. Benefits generally vest after three years of service or, if earlier, when a participant reaches age 62. When a participant retires, the amount credited to the participant’s account is converted into an annuity by dividing the account balance by a fixed factor of 11 in order to determine the annual benefit for employees retiring from active employment. If a participant terminates employment with a vested benefit before becoming eligible for retirement, annuity benefits can begin on or after age 55. However, the factor used to determine the annuity is 0.4 higher (and therefore the benefit is lower) for each year before age 65 that the benefit commences. For example, the factor for benefit commencement at age 60 for a participant whose employment terminated before retirement is 13 rather than 11.

In addition, certain benefits earned by participants under prior retirement plans of Boeing and McDonnell Douglas calculated as of December 31, 1998 were transferred to the Pension Value Plan when it became effective as of January 1, 1999. Certain benefits earned by participants under prior retirement plans of Boeing North American were also transferred as of July 1, 1999. These benefits will increase each year at the same rate the participant’s salary increases, and the benefits retain early retirement subsidies. At retirement, participants will receive these benefits in addition to the Pension Value Plan annuity described above.

Supplemental Executive Retirement Plan

Total pension benefits for the Named Executive Officers are determined under a combination of the SERP, which is a nonqualified defined benefit plan, and the Company’s qualified Pension Value Plan, which provides income continuation for employees through a qualified defined benefit plan whose benefits are limited by applicable federal tax laws and regulations. The remainder of the Pension Value Plan benefit will be paid under the SERP, which provides an excess benefit equivalent to what the Pension Value Plan would pay without limitation by applicable federal tax laws and regulations. For executives hired before January 1, 2008, the SERP pays the greater of the excess benefit or a supplemental target benefit that may enhance the benefits received under the Pension Value Plan. Retired executives’ tax-qualified benefits are pre-funded and are paid out of the assets of the qualified plan; however, nonqualified benefits are not pre-funded and are paid out of the Company’s general assets.

As discussed under Compensation Discussion and Analysis on page 36, the Compensation Committee has amended the SERP to eliminate the supplemental target benefit for employees hired or rehired on or after January 1, 2008. For these employees, the SERP will provide only an excess benefit.

Under the SERP, credited service is the same as the credited service recognized under the Pension Value Plan. Supplemental pension benefits are based on years of Pension Value Plan credited service times 1.6% of average annual compensation for the last five years of employment. Compensation includes annual salary plus annual incentive compensation and does not include any other forms of remuneration. The supplemental target benefit formula is limited to 100% of a participant’s annual salary at termination and is reduced by the amount of qualified benefits received under the Pension Value Plan. Supplemental pension benefits vest at the later of being vested in the Pension Value Plan or 36 consecutive months on the executive payroll. The SERP benefits are subject to forfeiture if the executive leaves the Company to work in a capacity that is determined to be in competition with a significant aspect of the Company’s business, or commits one of a number of felonies against the Company or the Company’s interests. The Compensation Committee has amended the SERP to provide that SERP benefits accrued after 2007 are also subject to forfeiture if the executive solicits or attempts to solicit the Company’s employees, representatives or consultants to work for the executive or a third party without the Company’s consent, or if the executive disparages the Company, its products or employees.

Early Retirement

Pension benefits generally are reduced for early retirement by a certain percentage from the amount that would have been paid upon benefit commencement at normal retirement age. This is to account for early commencement of the benefit, which results in additional years of benefit payment. The Pension Value Plan has early retirement eligibility provisions and early retirement reduction factors that apply in the same manner to executives (including the Named Executive Officers) and to other employees. This section describes those provisions and factors that apply to the Named Executive Officers based on their age and years of service and the applicable provisions of prior plans. For early retirement (prior to age 65), the Pension Value Plan benefit is based on the balance as of that early retirement age and does not reflect the future interest credits that would have been earned through age 65.

The Pension Value Plan benefits earned under prior Boeing plans by Messrs. Bell, Albaugh, Carson and Jamieson are reduced 2% for each year the employee retires prior to age 60. Messrs. Bell’s and Albaugh’s Pension Value Plan benefits earned under prior Boeing North American plans are unreduced if their combined age and service equals 85 or more years; otherwise benefits are reduced 6% for each year the employee retires prior to age 60.

Under the SERP, the supplemental target benefit is reduced 3% for each year the employee retired prior to reaching age 62 and 6% for each year the benefit commenced prior to age 65 if the employee terminated employment prior to being eligible for retirement; otherwise, payments and benefits for early retirement are calculated the same as normal retirement benefits, as described above.

Messrs. Bell, Albaugh and Carson are eligible for early retirement benefits under the Pension Value Plan and the SERP and Mr. Jamieson was eligible for early retirement benefits at the time of his retirement, based on their being at least age 55 with ten years of vesting service or at least 62 with one year of service at termination. Mr. McNerney is not currently eligible for early retirement. Vesting service is the service used under the Pension Value Plan and the SERP to determine eligibility for benefits, including eligibility for early retirement benefits.

Estimated SERP benefits that could be paid as a result of various terminations as of December 31, 2007 are shown under Table II—Estimated Potential Annual Supplemental Executive Retirement Plan (SERP) Payments Upon Termination on page 60.

Employment Agreement Retirement Benefit

Mr. McNerney’s employment agreement requires the Company to provide Mr. McNerney supplemental retirement benefits designed to compensate him for benefits provided by 3M that he forfeited. Pursuant to the agreement, he has a “target benefit” calculated as a straight-life annuity commencing at age 62 payable from Boeing (including qualified pension benefits, nonqualified pension benefits and the employment agreement) that is offset by pension benefits payable by previous employers, 3M and General Electric. This target benefit begins at 25% of the highest average annual compensation (annual salary plus annual incentive compensation) and increases 5% per year of service until after five years of service. The target benefit is 50% of the highest average annual compensation. The average annual compensation is calculated based on the General Electric plan rules as of December 31, 2000 and is the highest three years out of ten including compensation at prior employers. For service accrued through September 30, 2007, the target benefit was $1,879,424 per year. The present value of the accumulated benefit was payable as a lump sum (assuming Pension Benefit Guaranty Corporation interest and mortality rates) on the assumed date of September 30, 2007 or an earlier change in control. As described above, pursuant to his election made in December 2007, the benefit will be payable in 15 annual installments, beginning on the date of Mr. McNerney’s termination of employment or an earlier change in control or such later date as required by Section 409A of the Internal Revenue Code. The supplemental retirement benefit is 100% vested as it is earned, except that Mr. McNerney will forfeit the benefit if he voluntarily terminates employment without good reason before July 1, 2008 and accepts employment or any other position with substantially comparable compensation elsewhere at any time within one year after such termination of employment.

2007 NONQUALIFIED DEFERRED COMPENSATION

Deferred Compensation Plan

The Company’s Deferred Compensation Plan for Employees is a nonqualified, unfunded defined contribution plan under which eligible executives may defer up to 50% of base salary, up to 100% of annual incentive awards and up to 100% of Performance Awards. For compensation granted or earned prior to 2006, executives could also defer up to 100% of Performance Shares and Boeing Stock Units, and executives who made deferrals into a Boeing Stock Unit account receive a Company matching contribution of an additional 25% of Matching Deferred Stock Units, as described on page 46.

Deferred compensation investment elections available under the Deferred Compensation Plan include an interest-bearing account, a Boeing Stock Unit account and 17 other notional investment funds that are also available to employees under the Voluntary Investment Plan (a 401(k) plan). The interest-bearing account is credited with interest daily during the calendar year at a rate that is equal to the mean between the high and the low yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc. during the first eleven months of the preceding year, rounded to the nearest 1/4 of 1 percent. The rate was 5.75% for 2007 and is 6.00% for 2008. Executives may change how deferrals are invested in the funds at any time, subject to insider trading rules and other Plan restrictions that limit the transfer of funds into or out of Boeing stock. Matching Deferred Stock Units and certain Performance Shares must remain invested in Boeing stock.

Executives choose how and when to receive payments under the Deferred Compensation Plan, and must make separate choices for their Matching Deferred Stock Unit balances, if any, and for the rest of the money in their Deferred Compensation Plan accounts. Executives have the flexibility to choose the same or different payment start dates and distribution options for their Matching Deferred Stock Units and for all the other money in their accounts. The distribution options available to executives include either a lump sum payment or annual payments spread over two to up to 15 years. Annual payments are calculated based on the number of years of remaining payments. Contributions relating to Matching Deferred Stock Units and certain Performance Shares are paid in stock, and all other contributions are paid in cash. Payments to an executive under the Deferred Compensation Plan begin on the later of (a) the January following the age the executive elected or (b) the January after the executive separates from service with the Company, as defined in the Deferred Compensation Plan (generally, when the executive’s employment with the Company ends).

Supplemental Benefit Plan

The Company’s Supplemental Benefit Plan is intended to supplement the retirement benefits of eligible executives to the extent that their benefits under the Company’s 401(k) plan are curtailed by legislation limiting contributions to the savings plan and the earnings that may be considered in computing benefits under the savings plan. The Internal Revenue Code currently caps certain contributions to an executive’s 401(k) plan accounts, such as Company matching contributions, before-tax contributions made by the Company at the request of the participating executive and executive after-tax contributions. The Internal Revenue Code also caps the amount of compensation that may be considered when determining an executive’s retirement benefits under the Company’s 401(k) plan. The Supplemental Benefit Plan is therefore intended to pay, out of the general assets of the Company, an amount substantially equal to the difference between the amount actually allocated to an eligible executive’s account under the Company’s 401(k) plan and the amount that, in the absence of such limiting legislation, would have been allocated to the executive’s account as before-tax contributions plus the Company’s matching contributions.

Deferred compensation under the Supplemental Benefit Plan is currently invested in an interest-bearing account that is credited with interest monthly during the calendar year at a rate that is equal to the mean between the high and the low yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc. during the first eleven months of the preceding year, rounded to the nearest 1/4 of 1 percent. The rate was 5.75% for 2007 and is 6.00% for 2008. Beginning on January 1, 2009, executives may also choose to have deferrals under the Supplemental Benefit Plan invested in the notional investment funds that are also available to employees under the Voluntary Investment Plan (a 401(k) plan) (other than the Boeing Stock Fund and the Stable Value Fund). Also beginning on January 1, 2009, interest on the interest-bearing account will be credited daily, and executives may change how deferrals are invested in the funds at any time.

The distribution options available to executives under the Supplemental Benefit Plan include either a lump sum payment or annual, fractional payments spread over two to up to 15 years. Annual payments are calculated based on the number of years of remaining payments. Payments to an executive under the Supplemental Benefit Plan (which will be either one lump-sum payment or annual, fractional payments based on the executive’s election) begin on the later of (a) the January following the age the executive elected or (b) the January after the executive separates from service with the Company, as defined in the Supplemental Benefit Plan (generally, when the executive’s employment with the Company ends).

The following table provides information for each of the Company’s Named Executive Officers regarding aggregate officer and Company contributions and aggregate earnings for 2007 and year-end account balances under the Deferred Compensation Plan and the Supplemental Benefit Plan.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(4)
W. James McNerney, Jr.(5)	$126,006	$94,505	$18,544	$0	$1,514,923
James A. Bell	42,869	32,152	15,302	0	327,527
James F. Albaugh(6)	360,483	40,278	736,058	0	21,383,442
Scott E. Carson	3,177,097	811,358	(356,413)	0	23,706,296
James M. Jamieson(7)	31,558	23,669	398,445	0	6,260,134

(1)	The amount reported in this column for each officer reflects elective deferrals of salary, Performance Share awards and BSU awards.

(2)	The amount reported in this column for each officer reflects Company matches under the Supplemental Benefit Plan. For Mr. Carson, the amount reported in this column also includes $782,072 reported as MDSU grants in the 2007 Grants of Plan-Based Awards table.

(3)	The amount reported in this column for each officer reflects dividends on deferred stock units and appreciation or depreciation in the market value of the underlying stock, interest credited on interest account holdings and change in value of other investment holdings.

(4)	Of the amounts in this column, the following amounts have also been reported in the Summary Compensation Table for this year and for 2006:

Name	Reported for 2007 ($)	Previously Reported for 2006 ($)	Total ($)
W. James McNerney, Jr.	$220,511	$214,200	$434,711
James A. Bell	75,021	65,908	140,929
James F. Albaugh	93,982	90,408	184,390
Scott E. Carson	78,097	—	78,097
James M. Jamieson	55,227	—	55,227

(5)	The amounts reported for Mr. McNerney include earnings of $748 and a balance of $1,058,035 in the Deferred Compensation Plan for Directors resulting from deferrals made when Mr. McNerney served as a nonemployee director of the Company from 2001 through July 1, 2005.

(6)	The amounts reported for Mr. Albaugh include earnings of $15,906 and a balance of $285,325 in a Special Retention Deferral account resulting from a special retention award that Mr. Albaugh received in 1998 for remaining with the Company after its acquisition in 1996 of certain Rockwell International aerospace and defense businesses.

(7)	In connection with his retirement effective March 7, 2008, Mr. Jamieson will receive his benefits under the Deferred Compensation Plan and the Supplemental Benefit Plan in the form of a lump sum payment in January 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Table I below, captioned “Estimated Potential Incremental Payments Upon Termination or Change in Control,” reflects the estimated amount of incremental compensation payable to each of Messrs. McNerney, Bell, Albaugh and Carson upon termination of the officer’s employment in the event of (i) a termination by the Company without cause or by the officer for good reason that is not in connection with a change in control; (ii) a termination by the Company without cause or by the officer for good reason in connection with a change in control; (iii) layoff; (iv) retirement; (v) disability; or (vi) death. The amounts shown assume that the termination was effective as of December 31, 2007 and that the price of Boeing stock on which certain of the calculations are made was the closing price of $87.46 on that date. These amounts are estimates of the incremental amounts that would be paid out to the officer upon such terminations. The actual amounts to be paid out can only be determined at the time of the officer’s termination of employment or at the end of the incentive plan performance period. Mr. Jamieson retired effective March 7, 2008; the impact on his compensation and benefits is summarized on page 60 under Retirement of Mr. Jamieson.

Payments Made Upon Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, the officer is entitled to receive amounts earned during the term of employment. These amounts, which are not included in Table I, include:

•	Amounts contributed under the Company’s qualified and nonqualified deferred compensation plans; and

•	Amounts accrued and vested through the Company’s Pension Value Plan and the SERP.

Payments Made Upon Retirement

In the event of the retirement of the Named Executive Officers who are retirement-eligible (Messrs. Bell, Albaugh and Carson), in addition to the items identified above, the officer will receive the estimated incremental benefits reflected in Table I as a result of the following:

•	For stock options granted prior to 2006, accelerated vesting of unvested options;

•	Vesting and payment of Career Shares;

•	Vesting of MDSUs;

•	Accelerated vesting of unvested BSUs;

•

Continued eligibility for Performance Awards, which will continue to remain outstanding until the end of the respective three-year performance period and will be paid pro rata to the extent earned after the end of the performance period based on the number of full calendar quarters worked during the performance period;

•

Continued eligibility for Performance Shares, which will continue to remain outstanding until the end of the five-year cycle and will be paid to the extent earned in the same amount and at the same time as payment would have been made if the officer had not terminated employment; and

•

Pro rata payment of annual incentive awards, which will be paid in the year following retirement to the extent earned based on the number of days worked during the year. The Annual Incentive Awards earned and paid for 2007 performance, which are reported in the Summary Compensation Table on page 42, are not included in Table I because as of December 31, 2007, the amounts had been earned.

Payments Made Upon Disability or Death

In the event of the disability or death of a Named Executive Officer, in addition to the benefits listed under the above two headings, the officer will receive benefits under the Company’s disability plan available generally to all salaried employees or the Company’s executive life insurance plan. The disability insurance amounts are not reflected in Table I. The Company’s executive officers, including the Named Executive Officers, receive a life insurance benefit that is equal to three times annualized salary. (Mr. McNerney would receive different life insurance benefits under his employment agreement described below). This life insurance benefit is reflected in Table I.

Payments Made Upon Layoff

Executive Layoff Benefit Plan. The Company’s Named Executive Officers, other than Mr. McNerney, are eligible to participate in the Boeing Executive Layoff Benefit Plan (the “Layoff Plan”), which is an ongoing layoff benefits program for all executives who are involuntarily laid off from the Company. Benefits under the Layoff Plan are provided when an executive-level position is eliminated by the Company, the executive does not become employed elsewhere within the Company, and the executive is involuntarily laid off. If a layoff occurs because of a merger, sale, spin-off, reorganization or similar transfer of assets or stock, or because of a change in the operator of a facility or a party to a contract or an outsourcing of work, the executive is eligible for benefits under the Layoff Plan unless the executive either (i) continues in equivalent employment in the case of a stock sale or similar transaction or (ii) rejects an offer of equivalent employment with the new employer. “Equivalent employment” means employment that is at no less than 90% of the executive’s pre-layoff salary and target incentive compensation and is located within 70 miles of the executive’s pre-layoff work location.

Eligible participants under the Layoff Plan receive a layoff benefit equal to one year of base salary at the time of layoff, plus the employee’s annual target incentive compensation, multiplied by the Company’s actual performance score (which was 1.5 for 2007) for the year during which the layoff event occurs, minus, if applicable, the total of all payments made, or to be made, pursuant to any individual employment, separation or severance agreement. Amounts payable under the Layoff Plan are included in Table I, except that Mr. McNerney will not receive benefits under the Layoff Plan because of the benefits he will receive under his employment agreement described below.

The Layoff Plan does not provide enhanced change-in-control benefits or tax gross-ups.

Other Layoff Benefits. Certain other compensation programs and awards provide additional layoff benefits, which are included in Table I, as follows:

•	Accelerated vesting of certain service-based equity awards, including BSUs, Career Shares, Restricted Stock Units and MDSUs;

•	Accelerated vesting of stock options granted prior to 2006;

•

Continued eligibility for annual incentive compensation pro rata based on the number of days employed during the year (an amount for this benefit is not included in Table I because as of December 31, 2007, the amount had been earned);

•	Continued eligibility to participate in vesting of Performance Shares (if the specified price goals are achieved);

•	Continued eligibility to participate pro rata in Performance Awards based on the number of full calendar quarters employed;

•

Continued eligibility for certain health and welfare benefits (paid by the Company through the end of the month of termination; thereafter, access under the Consolidated Omnibus Budget Reconciliation Act (COBRA) is provided but not paid for; no amount is shown in Table I); and

•	Continued eligibility for tax preparation and financial planning services, as well as eligibility for outplacement services.

Payments Made Pursuant to Mr. McNerney’s Employment Agreement

Mr. McNerney’s employment agreement provides for the following benefits, which are included in Table I.

Upon termination by the Company without cause or by Mr. McNerney for good reason, Mr. McNerney will receive severance benefits as follows:

•	(i) Full vesting of restricted stock awards granted pursuant to Mr. McNerney’s employment agreement;

•	(ii) Supplemental retirement benefit accrued to date, with additional credit for supplemental retirement credited service for the severance period; and

•

(iii) Severance and any welfare benefit continuation provided in accordance with any Company plan, but no less than (a) two times the sum of Mr. McNerney’s base salary plus his then-current target bonus amount; (b) continued participation for two years in all health and welfare plans or, if not available, the value thereof, reduced by comparable subsequent employer benefits; and (c) a pro rata bonus for the termination year based on actual performance for the year. An amount for the benefit specified in subclause (c) is not included in Table I because as of December 31, 2007, the amount had been earned. The benefits specified in this clause (iii) do not apply in the case of any termination of Mr. McNerney’s employment at or after he reaches age 62.

Upon a termination of employment in contemplation of or within two years after a change in control in which severance would be payable as described above, Mr. McNerney will receive change-in-control benefits as described above regarding severance, except that:

•	“Three” will be substituted for “two” in subclauses (iii)(a) and (b) above; and

•	Mr. McNerney will receive additional credit for supplemental retirement credited service for the severance period.

Effective January 1, 2008, Mr. McNerney’s employment agreement was amended to conform with Section 409A of the Internal Revenue Code and to provide that, in lieu of continued participation for two years in all health and welfare plans as described in subclause (b) above, Mr. McNerney would receive a lump-sum cash payment equal to the product of 24 multiplied by the premium amount charged by the Company in providing continued medical benefit coverage under COBRA (with the right to continue family medical coverage for two years subject to payment of the COBRA premium). Upon a termination of employment in connection with a change in control, “36” and “three” would be substituted for “24” and “two” in the preceding sentence.

The agreement does not provide for tax gross-ups.

Upon completion of five years of continuous employment with the Company, Mr. McNerney will be deemed “retiree eligible” under all welfare benefit, equity and other incentive plans and programs applicable to the Company’s senior executives. During the term of the employment agreement, the Company will provide Mr. McNerney with universal life insurance with a death benefit of at least $16,400,000, at a premium level not to exceed $262,937 annually.

Under Mr. McNerney’s employment agreement, a “change in control” is the first to occur of any of the following events: (i) any person becomes the beneficial owner of more than 30% of the outstanding securities of Boeing; (ii) the incumbent directors (including those nominees subsequently nominated or elected by incumbent directors) cease for any reason to constitute at least a majority of the Board of Directors; (iii) consummation of a reorganization, merger, consolidation, sale or other disposition of at least 80% of the assets of the Company, unless the beneficial shareholders of the Company immediately prior to the transaction retain at least 50% of the combined voting power of the outstanding shares entitled to vote on director elections; or (iv) approval by shareholders of a complete liquidation or dissolution of the Company.

“Good reason” is defined in the agreement to include: (i) any material adverse change in Mr. McNerney’s status, responsibilities or perquisites; (ii) any diminution in his titles; (iii) any failure to nominate or elect him as Chief Executive Officer, Chairman of the Board or a director; (iv) causing or requiring him to report to anyone other than the Board; (v) assigning to him duties materially inconsistent with his positions and duties described in the agreement or the Company’s giving a notice terminating the renewal feature of the agreement; (vi) the Company’s failure to assign the agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by the agreement; or (vii) requiring him to be principally based at any office or location more than 30 miles from the current corporate offices of the Company in Chicago, Illinois.

“Cause” is defined in the agreement to include: (i) conviction of a felony, or a misdemeanor (excluding a petty offense) involving fraud, dishonesty or moral turpitude; (ii) a material breach of the agreement that is not cured within ten days after receiving notice from the Board; (iii) willful or intentional material misconduct in the performance of the duties under the agreement, including a material breach of the Company’s Code of Conduct that is willful or intentional material misconduct; or (iv) willful or intentional failure to materially comply with a specific, written direction of the Board that is consistent with normal business practice, not inconsistent with the agreement and not unlawful or unethical. Cause does not include bad judgment, negligence or any act or omission believed to be in good faith or to have been in or not opposed to the interest of the Company.

As described under 2007 Pension Benefits on page 52, Mr. McNerney’s employment agreement provides Mr. McNerney with certain supplemental retirement benefits if his employment terminates for any reason other than if he voluntarily terminates without good reason and accepts a position with substantially comparable compensation within one year of such termination of employment. If Mr. McNerney’s employment had so terminated on December 31, 2007, entitling him to a supplemental retirement benefit, he (or his beneficiary) would have been entitled to 15 annual payments (calculated based on the annuity conversion basis set forth in his employment contract) of $1,815,455. Table I sets forth an estimate of the present value of the incremental payments available under his supplemental retirement benefit if Mr. McNerney’s employment had been terminated on December 31, 2007 by the Company without cause or by Mr. McNerney for good reason before or after a change in control.

Estimated Potential Payments Presented in Table I

Table I below presents estimated incremental compensation payable to each of the Company’s Named Executive Officers as described above. The estimated incremental compensation is presented in the following benefit categories:

•

Cash severance: multiple of salary and target annual incentive (for Named Executive Officers other than Mr. McNerney, multiplied by the 2007 Company performance score of 1.5); does not reflect salary paid or annual incentive compensation earned and paid for 2007 performance;

•	Service-based equity awards: market value, as of December 31, 2007, of unvested equity awards that would vest; includes BSUs, Career Shares, restricted stock, RSUs and MDSUs;

•

Performance Shares: market value, as of December 31, 2007, of unvested Performance Shares that would continue to be eligible to vest (if specified price goals were achieved resulting in the target number of shares being earned) following the termination; actual amount earned, if any, is not determinable until vesting occurs;

•	Stock options: in-the-money value, as of December 31, 2007, of unvested stock options granted prior to 2006 that would vest;

•

Performance Awards: prorated value of the 2006 Performance Awards (reflects two-thirds of the award assuming target performance) which is payable in early 2009, following the end of the 2006 to 2008 performance period, and of the 2007 Performance Awards (reflects one-third of the award assuming target performance) that is payable in early 2010, following the end of the 2007 to 2009 performance period;

•

Employment agreement retirement benefit: estimated present value of Mr. McNerney’s additional retirement benefit payable pursuant to his employment agreement as a 15-year certain annuity following the termination;

•	Health and welfare benefits: estimated value of benefits for Mr. McNerney that continue following the termination;

•

Life insurance benefits: continuation of premiums for Mr. McNerney pursuant to his employment agreement and, for all Named Executive Officers, the face value of executive life insurance payable following an executive’s death;

•	Tax preparation/financial planning: estimated value of continuation of this benefit; and

•	Outplacement services: estimated potential value of this service following the termination.

TABLE I

Estimated Potential Incremental Payments Upon Termination or Change in Control

Name and Benefits	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason	Layoff	Retirement	Disability	Death
W. James McNerney, Jr.
Cash Severance (salary and target annual incentive)	$10,017,000	$15,025,500	$0	$0	$0	$0
Service-Based Equity Awards (vesting accelerated)	19,830,068	19,830,068	0	0	19,830,068	19,830,068
Stock Options (vesting accelerated)	0	0	0	0	74,578	74,578
Performance Awards (continuation pro rata)	5,791,667	5,791,667	0	0	5,791,667	5,791,667
Employment Agreement Retirement Benefit (additional credited years of service for severance period)	6,610,061	9,915,092	0	0	0	0
Health and Welfare Benefits (continuation)	40,000	60,000	0	0	0	0
Life Insurance	525,874	788,811	0	0	0	16,400,000
Tax Preparation/Financial Planning (continuation)	200,000	300,000	0	100,000	100,000	100,000
Outplacement Services	10,000	10,000	0	0	0	0

Total Estimated Incremental Value	$43,024,670	$51,721,138	$0	$100,000	$25,796,313	$42,196,313
James A. Bell
Cash Severance (salary and target annual incentive multiplied by Company score)	0	0	$1,937,500	$0	$0	$0
Service-Based Equity Awards (vesting accelerated)	0	0	3,960,801	3,960,801	3,960,801	3,960,801
Performance Shares (continuation)	0	0	568,315	568,315	568,315	568,315
Stock Options (vesting accelerated)	0	0	181,740	181,740	181,740	181,740
Performance Awards (continuation pro rata)	0	0	1,300,000	1,300,000	1,300,000	1,300,000
Life Insurance			0	0	0	2,325,000
Tax Preparation/Financial Planning (continuation)	0	0	33,000	33,000	33,000	33,000
Outplacement Services	0	0	10,000	0	0	0

Total Estimated Incremental Value	$0	$0	$7,991,356	$6,043,856	$6,043,856	$8,368,856
James F. Albaugh
Cash Severance (salary and target annual incentive multiplied by Company score)	0	0	$2,252,500	$0	$0	$0
Service-Based Equity Awards (vesting accelerated)	0	0	4,839,162	4,839,162	4,839,162	4,839,162
Performance Shares (continuation)	0	0	686,736	686,736	686,736	686,736
Stock Options (vesting accelerated)	0	0	181,740	181,740	181,740	181,740
Performance Awards (continuation pro rata)	0	0	1,641,300	1,641,300	1,641,300	1,641,300
Life Insurance			0	0	0	2,703,000
Tax Preparation/Financial Planning (continuation)	0	0	22,000	22,000	22,000	22,000
Outplacement Services	0	0	10,000	0	0	0

Total Estimated Incremental Value	$0	$0	$9,633,438	$7,370,938	$7,370,938	$10,073,938
Scott E. Carson
Cash Severance (salary and target annual incentive multiplied by Company score)	0	0	$1,772,500	0	$0	$0
Service-Based Equity Awards (vesting accelerated)	0	0	9,298,660	9,298,660	9,298,660	9,298,660
Performance Shares (continuation)	0	0	332,435	332,435	332,435	332,435
Stock Options (vesting accelerated)	0	0	0	0	0	0
Performance Awards (continuation pro rata)	0	0	739,433	739,433	739,433	739,433
Life Insurance			0	0	0	2,127,000
Tax Preparation/Financial Planning (continuation)	0	0	3,000	3,000	3,000	3,000
Outplacement Services	0	0	10,000	0	0	0

Total Estimated Incremental Value	$0	$0	$12,156,028	10,373,528	$10,373,528	$12,500,528

Estimated Potential Payments Presented in Table II

Table II below shows the estimated SERP benefits payable for the employment termination reasons given in the corresponding columns for each of Messrs. Bell, Albaugh and Carson. Mr. McNerney was not vested in any SERP benefit as of December 31, 2007. He would, however, have received the supplemental retirement benefit under his employment agreement described above. Mr. Jamieson’s estimated SERP benefits are described below under Retirement of Mr. Jamieson. Pension Value Plan payments that are generally available to all salaried employees are not set forth in the table below. There are no additional disability benefits provided under the Pension Value Plan or the SERP; employment termination because of disability is treated the same as any other non-layoff termination.

Table II shows the annual SERP annuity that could be received after termination of employment, on December 31, 2007, expressed as a life annuity, and the present value of such annuity benefit (based on the same factors used for the 2007 Pension Benefits table on page 50 but calculated as of December 31, 2007).

TABLE II

Estimated Potential Annual Supplemental Executive Retirement Plan (SERP) Payments Upon Termination

	Layoff Payable at Age 55	Retirement	Death Payable Immediately to Spouse(1)
Name	Annuity /Present Value	Annuity /Present Value	Annuity /Present Value
James A. Bell	Same as Retirement	$528,205 / $6,428,792	$457,056 / $5,983,196
James F. Albaugh	Same as Retirement	$453,237 / $5,702,623	$406,100 / $5,202,507
Scott E. Carson	Same as Retirement	$414,341 / $4,867,257	$354,966 / $4,478,484

(1)	If the participant dies while an active employee and eligible for retirement, the death benefit paid is a 100% surviving spouse annuity. If the participant is an active employee and not eligible for retirement, the death benefit is a 50% surviving spouse annuity.

Retirement of Mr. Jamieson

The impact of Mr. Jamieson’s retirement, effective March 7, 2008, on his compensation and benefits is as follows:

Mr. Jamieson’s stock options that were vested at the time of his retirement will remain exercisable for five years, and unvested stock options expired and were forfeited. In accordance with their terms, Mr. Jamieson’s outstanding BSUs, Career Shares and MDSUs vested upon retirement. He forfeited his 2006 grant of restricted stock units, which remained unvested at his retirement. His Performance Shares will remain outstanding until the end of the five-year cycle and will be paid at the time and to the extent earned based on the achievement of specified price goals. See Outstanding Equity Awards at 2007 Fiscal Year-End beginning on page 47.

Mr. Jamieson’s Performance Awards will remain outstanding during the respective three-year performance periods and will be paid out pro rata at the end of the performance periods to the extent earned based on the number of full calendar quarters he worked during the performance periods and the achievement of specified performance goals. The estimated market value of these Performance Awards at target level calculated as of December 31, 2007 was $667,333.

Mr. Jamieson is entitled to receive qualified pension benefits payable immediately after his retirement, SERP benefits payable beginning on October 1, 2008 and nonqualified deferred compensation payable in January 2009, as indicated in the 2007 Pension Benefits and 2007 Nonqualified Deferred Compensation sections beginning on pages 50 and 53, respectively. The estimated SERP annuity that he could receive and the present value of such annuity benefit, calculated as of December 31, 2007, were $354,994 and $4,327,202, respectively. The actual amounts of Mr. Jamieson’s qualified pension and SERP benefits will reflect salary earned, incentive awards paid and service earned through March 7, 2008. The actual amount of his nonqualified deferred compensation will include investment earnings through the date of payment.

TRANSACTIONS WITH RELATED PERSONS

The Company engages in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations, in the course of its ordinary business activities. Some of the Company’s directors, executive officers, its greater than 5% shareholder and their immediate family members may be directors, officers, partners, employees or shareholders of these entities. The Company carries out transactions with these firms on customary terms, and, in many instances, the Company’s directors and executive officers may not have knowledge of them. To the Company’s knowledge, since January 1, 2007 no director, executive officer, greater than 5% shareholder or any of their immediate family members has had a material interest in any of the Company’s ongoing business transactions or relationships.

The Company’s policies and procedures for review and approval of related person transactions appear in the Company’s Conflict of Interest Procedure, Employment of Relatives and Close Personal Relations Procedure and its Related Party Disclosures Procedure, which are internally distributed, and in the Company’s Code of Ethical Business Conduct for Directors, its Corporate Governance Principles, and the charter of the Governance, Organization and Nominating Committee, each of which is posted on the Company’s website. The Company’s Corporate Governance Principles are also included in this Proxy Statement beginning on page 17.

The Company’s legal department, financial accounting department, technology department, treasury department and corporate development department review and update, on a quarterly basis, the Company’s listing of related parties for an evaluation and determination of potential related person transactions that would be disclosable in the Company’s proxy materials under the SEC’s rules. Under the Company’s policies and procedures, related parties include, among others, the Company’s executive officers and directors, and record or beneficial owners of more than 10% of the voting common stock of the Company, as well as their immediate family members. The Company’s legal, financial accounting, technology, treasury and corporate development departments review all types of transactions with these related parties, including:

•	Sales.

•	Purchases.

•	Transfers of realty and personal property.

•	Services received or furnished (e.g., accounting, management, engineering and legal services).

•	Use of property and equipment by lease or otherwise.

•	Borrowings and lendings.

•	Guarantees.

•	Filings of consolidated tax returns.

•	Employment arrangements.

The findings of the Company’s departments are furnished to the Assistant Corporate Controller, who reviews any potential related person transactions identified for materiality and evaluates the need for disclosure under the SEC rules.

In addition, the Governance, Organization and Nominating Committee is required to consider all questions of possible conflicts of interest of Board members and executive officers, including review and approval of any transaction or proposed transaction required to be disclosed under SEC rules in which the Company is or is to be a participant and the amount involved exceeds $120,000, and in which a director, executive officer or an immediate family member of a director or executive officer has an interest.

Executive officers are also subject to the Company’s policies and procedures applicable to all employees, which require them to disclose and the Company to make a conflict of interest review and determination for specified transactions, including:

•	Certain financial interests in or relationships with any supplier, customer, partner, subcontractor or competitor.

•	Serving on the board of non-profit organizations.

•	Engaging in any activity that could create the appearance of a conflict of interest, including financial involvement or dealings with employees or representatives of the entities listed above.

However, the following types of transactions are not subject to the Company’s mandatory conflict of interest review and determination:

•	Compensation to an executive officer resulting from his or her employment relationship with the Company or any of its subsidiaries.

•

Transactions between the Company or any of its subsidiaries and a firm, corporation or other entity with which an executive officer or immediate family member of an executive officer has a relationship if the relationship arises only from being a director or less than 10% beneficial owner of such entity.

•

Transactions in which the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•	Transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

•

Transactions in which the interest of the executive officer or an immediate family member of an executive officer arises solely from the ownership of a class of equity securities of the Company and all holders of that class received the same benefit on a pro rata basis.

The Company’s Vice President, Ethics and Business Conduct oversees this review and determination, and refers to the Governance, Organization and Nominating Committee for review and approval any transaction or proposed transaction involving executive officers as described above. The factors considered in making the determination include:

•	The executive officer’s duties and responsibilities toward the Company.

•	If the transaction includes another company:

•	The company or business involved in the transaction, including the product lines and market of the company or business.

•	The relationship between the Company and the other company or business, if any (for example, if the other company is a supplier, customer or competitor of the Company).

•	The relationship between the executive officer or his or her immediate family and the other company or business (for example, owner, co-owner, employee, representative, etc.).

Members of the Board of Directors are required to disclose to the Chairman of the Board or the Chair of the Governance, Organization and Nominating Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, including:

•

Engaging in any conduct or activities that would impair the Company’s relationship with any person or entity with which the Company has proposed or proposes to enter into a business or contractual relationship.

•	Accepting compensation from the Company other than compensation associated with his or her activities as a director unless such compensation is approved in advance by the Chair of the Committee.

•	Receiving improper gifts from persons or entities that deal with the Company.

•

Using Company assets, labor or information for personal use except as outlined in the Company’s policies and procedures or unless approved by the Chair of the Committee or as part of a compensation or expense reimbursement program available to all directors.

Directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Finally, pursuant to its Corporate Governance Principles, the Company may not, directly or indirectly, extend or maintain credit or arrange for or renew an extension of credit in the form of a personal loan to or for any director or executive officer.

ITEM 2.    ADVISORY VOTE ON APPOINTMENT OF

DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITOR

Deloitte & Touche LLP currently serves as the Company’s independent auditor, and that firm conducted the audit of the Company’s accounts for fiscal year 2007. The Audit Committee has appointed Deloitte & Touche LLP to serve as independent auditor for fiscal year 2008. The engagement agreement entered into with Deloitte & Touche LLP for fiscal year 2008 is subject to alternative dispute resolution procedures and an exclusion of punitive or exemplary damages.

Selection of the Company’s independent auditor is not required to be submitted to a vote of the shareholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditor. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THIS PROPOSAL.

SHAREHOLDER PROPOSALS

We expect the following proposals (Items 3 through 9 on the proxy card) to be presented by the respective shareholder proponent (or the shareholder’s designated proxy or representative) at the Annual Meeting. The name, address and number of shares held by the shareholder proponent (and, where applicable, the name of the shareholder’s designated proxy) are indicated. Some of the shareholder proposals set forth below contain assertions about the Company and other matters that we believe are incorrect. We have not attempted to refute all these inaccuracies. The Board of Directors has recommended a vote against these proposals for the broader policy reasons set forth following each proposal. For the reasons stated, the Board does not support any of these proposals.

ITEM 3.    SHAREHOLDER PROPOSAL ON DISCLOSURE OF FOREIGN MILITARY SALES

The School Sisters of Notre Dame of St. Louis, 320 East Ripa Avenue, St. Louis, MO 63125-2897, owners of 200 shares of common stock, and the Sisters of Charity, BVM, 205 West Monroe, Suite 500, Chicago, IL 60606-5061, owners of at least 100 shares of common stock, along with additional co-sponsors, have advised the Company that they intend to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Foreign Military Sales

WHEREAS the United States exports weapons and related military services through foreign military sales (government-to-government), direct commercial weapons sales (U.S. companies to foreign buyers), equipment leases, transfers of excess defense materiel and emergency drawdowns of weaponry.

The U.S. ranked first in arms transfer deliveries with developing nations, including those in the Near East and Asia, with $8.1 billion for 2005. The weapons sold range from ammunition to tanks, combat aircraft, armored cars, missiles and submarines. [Conventional Arms Transfers to Developing Nations, 1998-2005, 10-23-06, CRS Report for Congress, http://www.fas.org/sgp/crs/natsec/RL33696.pdf ] In a number of recent U.S. combat engagements (e.g., the first Gulf War, Somalia, Afghanistan and Iraq), our troops faced adversaries who had previously received U.S. weapons or military technology.

In Fiscal Year 2006, Boeing was ranked as 2nd largest Department of Defense contractor with $20.3 billion in contracts. (DoD Top 100 Companies-FY2006) and number 1 at $28.0 billion in SIPRI’s list of 100 largest arms-producing companies in the world for 2005.

RESOLVED: Shareholders request that, within six months of the annual meeting, the Board of Directors provide a comprehensive report, at reasonable cost and omitting proprietary and classified information, of Boeing’s foreign sales of weapons-related products and services.

Supporting Statement

We believe it is reasonable that the report include:

1.	Processes used to determine and promote foreign sales e.g. Israel, Saudi Arabia, Egypt and other Middle East countries;

2.	Criteria for choosing countries with which to do business, including selling weapon components and technology and subcontracting arms manufacturing and assembly overseas;

3.	Procedures used to negotiate foreign arms sales, government-to-government and direct commercial sales and the percentage of sales for each category;

4.	Disclosure of sales and other arrangements with local security forces;

5.	Practices ensuring designated customer so as to prevent smuggling and unintended third party sales;

6.	Categories of military equipment or components, including dual use items exported for the past three years, with as much statistical information as permissible; contracts for servicing/maintaining equipment; offset agreements; and licensing and/or co-production with foreign governments.

We believe with the American Red Cross that “the greater the availability of arms, the greater the violations of human rights and international humanitarian law.” Global security is the security of all people. Several times in our recent history, we’ve seen weapons sold to one country result in a threat to our own security. We know, too, that war zones, as well as countries to which illegal weapons have spread, are suffering an increase in human rights abuses inflicted on women and children, people of minority ethnicities, NGOs offering medical services and, now, injuries, torture and death of employees of private military corporations contracted to the DOD (e.g. Iraq).

Board of Directors’ Response

The Board of Directors opposes this proposal because it believes the requested report would not provide any meaningful additional information to shareholders in light of the information already made publicly available by both the U.S. government and the Company.

The Company enters into foreign military sales contracts with the U.S. government, which then accepts and delivers those contracts to the foreign government. These sales are a matter of public record. The Department of Defense (foreign military sales) and Department of State (direct commercial sales) provide notification of such sales to Congress and the media. In addition, the Company provides extensive information concerning the Company’s military products and services in its Annual Report, periodic reports on Forms 10-K and 10-Q, and website. Finally, the Company’s website at www.boeing.com/ids/ provides extensive information regarding the Company’s Integrated Defense Systems (“IDS”) business segments, including a full list of IDS’s products and a chart detailing IDS’s monthly major deliveries (www.boeing.com/ids/ids-back/deliveries.html). The Board believes this disclosure provides the Company’s shareholders with the information requested by this proposal concerning the Company’s IDS business.

The Board of Directors believes that disclosure of the information requested by this proposal—such as the processes used to determine and promote foreign military sales, the criteria for choosing countries with which to do business and the procedures used to negotiate foreign arms sales—involves policies and procedures that are properly made and are in fact made by national legislative and executive governmental officials, and is appropriately within the purview of these policymakers and regulators. The Company strictly complies with all U.S. laws, regulations and governmental policies and procedures that control the sale, export and transfer of military products and technologies to foreign entities.

For the reasons described above, the Board of Directors believes that the report requested by this proposal is unnecessary and that the report would not provide additional information to shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 3.

ITEM 4.    SHAREHOLDER PROPOSAL ON HEALTH CARE PRINCIPLES

The American Federation of Labor and Congress of Industrial Organizations, 815 Sixteenth Street, N.W., Washington, D.C. 20006, owner of at least 600 shares of common stock, has advised the Company that it intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

RESOLVED: Shareholders of The Boeing Company (the “Company”) urge the Board of Directors (the “Board”) to adopt principles for health care reform based upon principles reported by the Institute of Medicine:

1.	Health care coverage should be universal.

2.	Health care coverage should be continuous.

3.	Health care coverage should be affordable to individuals and families.

4.	The health insurance strategy should be affordable and sustainable for society.

5.	Health insurance should enhance health and well being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable.

Supporting Statement

The Institute of Medicine, established by Congress as part of the National Academy of Sciences, issued five principles for reforming health insurance coverage in a report, Insuring America’s Health: Principles and Recommendations (2004). We believe principles for health care reform, such as those set forth by the Institute of Medicine, are essential if public confidence in our Company’s commitment to health care coverage is to be maintained.

Access to affordable, comprehensive health care insurance is the most significant social policy issue in America according to polls by NBC News/The Wall Street Journal, the Kaiser Foundation and The New York Times/CBS News. In our opinion, health care reform also is a central issue in the presidential campaign of 2008.

Many national organizations have made health care reform a priority. In 2007, representing “a stark departure from past practice,” the American Cancer Society redirected its entire $15 million advertising budget “to the consequences of inadequate health coverage” in the United States (The New York Times, 8/31/07).

John Castellani, president of the Business Roundtable (representing 160 of the country’s largest companies), has stated that 52 percent of the Business Roundtable’s members say health costs represent their biggest economic challenge. “The cost of health care has put a tremendous weight on the U.S. economy,” according to Castellani, “The current situation is not sustainable in a global, competitive workplace.” (BusinessWeek, July 3, 2007)

The National Coalition on Health Care (whose members include some of the largest publicly-held companies, institutional investors and labor unions) also has created principles for health insurance reform. According to the National Coalition on Health Care, implementing its principles would save employers presently providing health insurance coverage an estimated $595-$848 billion in the first 10 years of implementation.

Our Company currently has Other Postretirement Benefit (which includes health care benefits) liability of more than $8 billion, according to its 10-K. We believe that the 47 million Americans without health insurance results in higher costs to our Company, as well as all other U.S. companies that provide health insurance to their employees. Annual surcharges as high as $1,160 for the uninsured are added to the total cost of each employee’s health insurance, according to Kenneth Thorpe, a leading health economist at Emory University. Moreover, we feel that increasing health care costs further reduce shareholder value when it leads companies to shift costs to employees, thereby reducing employee productivity, health and morale.

Board of Directors’ Response

The Board of Directors opposes this proposal because the Board does not believe that the adoption of this proposal’s principles advances a solution to health care issues or that the Company’s annual meeting is the proper forum for this national policy debate. The Company agrees with the proponent that rising health care costs and health care reform are significant social policy issues, and the Company works with a range of stakeholders to address health care reform. However, it is not in the best interests of the Company or its shareholders to be constrained by adopting the principles of a single organization as called for by this proposal. To do so would limit our effectiveness to work with a range of organizations. Accordingly, we recommend that shareholders vote against this proposal.

The Company is committed to the health and well-being of its employees, retirees and their families. The Company knows that employee health has a direct relation to productivity and that providing health insurance enhances its ability to attract and retain employees. At the same time, the Company is keenly aware of the cost burden of providing quality health care to its employees and retirees and has adopted as part of its competitive total pay and benefits package the goal of reducing employee and retiree health care cost trends, while maintaining quality and encouraging consumerism.

The Company has undertaken various initiatives on several fronts to address the issues of rising health care costs while ensuring quality health care for its workforce. Our strategy is to promote employee well-being by providing employees with the tools to manage their health care and live a healthy lifestyle, as well as to drive positive change within the health care marketplace and public policy in order to improve health care quality and efficiency. Following are examples of how the Company is working to improve employee health care:

•

Offers a premier wellness program to employees, including on-site health screenings, health risk assessment incentives, on-site fitness centers, lifestyle coaching, disease management and decision-making tools to help employees better manage their overall health.

•	Works with the unions and our health care plans to offer quality health care at reasonable costs.

•

Advocates health care reform at both the national level and in our largest local markets by working together with government and multi-stakeholder organizations to influence health care quality, safety and efficiency. Some of the organizations with which the Company works include: Business Roundtable, The Leapfrog Group, The American Health Information Community, U.S. Department of Health & Human Services, the Quality Alliance Steering Committee and the Puget Sound Health Alliance.

•

Initiates market-based health care change through use of purchasing leverage and participation in alliances and coalitions with organizations that share the Company’s view that health care reform is needed.

•	Takes the lead to influence change through pilot programs focused on promoting health care innovation and best practices.

Over the long term, we believe these initiatives will help our business and employees by enhancing employee well-being and productivity, as well as controlling health care benefit costs for employees and the Company.

The Company is committed to working with employees and at the national level to bring about the type of change in the health care system that will make a difference for our employees. The Company has addressed and will continue to address the issue of affordable, quality health care for its employees, retirees and their families. We believe that a strong, effective, high-quality and well-managed health care system is vital to our country’s and the Company’s well-being, prosperity and strength, and we will continue to be engaged in this issue on several fronts. Without such action, the Company may not be able to attract and retain the best talent and may lose market share.

In addition, much of the debate on this significant public policy issue will take place in various public forums at the national, regional and business levels. Since the Company is involved in discussions with many groups, adopting any one organization’s principles may limit our ability to work effectively with other organizations to effect meaningful health care changes. In summary, we do not believe that national health care reform is an issue that should be addressed through the Company’s annual meeting process. Accordingly, we believe that this proposal is an inappropriate topic for the annual meeting, will not provide health care solutions for the Company or its employees, and will not benefit the Company or its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 4.

ITEM 5.    SHAREHOLDER PROPOSAL ON HUMAN RIGHTS POLICIES

The Province of Saint Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, WI 53233, owner of at least 200 shares of common stock has advised the Company that it intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Adopt, Implement and Ensure Independent Monitoring of Human Rights Policy

WHEREAS The Boeing Company has significant operations and key suppliers in The Peoples Republic of China.

On its website discussing China, Boeing has featured the history of its operations there. Yet, as of this resolution’s submission in the proxy, nothing therein refers to its efforts to specifically ensure its China employees can organize, speak freely and be free of harassment by Government/ Party officials in its plants—rights assumed in all free societies. On the contrary, Boeing has been called “China’s most valuable lobbyist.” It has lobbied the U.S. government to grant China Most Favored Nation status. Meanwhile its U.S. workers have found their jobs sent there.

Given the above, despite having operations in China, it does not seem The Boeing Company has been able to influence the Chinese Government to respect fundamental human rights. Indeed, as Amnesty International and other groups monitoring nations’ human rights violations have reported, despite the rapid growth of China’s economy, including the expansion of U.S.-based companies there, no parallel expansion of human rights has occurred.

In 2006 Amnesty International reported the Chinese Government made limited legal and judicial reforms in the previous year with little positive impact on human rights. Tens of thousands of people continue to be detained or imprisoned in violation of their rights to freedom of expression and association. Others risk torture or ill-treatment, including Christians of various denominations. Thousands of people have been sentenced to death or executed.

This resolution’s proponents, from their experience, believe it essential that companies in such situations have independent monitoring of their human rights policies and that such should apply equally to their suppliers. Ford has done this in China; it finds that independent monitoring of its operations does not undermine its own human rights efforts.

Recent experience has shown, from regular public revelations and scandals, that companies operating in China—even some with clear human rights policies—have been exposed as having had serious violations of their codes in their operations and/or among their suppliers because there has not been sufficient independent monitoring.

This resolution’s filers want The Boeing Company to ensure independent verification of any human rights policy it might endorse. They are convinced such must be done, given some critical past promises made by the Company that have not been realized. One is the delay (earlier denied) of the 787 “Dreamliner.” Another has been the $4 billion loss of Boeing’s “Future Imagery Architecture” project for a “new generation of spy satellites.” Despite allegations of the project foundering, Boeing denied this. Ultimately the project was killed, in large part, The New York Times reported because the Company was “all too willing to make promises it ultimately could not keep.”

RESOLVED: shareholders request the Board of Directors to adopt, implement and ensure independent monitoring and enforcement of a revised company-wide Code of Conduct, inclusive of its suppliers and sub-contractors. They suggest such be based on the International Labor Organization’s (ILO) Declaration on Fundamental Principles and Rights at Work and other relevant ILO conventions.

Board of Directors’ Response

The Board of Directors believes that this proposal is no longer required because of the ongoing dialogue with Rev. Crosby that has resulted in the Company adopting a Boeing-specific set of human rights principles, The Boeing Company Code of Basic Working Conditions and Human Rights. The Code applies to the Company’s worldwide operations, including China. Moreover, the Company believes that its compliance programs and existing monitoring policies and practices effectively ensure compliance with the Code.

Past proposals submitted by Rev. Crosby pointed out the need for the Company to have a comprehensive human rights policy. Those proposals and subsequent discussions with Rev. Crosby led the Company to adopt the Code, which the Company believes embodies in a single document many of the principles and values found in the Global Sullivan Principles of Social Responsibility, the Universal Declaration of Human Rights and the standards issued by the International Labor Organization. The Company adopted the Code after a thorough review in which the Company assessed the impact on its foreign subsidiaries of adopting the Code, consulted with other companies about their own experience in these matters and evaluated the practicalities associated with adopting the principles in the various codes advanced by international organizations. The resulting Code is tailored and appropriate for the Company’s business structure, operations and the particular issues it faces.

The Code reflects the Company’s commitment to fundamental standards in the following important areas: non-discrimination and harassment; freedom of association; environment, health and safety; work environment and compensation; hours of work and work scheduling; expectations for our suppliers; and forced labor and child labor. The Code demonstrates the Company’s commitment to the highest standards of ethical and business conduct as it relates to the procurement of goods and services worldwide by providing that the Company will:

•	Recognize and respect employee rights to join or not join any lawful organization of their own choosing.

•	Comply with laws pertaining to freedom of association, privacy and collective bargaining.

•

Prohibit discrimination or harassment based on race, color, religion, national origin, gender, sexual orientation, gender identity, age, physical or mental disability, or veteran status as well as retaliation against a person who has made a complaint or given information regarding possible violations of our policies.

•	Require that suppliers develop and adhere to a code of ethical standards.

•	Demand that its suppliers obey the laws that require them to treat workers fairly, provide a safe and healthy work environment and protect environmental quality.

The Company considers enforcement of these policies and procedures to be of high importance wherever the Company operates. The Code specifies that in order to monitor the implementation and administration of the Code, the Company will conduct periodic audits to measure progress related to each commitment in the Code, using systems and processes the Company has in place. In addition, the Audit Committee Charter provides that the Committee is responsible for supporting the Board of Directors’ oversight responsibility with respect to the implementation and effectiveness of the Company’s ethics and compliance programs. We believe this oversight provides effective and rigorous enforcement of these important policies and practices. Independent monitoring is therefore unnecessary and represents an expenditure that is not in the best interests of our shareholders.

For the reasons set forth above, the Board of Directors believes that adoption of this proposal is no longer needed as evidenced by the adoption of the Code and its observance by the Company and will not serve the best interests of the Company or its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 5.

ITEM 6.    SHAREHOLDER PROPOSAL ON INDEPENDENT LEAD DIRECTOR

Thomas Finnegan, 8152 S.E. Ketchum Road, Olalla, WA 98359, owner of 74 shares of common stock, has advised the Company that he has designated John Chevedden as proxy and intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Independent Lead Director

Resolved, Shareholders request that our Board adopt a bylaw to require that our company have an independent lead director whenever possible with clearly delineated duties, elected by and from the independent board members, to be expected to serve for more than one continuous year, unless our company at that time has an independent board chairman. The standard of independence would be the standard set by the Council of Institutional Investors.

The clearly delineated duties at a minimum would include:

•	Presiding at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors.

•	Serving as liaison between the chairman and the independent directors.

•	Approving information sent to the board.

•	Approving meeting agendas for the board.

•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

•	Having the authority to call meetings of the independent directors.

•	Being available for consultation and direct communication, if requested by major shareholders.

A key purpose of the Independent Lead Director is to protect shareholders’ interests by providing independent oversight of management, including our CEO. An Independent Lead Director with clearly delineated duties can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

An Independent Lead Director should be selected primarily based on his qualifications as a Lead Director, and not simply default to the Director who has another designation on our Board. Additionally an Independent Lead Director should not be rotated out of this position each year just as he or she is gaining valuable Lead Director experience.

Speaking of qualifications among current directors at Boeing, eight of our directors served on boards rated “D” by The Corporate Library:

1) Mr. McNerney	Proctor & Gamble (PG)
2) Ms. Ridgway	3M (MMM)
Emerson Electric (EMR)
3) Mr. Liddy	3M (MMM)
4) Mr. Duberstein	ConocoPhillips (COP)
Mack-CaliRealty (CLI)
5) Mr. Daley	Abbott Laboratories (ABT)
6) Mr. Collins	U.S. Bancorp (USB)
7) Mr. Zafirovski	Nortel Networks (NT)
8) Mr. Jones	Invacare Corp. (IVC)

Please encourage our board to respond positively to this proposal and establish a Lead Director to protect shareholders’ interests:

Independent Lead Director–

Yes on 6

Board of Directors’ Response

The Board of Directors opposes this proposal because the Company has an independent Lead Director with significant, clearly delineated duties and responsibilities designed to achieve effective management oversight and direct accountability to shareholders. The Board believes that adopting the set of responsibilities for the independent Lead Director requested by this proposal would constrain the Board and its independent directors.

The duties of the Company’s independent Lead Director are set forth in the Company’s Corporate Governance Principles and include the following:

•	Advise the Chairman of the Board as to an appropriate schedule of Board meetings, in consultation with the other independent directors.

•	Review and provide the Chairman with input regarding agendas for Board meetings, in consultation with the other independent directors.

•	Preside at all meetings at which the Chairman is not present, including executive sessions of the independent directors, and apprise the Chairman of the issues considered.

•	Be available for consultation and direct communication with the Company’s shareholders.

•	Call meetings of the independent directors when necessary and appropriate.

•	Perform such other duties as the Board may from time to time delegate.

The Company has a long-standing commitment to sound corporate governance practices and independent leadership on the Board of Directors. All the directors on the Board, except the Chairman and CEO, are independent. In addition, all directors are nominated by the independent Governance, Organization and Nominating Committee. The Company also has a process for shareholders to submit nominations for or suggestions of candidates for election as directors, which is described on page 79. The independent directors meet in executive session chaired by the Lead Director at least four times a year and generally at the end of every Board meeting without the Chairman and CEO or other management present.

The Board of Directors has adopted a number of measures to respond to shareholder concerns regarding transparency and accountability to shareholders by declassifying the Board of Directors (resulting in the annual election of all directors) and by implementing majority voting in uncontested elections. Under its director resignation policy set forth in the Corporate Governance Principles, the Board nominates only those incumbent candidates who tender advance resignations. If a director does not receive the required vote at an annual election of directors, the resignation becomes effective upon the Board’s acceptance of the resignation. The Company also eliminated the supermajority voting provisions contained in its Certificate of Incorporation and By-Laws, and included in its Corporate Governance Principles provisions requiring shareholder approval if a shareholder rights plan is ever adopted. The complete texts of the Company’s Certificate of Incorporation, By-Laws and Corporate Governance Principles are posted on the Company’s website at www.boeing.com/corp_gov/. We also note that according to the Corporate Governance Quotient rating published by Institutional Shareholder Services (now RiskMetrics Group), which evaluates more than 8,000 companies on up to 63 corporate governance variables, Boeing outperformed 95.1% of the companies in the S&P 500 and 99.6% of the companies in the Capital Goods group with regard to its 2007 corporate governance practices.

The Board of Directors believes that its existing corporate governance policies and practices ensure strong and effective independent oversight of management. The existing duties of the independent Lead Director provide the best structure for promoting responsible leadership of the Board and the Company. Under the current Corporate Governance Principles, independent directors, including the Lead Director, effectively oversee management for the benefit of the Company and its shareholders. Accordingly, the Board believes that adoption of this proposal would not promote the interests of shareholders or the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 6.

ITEM 7.    SHAREHOLDER PROPOSAL ON PERFORMANCE-BASED STOCK OPTIONS

David Watt, 23401 N.E. Union Hill Road, Redmond, WA 98053, owner of at least 200 shares of common stock, has advised the Company that he has designated John Chevedden as proxy and intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Performance Based Stock Options

Resolved, Shareholders request that our Board adopt a bylaw or policy whereby 75% of future equity compensation (stock options and restricted stock) awarded to senior executives shall be performance-based, and the performance criteria adopted by the Board disclosed to shareowners.

“Performance-based” equity compensation is defined as:

(a) Indexed stock options, the exercise price of which is linked to an industry index;

(b) Premium-priced stock options, the exercise price of which is substantially above the market price on the grant date; or

(c) Performance-vesting options or restricted stock, which vest only when the market price of the stock exceeds a specific target for a substantial period.

This is not intended to unlawfully interfere with existing employment contracts. However, if there is a conflict with any existing employment contract, our Compensation Committee is urged for the good of our company to negotiate revised contracts consistent with this proposal.

Warren Buffett criticized standard stock options as “a royalty on the passage of time” and favors indexed options. In contrast, peer-indexed options reward executives for outperforming their direct competitors and discourage re-pricing. Premium-priced options reward executives who enhance overall shareholder value. Performance-vesting equity grants tie compensation more closely to key measures of shareholder value, such as share appreciation and net operating income, thereby encouraging executives to set and meet performance targets.

This proposal topic won significant support at our 2007 annual meeting even though our board conducted a vote-no campaign against 2007 shareholder proposals. It came out in the annual meeting that apparently holders of as few as 2000 shares were contacted by telephone solicitors before they received their proxy materials by mail. It seems that our board had extra money for telephone solicitors yet not enough for postage for the prompt distribution of annual proxy materials. I believe that our board should disclose on page-one of the 2008 annual proxy whether it will spend money again on negative telephone calls to shareholders and give the reasons.

A greater reliance on performance-based equity grants is particularly warranted at Boeing given the critique by The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm. The Corporate Library said the golden hello given to CEO James McNerney merely served as a reminder that awarding long-term pay to executives to make up for long-term pay allegedly foregone elsewhere completely undermines the entire point of such pay. In no case is any of this pay dependent on performance.

In “making whole” McNerney’s retirement benefits, his eventual annual pension will be based on his highest average pay at Boeing, 3M and General Electric. So Boeing shareholders are asked to fund a pension potentially based on what 3M and GE paid Mr. McNerney, rather than what they themselves paid him. Such an arrangement would seem to take inappropriate to a new level. Source: The Corporate Library.

Encourage our board to respond positively to this proposal:

Performance Based Stock Options

Yes on 7

Board of Directors’ Response

The Board of Directors opposes this proposal because the Company’s current equity/long-term incentive compensation program is already entirely performance-based and is properly designed to align the interests of executives with those of shareholders. The Board also believes that the Company must be permitted to preserve the flexibility it needs to effectively manage its equity compensation programs in the future to attract, motivate and retain world-class talent.

The Compensation Committee targets a competitive executive compensation program that enhances shareholder value by attracting and retaining top executive talent. As such, the Company’s executive compensation program emphasizes performance. In fact, the long-term incentive program is 100% performance-based through a combination of performance awards and stock options.

Performance awards pay out after three years only if the Company achieves certain economic profit goals and are inherently tied to the Company’s long-term financial goals.

Stock options are granted at fair market value on the day of grant, become exercisable annually over three years (approximately one-third each year) and gain value only when the trading price for the stock exceeds the price at which the options were granted. If the price of the stock has not appreciated during the option’s term, the option expires and is worthless.

The Compensation Committee, comprised completely of independent directors, oversees all aspects of the executive compensation program, including annually reviewing individual executive officer compensation. Based on this annual review, which includes the long-term incentive grants, and consideration of market practices provided to the Committee by its outside compensation consultant, the Committee believes the current structure of the executive compensation program is already significantly targeted toward performance and for that reason is in the best interests of shareholders.

In addition, the Company must retain flexibility to determine the types of equity compensation awarded to its executives, including the type of stock options that may be granted to executives in the future, and not be limited to the categories of options that the proponent characterizes as performance-based.

Thus, the Board of Directors believes that implementation of this proposal is unnecessary and would potentially harm the Company by unduly hindering our ability to recruit, retain and motivate world-class talent by limiting the compensation options available to the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 7.

ITEM 8.    SHAREHOLDER PROPOSAL ON ADVISORY VOTE

ON NAMED EXECUTIVE OFFICER COMPENSATION

The Ray T. Chevedden and Veronica G. Chevedden Residual Trust 051401, Ray T. Chevedden, 5965 South Citrus Avenue, Los Angeles, CA 90043, owner of approximately 4,024 shares of common stock, has advised the Company that it has designated John Chevedden as proxy and intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Shareholder Say on Executive Pay

RESOLVED, that shareholders of our company request our board of directors to adopt a policy to give shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (NEOs) set forth in the proxy statement’s Summary Compensation Table (SCT) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Investors are increasingly concerned about mushrooming executive pay which often appears to be insufficiently aligned with the creation of shareholder value. As a result, in 2007 shareholders filed more than 60 “say on pay” resolutions with companies, averaging a 42% vote. In fact, seven resolutions exceeded a majority vote. Verizon Communications (VZ), under fire from shareholders over executive pay practices, and Aflac (AFL) decided to present such a resolution to a shareholder vote. A bill to provide for annual advisory votes on executive pay passed in the U.S. House of Representatives by a 2-to-1 margin.

This proposal topic won the highest vote of any shareholder proposal at our 2007 annual meeting. Ray T. Chevedden, 5965 S. Citrus Ave., Los Angeles, Calif. 90043 sponsored this 2008 proposal.

I believe this proposal deserves special attention at Boeing due to our high $19 million level of CEO pay and the unusual means of calculating pay and perks. The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm said its D rating for Boeing, is unchanged given high levels of CEO pay relative to other large cap firms and perks for our CEO, that represent an embarrassing misallocation of shareholder resources. Our CEO’s $1.1 million relocation expenses were hard to justify given that he is already paid better than most CEOs in the world. This single mind boggling perk raises fundamental questions about our board’s judgment and its ability to manage our CEO. Added to the $1.1 million for relocation is $300,000 for personal use of aircraft.

Additionally, the eventual annual pension of our CEO will be based on his pay at 3M, General Electric and Boeing. So we as Boeing shareholders are being asked to fund a pension based in part on what 3M and GE paid our CEO.

Please particularly consider the progress made on the topic of this proposal, cited in the second paragraph of this proposal, and vote yes:

Shareholder Say on Executive Pay –

Yes on 8

Board of Directors’ Response

The Board of Directors does not believe this proposal is in the best interests of the Company or its shareholders. The Compensation Committee, composed completely of independent directors, has already implemented a comprehensive, thoughtfully designed executive compensation program heavily weighted toward performance-based, at-risk compensation. The program strongly aligns the interests of executives with those of the Company’s shareholders. The design of the program, resulting compensation decisions and the rationale behind them are already made available to shareholders through the Company’s extensive proxy disclosure on executive compensation.

The Company’s governance policies are intended to ensure that the Board of Directors is responsive to shareholder concerns. The Company’s shareholders can communicate with the independent Lead Director or the nonmanagement directors through the process outlined on page 79 and on the Company’s website, at

www.boeing.com/corp_gov/email_the_board.html. It is through this process that shareholders can more specifically express their support or criticism of the Company’s pay practices directly to those charged with designing those practices.

In addition, the Board of Directors has adopted a majority vote standard in uncontested director elections. Under its director resignation policy set forth in the Corporate Governance Principles, the Board nominates only those incumbent candidates who tender advance resignations. If a director does not receive the required vote at an annual election of directors, the director’s resignation becomes effective upon the Board’s acceptance of the resignation. Thus, shareholders have the opportunity to vote against members of the Compensation Committee if they are dissatisfied with the decisions of the Committee concerning executive compensation policies and practices.

The advisory vote advocated by this proposal would not provide the Compensation Committee with meaningful insight into specific shareholder concerns that the Committee might address when considering the Company’s compensation policies. If the shareholders do not ratify compensation decisions, the Company will understand that shareholders are dissatisfied, but the reasons for or source of the dissatisfaction or the actions necessary to address shareholder concerns will not be clear. If the Compensation Committee is forced to speculate as to the meaning of the advisory vote, there will be little, if any, benefit to the shareholders.

Finally, the Board of Directors is concerned that adopting this proposal could negatively affect shareholder value by creating the impression that the Company’s compensation opportunities may be arbitrarily curtailed or limited as compared with the Company’s competitors that have not adopted this practice. If the Company’s compensation is viewed as limited or negatively affected by this practice, shareholder value would likely be impacted because the Company’s ability to recruit, motivate, reward and retain top management would be diminished.

For the reasons stated above, the Board of Directors opposes this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 8.

ITEM 9.    SHAREHOLDER PROPOSAL ON FUTURE SEVERANCE ARRANGEMENTS

The National Legal and Policy Center, 107 Park Washington Court, Falls Church, VA 22046, owner of approximately 58 shares of common stock, has advised the Company that it intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Shareholder Vote on “Golden Parachutes”

RESOLVED: that the shareholders of Boeing (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 200% of the sum of the executives’ base salary plus bonus.

“Severance agreements” include any agreements or arrangements that provide for payments or awards in connection with a senior executive’s severance from the Company, including employment agreements; retirement agreements; settlement agreements; change in control agreements; and agreements renewing, modifying or extending such agreements.

“Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross-up” tax liability; the estimated present value of periodic retirement payments; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid to the executive.

Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if this proposal were implemented, of seeking shareholder approval after the material terms of the agreement were agreed upon.

Supporting Statement

Severance agreements as described in this resolution, commonly known as “golden parachutes,” are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.

We believe that requesting a shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s termination.

Shareholders at several other major U.S. firms have already adopted resolutions requesting a vote on golden parachutes.

Shareholders and the public are outraged when executives walk away with tens or hundreds of millions of dollars. Such outrage is magnified when executives leave amidst failure and/or scandal. The $210 million golden parachute granted former Home Depot CEO Robert L. Nardelli in 2007 is an egregious but by no means isolated example. We must make sure nothing similar happens at Boeing.

Our two previous CEOs have exited in embarrassment. Boeing shareholders must seek to ensure that similar future problems do not result in a windfall for failed executives at our expense.

Board of Directors’ Response

The Board of Directors opposes this proposal because it believes that the ability to provide reasonable severance benefits to senior executives after certain events, including a change in control or reorganization of the Company, is an important and appropriate element of an executive compensation program. Providing these benefits is an important tool for the Company to recruit and retain executives by helping to ensure the stability of the management team during times of restructuring, potential mergers and other events. As such, these arrangements are in the best interests of all shareholders.

The Compensation Committee, composed completely of independent directors, oversees all aspects of the executive compensation program. The Committee’s objective is to structure the program so that it enhances shareholder value by attracting and retaining high-performing executives. Annually, the Committee reviews individual executive officer compensation and potential compensation. Based on this review, the Company’s objectives for severance benefits and consideration of market practices provided by the Committee’s outside compensation consultant, the Committee believes the current structure of the executive compensation program is appropriate, consistent with market practices and in the best interest of shareholders. Arbitrarily canceling or limiting elements of our executive compensation package would compromise our ability to attract and retain talented executives.

Additionally, the proposal would be disruptive, costly and impractical, placing the Company at a significant disadvantage in terms of its executive retention and recruiting strategy in a competitive market.

Boeing has approximately 877,400 registered and beneficial shareholders. Calling a special meeting of shareholders to approve an agreement prior to signing an employment agreement or agreeing to employment terms and conditions with an executive is impractical and expensive. Unless the Company incurred the significant expense of a special meeting of shareholders, such arrangements could only be entered into once a year after approval at the annual meeting of shareholders, significantly limiting the Company’s ability to compete for top talent.

Furthermore, even though the proponent suggests that the Company could seek shareholder approval after the material terms of a compensation agreement were agreed on, the Company would be unable to assure a potential senior executive that the agreement would be approved. As a result, a candidate could not be sure of the terms of employment and would be more likely to accept a competing offer that provided final terms. Approval by shareholders, either prior to entering into an agreement or after agreeing on material terms, would also require the Company to make public disclosures regarding confidential employment negotiations with prospective executives, placing the Company at a competitive disadvantage in its executive recruiting.

Implementation of this proposal is unnecessary and would potentially harm the Company by unduly hindering our ability to recruit, retain and motivate top executive talent. Moreover, the Compensation Committee of the Board of Directors oversees the executive compensation program, including the provision of severance benefits, and acts only in the best interests of shareholders and the Company when approving such benefits. Accordingly, the Board of Directors opposes this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 9.

GENERAL INFORMATION

LIST OF SHAREHOLDERS OF RECORD

A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Central time, at the Office of the Corporate Secretary, Boeing Corporate Offices, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT

Electronic Delivery

In accordance with the rules recently adopted by the SEC, the Notice of Annual Meeting and Proxy Statement and 2007 Annual Report are available on the Internet at www.edocumentview.com/boeing. Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, registered shareholders can elect to receive these communications electronically via the Internet. For additional information and to sign up, you can access www.computershare.com/us/ecomms.

Many brokerage firms and banks are also offering electronic proxy materials to their clients. If you are a beneficial owner of Boeing stock, you may contact your broker or bank to find out whether this service is available to you. If your broker or bank uses Broadridge Investor Communications Services, you can sign up to receive electronic proxy materials at www.investordelivery.com.

Householding Information

As permitted by the SEC’s proxy statement rules, the Company will deliver only one Annual Report or Proxy Statement to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the Annual Report or Proxy Statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Annual Report or Proxy Statement in the future. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent:

Computershare Investor Services

P.O. Box 43078

Providence, Rhode Island 02940-3078

888-777-0923 (toll-free for domestic U.S. callers)

781-575-3400 (non-U.S. callers may call collect)

ANNUAL REPORT ON FORM 10-K

The Company’s 2007 Annual Report was mailed to shareholders with this Proxy Statement. Upon request, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, which has been filed with the SEC. Shareholders may receive a copy of the Form 10-K by:

(1)	Writing to Data Shipping Department, The Boeing Company, P.O. Box 3707, Mail Code 3T-33, Seattle, Washington 98124-2207;

(2)	Calling (425) 965-4408;

(3)	Accessing the Company’s website at www.boeing.com; or

(4)	Accessing the SEC’s website at www.sec.gov.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2009

Under Rule 14a-8(e) of the Securities Exchange Act of 1934, shareholder proposals intended for inclusion in the Company’s 2009 Proxy Statement must be submitted in writing to the Company to the Office of the Corporate Secretary, Boeing Corporate Offices, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596, and must be received by midnight Central time on Friday, November 14, 2008.

Any shareholder proposal submitted for consideration at next year’s annual meeting but not submitted for inclusion in the Proxy Statement, including shareholder nominations for or suggestions of candidates for election as directors, that is received by the Company earlier than Monday, December 29, 2008, or later than Wednesday, January 28, 2009, will not be considered filed on a timely basis with the Company under Rule 14a-4(c)(l). For such proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For such proposals that are timely filed, the Company retains discretion to vote proxies it receives provided that (1) the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

Shareholder nominations for or suggestions of candidates for election as directors must contain the following information:

•

The name and address of the shareholder (and of the beneficial owner, if applicable) and the number of shares that are owned beneficially and of record by the shareholder (and beneficial owner, if applicable);

•	A statement that the shareholder is proposing a candidate for consideration by the Governance, Organization and Nominating Committee;

•	The name and contact information of the candidate;

•	A statement of the candidate’s business and educational experience and other relevant biographical data;

•	A statement detailing any relationship between the candidate and the Company, including, among others, with any customer, supplier, competitor, employee or shareholder of the Company;

•	A statement detailing any compensation and any relationship or understanding between the proposing shareholder and the candidate;

•	A signed statement from the candidate consenting (i) to be named in the Proxy Statement and proxy and (ii) to serve on the Board of Directors if elected;

•

A statement whether the nominee, if elected, intends to tender an irrevocable resignation promptly upon such person’s election or re-election, to be effective upon failure to be re-elected at the next meeting and acceptance by the Board of the resignation;

•	A completed and signed questionnaire, representation and agreement by the nominee as required by the Company’s By-Laws; and

•

Any other information that would be required to be included in a proxy statement in a contested election, for the proposed nominee and the shareholder making the nomination (and beneficial owner, if applicable).

CONTACTING THE BOARD OF DIRECTORS

The Board of Directors has established a process whereby shareholders and other interested parties can send communications to the Lead Director or to the nonmanagement directors as a group. This process is described in detail on the Company’s website at www.boeing.com/corp_gov/email_the_board.html.

DIRECTIONS AND MAP

2008 Annual Meeting of Shareholders

The Field Museum

1400 South Lake Shore Drive

Chicago, Illinois

April 28, 2008 – 10:00 A.M.

General Directions

From O’Hare Airport (18 miles SE):

Use I-90 east to the Kennedy Expressway, I-90/94 east heading toward Chicago.

Take Roosevelt Road exit and turn left at the second light onto Roosevelt Road.

Turn right at second light (Columbus Drive) after crossing Michigan Avenue.

Columbus Drive becomes Lake Shore Drive (US-41).

Turn left on 18th Street which becomes Museum Campus Drive.

Entrance to parking garage will be on your left.

From Midway Airport:

Go North on Cicero Ave. to I-55.

Take I-55 North to N. Lake Shore Drive.

The first traffic light on N. Lake Shore Drive will be McFetridge.

Turn right on McFetridge (East).

The Field Museum will be on your left, and Soldier Field parking on your right.

•	The doors will open at 8:30 a.m. The meeting will begin at 10:00 a.m.

•	If you are an individual with a disability who requires a reasonable accommodation, please send an e-mail to shareholderservices@boeing.com or call (312) 544-2835 at least two weeks in advance of the meeting.

•	Self-parking is available at Soldier Field’s North Garage, which is across the street from The Field Museum. The parking fee is $15.00.

•	You are encouraged to tour The Field Museum, at no charge to you, following adjournment of the meeting. You will not be required to purchase a ticket for entry to the museum.

•	Information on public transportation to the meeting may be obtained from RTA by calling (312) 836-7000. Please be prepared to give them the full street address shown at the top of this page.

Admission Ticket

C123456789

	000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE		000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext	000000000.000000 ext
ADD 1
ADD 2		Electronic Voting Instructions
ADD 3		You can vote by Internet or telephone!
ADD 4		Available 24 hours a day, 7 days a week!
ADD 5 ADD 6		Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 10:00 a.m. Central time on April 28, 2008.

Vote by Internet
		•	Log on to the Internet and go to www.investorvote.com/boeing
		•	Follow the steps outlined on the secured website.

Vote by telephone

		•	Call toll-free 1-800-652-VOTE (8683)within the United States, Canada &Puerto Rico anytime on a touch-tonetelephone. There is NO CHARGE toyou for the call.
		•	Follow the instructions provided by therecorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED ON THE INTERNET OR BY TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

IMPORTANT: UNLESS VOTING ON THE INTERNET OR BY PHONE, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD, AND SIGN AND DATE ON REVERSE.
A	Company Proposals							B	Shareholder Proposals				+
The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.								The Board of Directors recommends a vote AGAINST Proposals 3 – 9.
1. Election of Directors:	For	Against	Abstain		For	Against	Abstain			For	Against	Abstain

01 - John H. Biggs	☐	☐	☐	07- James L. Jones	☐	☐	☐	3.	Prepare a report on foreign military sales	☐	☐	☐

02 - John E. Bryson	☐	☐	☐	08 - Edward M. Liddy	☐	☐	☐	4.	Adopt health care principles	☐	☐	☐

03 - Arthur D. Collins, Jr.	☐	☐	☐	09 - John F. McDonnell	☐	☐	☐	5.	Adopt, implement and monitor human rights policies	☐	☐	☐

04 - Linda Z. Cook	☐	☐	☐	10 - W. James McNerney, Jr.	☐	☐	☐	6.	Require an independent lead director	☐	☐	☐

05 - William M. Daley	☐	☐	☐	11 - Mike S. Zafirovski	☐	☐	☐	7.	Require performance-based stock options	☐	☐	☐

06 - Kenneth M. Duberstein	☐	☐	☐					8.	Require an advisory vote on named executive officer compensation	☐	☐	☐

2. Advisory vote on appointment of Deloitte & Touche LLP as independent auditor.					For ☐	Against ☐	Abstain ☐	9.	Require shareholder approval of future severance arrangements	☐	☐	☐

¢		C 1234567890	JNT	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

		1 U P X	0 1 6 9 5 2 1
<STOCK#>	00UQ2G			+

Admission Ticket

INFORMATION ABOUT THE BOEING COMPANY 2008 ANNUAL MEETING OF SHAREHOLDERS

Directions to The Field Museum, Chicago, Illinois are available by telephone at 312-922-9410 or on The Field Museum’s Internet website at www.fieldmuseum.org.

PLEASE BRING ADMISSION TICKET WITH VALID PHOTO IDENTIFICATION TO PRESENT FOR ADMISSION TO THE

MEETING. THIS TICKET WILL ADMIT SHAREHOLDER AND ONE GUEST.

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

TIME & DATE:	PLACE:	WHO MAY VOTE:
10:00 a.m., Central time, on	The Field Museum	You may vote if were a shareholder of
Monday, April 28, 2008	1400 South Lake Shore Drive	record on February 28, 2008.
Chicago, Illinois

By Order of the Board of Directors

Michael F. Lohr, Corporate Secretary

Attention Internet Users! You can now access your shareholder information online. Also, if you wish to receive future meeting materials and shareholder communications electronically, you may elect to do so. You may perform each of these activities at the following secure Internet site: www.computershare.com/us/ecomms.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY / VOTING INSTRUCTION	+
SOLICITED BY THE BOARD OF DIRECTORS
THE BOEING COMPANY ANNUAL MEETING OF SHAREHOLDERS APRIL 28, 2008

The undersigned hereby appoints John H. Biggs, John E. Bryson and Kenneth M. Duberstein (the “Proxy Committee”), and each of them, with the power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of The Boeing Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Monday, April 28, 2008 (the “Meeting”), and at any adjournment thereof, with respect to all of the proposals indicated on the reverse side of this card, and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Notice and Proxy Statement for the Meeting.

If there are shares of stock allocated to the undersigned in any of the retirement and savings plans listed in the Proxy Statement under the heading “Proxies and Voting at the Meeting,” the undersigned hereby instructs the trustee of each such plan to vote all of such shares at the Meeting and any adjournment thereof, with respect to all of the proposals indicated on the reverse side of this card, and authorizes the trustee to vote in its judgment or to empower the Proxy Committee to vote in the Proxy Committee’s judgment, on such other business as may properly come before the Meeting and any adjournment thereof.

If no direction is given, this proxy will be voted in accordance with the recommendations of the Board of Directors on all the proposals referred to on the reverse side.

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears on your account. If the shares are registered in the names of two or more persons, each should sign. If acting as attorney, executor, trustee or in another representative capacity, sign name and title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.	+

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD, AND SIGN AND DATE ON REVERSE.
A	Company Proposals							B	Shareholder Proposals				+
The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.								The Board of Directors recommends a vote AGAINST Proposals 3 – 9.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain			For	Against	Abstain

01 - John H. Biggs	☐	☐	☐	07 - James L. Jones	☐	☐	☐	3.	Prepare a report on foreign military sales	☐	☐	☐

02 - John E. Bryson	☐	☐	☐	08 - Edward M. Liddy	☐	☐	☐	4.	Adopt health care principles	☐	☐	☐

03 - Arthur D. Collins, Jr.	☐	☐	☐	09 - John F. McDonnell	☐	☐	☐	5.	Adopt, implement and monitor human rights policies	☐	☐	☐

04 - Linda Z. Cook	☐	☐	☐	10 - W. James McNerney, Jr.	☐	☐	☐	6.	Require an independent lead director	☐	☐	☐

05 - William M. Daley	☐	☐	☐	11 - Mike S. Zafirovski	☐	☐	☐	7.	Require performance-based stock options	☐	☐	☐

06 - Kenneth M. Duberstein	☐	☐	☐					8.	Require an advisory vote on named executive officer compensation	☐	☐	☐

2. Advisory vote on appointment of Deloitte & Touche LLP as independent auditor.					For ☐	Against ☐	Abstain ☐	9.	Require shareholder approval of future severance arrangements	☐	☐	☐

¢	1 U P X	0 1 6 9 5 2 2
<STOCK#>	00UQ3E		+

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY / VOTING INSTRUCTION	+
SOLICITED BY THE BOARD OF DIRECTORS
THE BOEING COMPANY ANNUAL MEETING OF SHAREHOLDERS APRIL 28, 2008

The undersigned hereby appoints John H. Biggs, John E. Bryson and Kenneth M. Duberstein (the “Proxy Committee”), and each of them, with the power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of The Boeing Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Monday, April 28, 2008 (the “Meeting”), and at any adjournment thereof, with respect to all of the proposals indicated on the reverse side of this card, and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Notice and Proxy Statement for the Meeting.

If no direction is given, this proxy will be voted in accordance with the recommendations of the Board of Directors on all the proposals referred to on the reverse side.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears on your account. If the shares are registered in the names of two or more persons, each should sign. If acting as attorney, executor, trustee or in another representative capacity, sign name and title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+